Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134571

OFFERING PROSPECTUS

PureDepth, Inc.

29,768,296 shares of common stock

The selling stockholders identified on pages 59-63 of this prospectus are offering on a resale basis a total of 29,768,296 shares of our common stock, including 16,406,119 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders. We will receive gross proceeds of approximately $18,864,406 if all the warrants in respect of which the underlying common shares are being offered are exercised. To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PDEP.OB.” On October 29, 2008, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.19 per share.

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2008.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including, without limitation, the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. Except as otherwise specifically noted, all references in this prospectus to the “Company,” “we,” “us” and “our” refer to PureDepth, Inc., a Delaware corporation, together with its subsidiaries and predecessors-in-interest (as explained below).

Company Overview

Overview

We are a technology and licensing company focused on the visual display experience. Our business is the development, marketing, licensing and support of our proprietary Multi-Layer Display (MLD™) technology and related products and services. Unlike other display-based technologies, our MLD technology was created and designed based on how humans visualize the world. Depth is a key component of everyday visualization and interaction, yet in the world today most of our information is displayed on technology that can, at best, only provide the visual perception of depth. Unlike standard two-dimensional (2D) display technologies that utilize only a single-layer liquid crystal display (LCD), our MLD technology utilizes two or more LCD panels that are stacked and separated by actual depth. We believe that when our MLD technology is incorporated into display products, this actual depth provides for distinct new ways in which to view, monitor and interact with visual information.

Our technology has application in industries and markets where flat panel monitors and displays are utilized. Our goal is to have our MLD technology become a standard technology for incorporation into these LCD-based products, which include location-based entertainment devices, computer monitors, flat panel televisions, mobile devices and other mass market display devices.

Corporate Background and Organization

Predecessor Entities

PureDepth, Inc. was originally incorporated in California in April 2005 as the successor-in-interest to a New Zealand corporation, Deep Video Imaging Limited, founded in 1999, and its wholly owned subsidiaries PureDepth Limited and PureDepth Incorporated Limited. In this prospectus, we occasionally refer to PureDepth, Inc. (the California Corporation) and its predecessors-in-interest as the “PureDepth Group” and to Deep Video Imaging Limited as “DVIL.”

Reverse Merger

On March 31, 2006, PureDepth, Inc. (the California Corporation) consummated a merger transaction in which it merged with and into a wholly owned subsidiary of Diamond One, Inc. (Diamond One), a publicly traded Colorado corporation. As a result of that merger, the separate legal existence of PureDepth, Inc. (the California Corporation) ceased. The former stockholders of PureDepth, Inc. (the California Corporation) received shares of Diamond One stock in connection with the merger to the extent that they owned approximately 89% of the voting capital stock of Diamond One immediately after the transaction. For accounting purposes, the merger was treated as the reverse acquisition whereby PureDepth, Inc. (the California Corporation) was treated as the acquirer. Accordingly, the merger is sometimes referred to herein as the “reverse merger.”

On May 8, 2006, Diamond One changed its name to PureDepth, Inc. On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) reincorporated in the State of Delaware by engaging in a short-form merger with a wholly-owned Delaware subsidiary. After the short-form reincorporation merger, the surviving entity was and currently is named PureDepth, Inc.

Divestiture of Former Business

On May 9, 2006, pursuant to the exercise of an Option Agreement dated March 16, 2006 by and among Diamond One, Robert Chramosta and Troy Fullmer, we transferred all of the outstanding membership interests (initially held by Diamond One) in our then wholly-owned subsidiary, Numismatic Capital Group, LLC, a Colorado limited liability company, to Messrs. Chramosta and Fullmer in consideration of their transfer to us of 1,000,000 shares of our common stock then held by them. We subsequently retired and cancelled these shares. Prior to the reverse merger, Diamond One assigned all of its assets and liabilities, specifically including the coin and exchange business owned and operated by Diamond One prior to the merger, to Numismatic Capital Group. The exercise of the Option Agreement effectively divested the Company of the coin and exchange business.

Subsidiaries

PureDepth, Inc. has a wholly-owned subsidiary named PureDepth Limited, which in turn has a wholly-owned subsidiary named PureDepth Incorporated Limited. Both PureDepth Limited and PureDepth Incorporated Limited are New Zealand corporations. PureDepth Limited owns our intellectual property portfolio, which is licensed to PureDepth, Inc. pursuant to an exclusive, perpetual license agreement. PureDepth Incorporated Limited provides operations and other support for us, including regional finance, administration, research and development, and intellectual property (including legal) management operations on behalf of its parent entities. All financial items included in this prospectus are denominated in US dollars unless specifically identified as New Zealand dollars.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this prospectus.

The Offering

The selling stockholders identified on pages 59-63 of this prospectus are offering on a resale basis a total of 29,768,296 shares of our common stock, of which 16,406,119 shares are issuable upon exercise of outstanding warrants.

Common stock offered	29,768,296 shares

Common stock outstanding before the offering (1)	68,572,235 shares

Common stock outstanding after the offering (2)	84,978,354 shares

(1)
Based on the number of shares outstanding as of September 15, 2008, but excluding 17,290,468 shares issuable upon exercise of various outstanding warrants and options to purchase common stock and shares in a number not yet determinable which may become issuable upon exercise of a warrant issued in connection with our recent debt financing.

(2)	Assumes the issuance of 16,406,119 shares offered hereby that are issuable upon exercise of warrants being registered hereunder.

Private Placement Shares

Between January 27 and March 1, 2006, PureDepth (the California corporation) completed a private placement offering of 3,583,079 units at a price per unit of $2.00, each unit consisting of two shares of common stock, one three-year warrant to purchase an additional share of common stock at an exercise price of $2.75 per share (A-Warrants), and one warrant to purchase an additional share of common stock at an exercise price of $2.00 per share (B-Warrants). The offering raised proceeds of approximately $6,000,000, net of legal, accounting, consulting and finder fees relating to the offering. Additionally, as part of the offering, we converted approximately $770,000 of loans from our majority stockholder, K One W One Limited (K1W1), on the same terms and conditions as provided in the offering, thereby issuing an additional 386,143 units to K1W1. The offering totaled 3,969,222 units. Adjusted to reflect the March 31, 2006 merger transaction (and the subsequent automatic conversion of Series A Preferred Stock), investors in the offering received an aggregate of 18,180,704 shares of our common stock, A-Warrants to purchase an aggregate of 9,090,358 shares of our common stock at an exercise price of approximately $1.20 per share and B-Warrants to purchase an aggregate of 9,090,358 shares of our common stock at an exercise price of approximately $0.87 per share. In connection with the offering, we issued to a finder (adjusted to reflect the March 31, 2006 merger transaction) C-Warrants to purchase an aggregate of 1,082,811 shares of our common stock at an exercise price of $0.44 per share. We accepted an in-process stock subscription relating to the March private placement and issued 114,510 shares and 114,510 warrants to the purchaser on July 11, 2006.

On June 30 and July 30, 2006, we closed a transaction with existing investors who were holders of the B-Warrants which raised proceeds of approximately $5.6 million. The transaction involved the issuance of a D-Warrant to all B-Warrant holders who would exercise their outstanding B-Warrants to purchase common stock during the offering period ended July 30, 2006.  We issued approximately 6,700,000 shares of common stock and D-Warrants to purchase approximately 6,700,000 shares of common stock and as a result cancelled approximately 6,700,000 B-Warrants pursuant to the private offering. The D-Warrants entitle the holder thereof to purchase shares of our common stock at an exercise price of approximately $1.20 per share.

On September 6, 2006, we issued D-Warrants to purchase 344,000 shares of common stock to an advisor as compensation for services rendered.

On August 2, 2007, we entered into a waiver agreement with K1W1 whereby K1W1 agreed to waive any and all rights pursuant to any agreement with the Company to obligate the company to register securities of the Company held by K1W1.  The Company did not incur any liability or obligation, including without limitation any liquidated damages or other penalty, in connection with or in order to obtain K1W1's waiver pursuant to the waiver agreement.  As a result of the Waiver Agreement, the Company withdrew 18,774,352 shares of outstanding Common Stock held by K1W1 and 1,768,698 shares of Common Stock issuable upon exercise of then outstanding warrants held by K1W1 which had been previously included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission prior to its effectiveness.

Investors in the private placements and the aforementioned advisor were granted certain registration rights from the Company with respect to the issued shares of common stock and the shares of common stock issuable upon exercise of the A-, B-, C- and D-Warrants.

Additional Shares

In addition to the registration rights granted in connection with the private placements referenced above, prior to the merger, the Company agreed to register the outstanding shares of common stock held by David Hancock, formerly our Chairman, and Gabriel Engel and Hamish Macleod, shareholders of PureDepth Inc. (the California Corporation). In the Merger Agreement, we also agreed to register a total of 1,300,000 shares of common stock held by Gulf Coast Capital, LLC and Jeff Chatfield, each of whom were stockholders of Diamond One prior to the merger.

Adjustment to Registered Shares

As a result of the foregoing, the Company initially registered a total of 37, 892, 444 shares of its Common Stock for resale under the Registration Statement on Form SB-2 that was declared effective by the Securities and Exchange Commission on January 4, 2008. As a result of the subsequent public resale of certain of such registered shares, the Company is hereby amending the Registration Statement of which this prospectus is a part to, among other updates, reduce the number of registered shares to 29,768,296.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE OBTAINED FINANCING, AND MAY CONTINUE TO CONSIDER ADDITIONAL FINANCING, THAT WILL DILUTE SHAREHOLDINGS, AND OUR FAILURE TO OBTAIN ADDITIONAL FINANCING AS AND IF NEEDED WILL RESTRICT OUR OPERATIONS AND MAY CAUSE US TO CEASE OPERATIONS ALTOGETHER.

 Because our cash balance and cash flow may not be sufficient to fund our future long-term operating expenses and the growth of our business, we may continue to consider additional financing or funding in order to finance our future losses.  Additional financing could be sought from a number of sources, including, but not limited to, additional sales of equity or convertible debt securities, loans from banks, other financial institutions or our affiliates, or a credit facility. In addition, additional funding could be sought from new or existing license partners in the form of royalty advances or other prepayment. In the six months ended July 31, 2008, we entered into a Note Purchase Agreement with K1W1, our majority stockholder, which was subsequently amended on July 4, 2008 and August 12, 2008, pursuant to which we issued K1W1 notes in the aggregate principal amount of $3,400,000 and subsequently another $500,000 in August 2008. The notes will be convertible at a discount of five percent into the investment instruments we would issue pursuant to and upon any subsequent qualified financing. If such qualified financing does not occur, upon maturity one year from the date of issuance the notes may, at K1W1’s option, convert into our common stock at a five percent discount from a formula-derived market price, which will dilute existing shareholders. In addition, pursuant to the Note Purchase Agreement, K1W1 received a three-year warrant to purchase a number of the instruments that are issued in the qualified financing equal to 10% of the aggregate principal under the Notes divided by the discounted price at which such Notes convert in a qualified financing.  If this warrant is exercised, the resulting issuance of instruments would also dilute the existing shareholders, including those investors which participated in the qualified financing. In September 2008, we entered into an amendment to the Patent and Technology License and Technology Transfer Agreement with International Game Technology dated October 13, 2006, pursuant to which we received an advance, non-refundable payment of licensing fees in the amount of $10,000,000.

We cannot be certain that any additional financing or funding will be available on terms favorable to us, or if such financing or funding will be available to us at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders would be further diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have liquidation rights senior to those of the then existing holders of common stock.

Ultimately, if no additional financing or funding is obtained as and when needed, we may be required to significantly reduce our level of operations, including by slowing our growth, delaying  hiring, abandoning certain product development including product development on which we may have already spent considerable resources and otherwise reducing expenses, or eventually, if necessary, cease operations altogether. Further, if we do not enter into a qualified financing resulting in the conversion of the notes issued to K1W1, or do not satisfy the payment obligations under the notes, K1W1 may elect to exercise its remedies with respect to its security interest described below under the heading “We have granted our lender a security interest in our assets and a default of our obligations under our outstanding convertible notes could result in the seizure or forced sale of our assets.”

WE HAVE GRANTED OUR LENDER A SECURITY INTEREST IN OUR ASSETS, AND A DEFAULT OF OUR OBLIGATIONS UNDER OUR OUTSTANDING CONVERTIBLE NOTES COULD RESULT IN THE SEIZURE OR FORCED SALE OF OUR ASSETS.

Our obligations under the Note Purchase Agreement and Security Agreement, under which the Company raised $3,900,000, are secured by a first priority security interest in substantially all of our assets, including patents and intellectual property. If there is an event of default under the loan and/or security agreements, including of the Company’s fault to meet its payment obligations, is liquidated or becomes insolvent, K1W1 would be entitled to exercise the remedies available to a secured lender under applicable law and/or pursuant to the applicable loan and security agreements, including its ability to exercise its rights associated with the security interests in the Company’s assets.  See the description of the Note Purchase Agreement transaction in “Note 5 – Notes Payable – Convertible Notes” of the Notes to the condensed consolidated financial statements on Form 10-Q for the period ended July 31, 2008 and included in this Prospectus.

WE ARE NOT CURRENTLY PROFITABLE AND MAY NEVER BECOME PROFITABLE.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future. In fact, we expect that our expenses will increase significantly in absolute dollars in future periods. As a result, we will need to generate significant revenue in order to achieve and maintain profitability. Currently, we have limited sources of revenue. Even if we succeed in developing and commercializing our current and additional products, we expect that we will continue to incur substantial losses for the foreseeable future. In sum, we may never achieve or maintain profitability. Our failure to achieve or maintain profitability will likely negatively impact the value of our securities.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO BASE AN INVESTMENT DECISION.

We are an early-stage company with a limited operating history upon which to evaluate the viability of our business and long-term prospects for success. Accordingly, potential investors should carefully consider the risks, expenses and unforeseen difficulties generally encountered in the operation and development of an early-stage business, including the risks and uncertainties frequently encountered by companies whose business and viability is dependent upon new technologies.
IF OUR PARTNERS ARE UNABLE TO INNOVATE, DEVELOP AND MARKET ATTRACTIVE NEW PRODUCTS INTO WHICH OUR TECHNOLOGY CAN BE INCORPORATED, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

We do not manufacture, market or sell visual display consumer products, other than prototypes, and expect to derive a substantial portion of our future revenues from the licensing of our MLD technology to our partners for their incorporation into innovative new products for sale. We expect that these revenues will generally be based on royalty payments calculated on a per unit sold or shipped basis. Accordingly, our licensing revenues depend on the success of our licensees in launching products in volume that incorporate our technology. We cannot control these manufacturer’s product development or commercialization efforts or predict their success. The process of developing and marketing new products is generally complex and uncertain, and involves a number of risks including, without limitation, the following:

▪	our partners may be unable to obtain adequate funding and resources necessary for investments in new products and technologies;

▪	our partners’ investments and commitment of significant resources may not result in successful new products or technologies;

▪	our partners may misunderstand their customers’ product needs and desires;

▪
our partners may not be able to successfully anticipate the new products and technologies which will gain market acceptance, especially since the industry in which they operate is characterized by rapid changes, including technological changes;

▪	our partners’ technology may become obsolete earlier than expected due to rapid advancements in technology and changes in consumer preferences, and

▪	delays in being first to market with new technologies and products may prevent our partners from successfully competing with their rivals.

If our partners fail to develop and market innovative new products, or if any of the risks described above materialize, our licensing revenues from our arrangements with these partners will decline and our business may be negatively and adversely affected.

OUR LICENSING ARRANGEMENTS HAVE LENGTHY SALES CYCLES THAT MAKE IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST RESULTS.

Our technology is generally incorporated in our partners’ products at the design stage. However, their decision to use our technology often requires significant expenditures by us for engineering, prototype manufacturing and sales consultation without any assurance of success, and often precedes volume sales of products incorporating our technology, if any, by a year or more. If a partner decides at the design stage not to incorporate our technology into their products, we may not have another opportunity for a design win with respect to that customer's product for many months or years, if at all. Our sales cycle can take up to 24 months to complete and because of this lengthy sales cycle, we may experience a delay between increasing expenses for research and development and our sales and marketing efforts and the generation of volume licensing revenues, if any, from these expenditures. Moreover, the value of any design win will largely depend on the commercial success of our product and LCD manufacturing partners' products. There can be no assurance that we will continue to achieve licensing wins or that any licensing win will result in future revenues.

A SMALL NUMBER OF PARTNERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES AND ACCOUNTS RECEIVABLE IN ANY PERIOD, AND IF ANY ONE OF THEM FAILS TO SHIP PRODUCTS INCORPORATING OUR TECHNOLOGY OR FAILS TO PAY US, OUR OPERATING RESULTS WILL SUFFER.

We currently have licensing arrangements only with IGT, Sanyo, Samsung, and DRS, and expect to derive a majority of our revenues for the year ending 2009 in the form of deferred revenue resulting from prepaid royalties under our licensing agreement with IGT. We are not expecting significant additional revenue from Samsung, Sanyo or DRS, or revenues resulting in cash, during the year ending 2009 as we cannot control our other partner’s product development or commercialization efforts. If for any reason our partners do not ship products incorporating our technology, we will not receive additional licensing revenues and our operating results will suffer.

At any given time, the majority of our accounts receivable will be comprised of amounts due from a small number of these partners. Generally, we do not require collateral from our partners.  If any of our partners do not pay us, our operating results will be harmed.

EVEN WITH SIGNIFICANT CAPITAL SPENDING IN THE FUTURE TO KEEP PACE WITH TECHNOLOGICAL CHANGES, WE MAY NOT BE ABLE TO DEVELOP NEW TECHNOLOGIES THAT ARE ACCEPTED BY THE MARKET.

Advances in technology typically lead to a decline in sales volumes for products made with older technologies and may even lead to those products becoming obsolete. As a result, we will likely be required to make significant expenditures to enhance our existing technology or to develop or acquire new technologies to be incorporated into our partners’ products, including technologies that may cause our MLD technology to obsolesce. We may not be able to successfully enhance our technology or develop new technologies that keep pace with technological changes through our own research and development efforts or through our acquisition of technology licenses. This may be true even after we have spent significant amounts of capital. Furthermore, even if we are successful in enhancing, developing or acquiring any particular technology, we may not be able to effectively market and license our technology to our partners, or our partners may not be able to effectively commercialize or market the resulting MLD based products into which our technology has been incorporated.

THE AVERAGE SELLING PRICES OF DISPLAYS USING OUR TECHNOLOGY MAY DECLINE OVER TIME AND NEGATIVELY AFFECT OUR OPERATING RESULTS.

The average selling prices of displays using our technology are expected to continually decline over time as a result of, among other factors, technology advances, cost reductions and increased competition. Although we may initially be able to take advantage of higher selling prices that may be associated with the new MLD-based products that our partners may bring to market, we cannot provide assurance that we will be able to maintain licensing royalty rates with our partners in the face of market competition for these products. If we are unable to effectively anticipate and counter the price erosion that accompanies our partners’ products and may affect our licensing royalty rates, our profit margins will be negatively affected.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT AND OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED IF WE CANNOT COMPETE EFFECTIVELY.

Our ability to compete successfully depends on factors both within and outside our control, including: the end-product pricing of our partners and its impact on our licensing royalty rates, the performance and reliability of our technology and the products of our partners which incorporate our technology, our successful and timely investment in technology development, the success or failure of our partners in marketing their brands and the products into which our technology is incorporated, component and raw material supply costs for our prototypes and our partners’ products, market acceptance of alternative technologies and general economic and industry conditions. Some prospective customers for our partners’ products may perceive the quality of certain products utilizing our competitors’ technologies to be equivalent or superior to MLD-based products. Our competitors from time to time may have greater financial, sales and marketing, manufacturing, research and development or technological resources than us. In particular, competitors with greater resources may be able to license or manufacture competitive products on a larger scale or with greater cost efficiencies than us. Alternatively, because innovation in our industry often creates wide scale change in technologies and resulting products, our competitors may develop superior technologies and obtain exclusive rights to those technologies. The number of our competitors may increase in the future. If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our technology and related products and services would decrease. Any of the foregoing factors could harm our business

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF ALTERNATIVE VISUAL DISPLAY PANEL TECHNOLOGIES ERODE FUTURE SALES OF PRODUCTS BASED ON OUR MLD TECHNOLOGY.

The successful marketing and sale of currently available alternative visual display panel technologies, or the introduction of new alternative visual display panel technologies, including those that may be currently under development by our competitors and us, may erode future sales of MLD technology and may have a material adverse effect on our business.

GOVERNMENTAL REGULATION MAY LIMIT OUR ACTIVITIES OR INCREASE OUR COST OF OPERATIONS.

Our business and operations are subject to various forms of government regulation in the various countries in which we do business, including required business/investment approvals, export regulations based on national security or other reasons, and other export/import regulations such as tariffs. Currently, we design our technology and products to meet rigid governmental requirements. However, because the final product will generally be produced and manufactured by our partners, the actual approval process is the responsibility of the partner for the specific market. Many of the products manufactured by our licensees and the prototypes we manufacture are subject to certain environmental and recycling laws and regulations relating to the disposal of electronics. These laws are constantly subject to revision and amendment. If we or our partners cannot comply with these regulations without great cost, our financial performance may suffer.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

For the most part, purchases of the products into which our technology is incorporated are discretionary. As a result, demand for consumer electronics products, which we believe will account for a significant proportion of our worldwide operating revenue will likely be affected by general economic trends in the countries or regions in which the products into which our technology is incorporated are sold. Similarly, demand for business use products and for components we may manufacture that go into products of third parties will also likely be affected by general economic trends in the various markets in which we sell our products. In sum, economic downturns and resulting declines of demand in our major markets and those of our product and LCD manufacturing partners, including North America, Asia, and Europe, may adversely affect our sales and operating results.

AS WE MATERIALLY RELY ON A LIMITED NUMBER OF THIRD-PARTY SUPPLIERS FOR KEY RAW MATERIALS AND COMPONENTS, AND ANY DISRUPTION IN THEIR SUPPLY WILL NEGATIVELY AFFECT OUR BUSINESS.

Our development and sale of MLD prototype products depend in part on obtaining adequate supplies of quality raw materials and components, which are in many cases with non-standard or customized specifications, on a timely basis. Similarly, our third party licensors also depend on adequate supplies of quality raw materials and components to manufacture MLD products, including without limitation, polarized and/or laminated film. In general, most of the raw materials as well as key components of these MLD products are sourced from two or three suppliers for each key component. The high volume, lower cost manufacturers of these materials generally will not sell in smaller quantities, nor will they generally build non-standard or customized materials. We, and our third-party licensors, may experience shortages in the supply of these and other components or raw materials as a result of, among other things, anticipated capacity expansion in the MLD and competitive industries. If we or our third-party licensors are unable to obtain adequate supplies of high quality raw materials or components at a reasonable cost or in a timely manner, or are unable to make alternative arrangements for such supplies, our operating results could be negatively impacted.

OUR BUSINESS MATERIALLY RELIES ON PATENT RIGHTS THAT MAY BE NARROWED IN SCOPE OR FOUND TO BE INVALID OR OTHERWISE UNENFORCEABLE.

 Our success will materially depend on our ability to obtain, defend and enforce our patent rights worldwide. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, our pending or future patent applications may not result in the issuance of patents. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or a competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. In addition, because (i) patent applications in various countries publish at different times, (ii) it is difficult to monitor patent applications that may be filed in other countries by third parties, and (iii) the publication of discoveries in scientific or patent literature often lags behind actual discoveries, we generally cannot be certain that (i) we were the first creator of inventions covered by our pending patent applications, (ii) that we or any of our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications, or (iii) that we were the first to file patent applications on such inventions.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD IMPAIR OUR COMPETITIVENESS AND HARM OUR BUSINESS AND FUTURE PROSPECTS.

We believe that developing new products and technologies that can be differentiated from those of our competitors is critical to the success of our business. We intend to take active measures to obtain international protection of our intellectual property by obtaining patents and undertaking monitoring activities in our major markets. Nevertheless, we may not be able to effectively deter competitors from improper use of our proprietary technologies. For instance, our competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise, and our intellectual property may otherwise become known or independently developed by our competitors. Our technology may be accessible in markets, such as Asia, where the practical legal protections for intellectual property may be considerably less than in North America or Europe. As a result, we may have to litigate to enforce and protect our intellectual-property rights to determine their scope, validity or enforceability. Intellectual property litigation is particularly expensive, could cause a diversion of financial resources and the time and attention of our management, and may not prove successful. The loss of intellectual property protection, or the inability to secure or enforce intellectual property protection, could materially harm our business and ability to compete.

IF WE INFRINGE THE RIGHTS OF THIRD PARTIES, WE COULD BE PREVENTED FROM SELLING PRODUCTS, FORCED TO PAY DAMAGES, OR FORCED TO DEFEND AGAINST LITIGATION, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

If our products, methods, processes or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

▪	obtain licenses, which may not be available on commercially reasonable terms, if at all;

▪	abandon an infringing implementation or product;

▪	redesign our products or processes to avoid infringement;

▪	stop using the subject matter claimed in the patents held by others;

▪	pay damages; or

▪	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

WE RELY UPON TRADE SECRETS AND OTHER UNPATENTED PROPRIETARY KNOW-HOW TO MAINTAIN OUR COMPETITIVE POSITION IN OUR INDUSTRY, AND ANY LOSS OF OUR RIGHTS TO, OR UNAUTHORIZED DISCLOSURE OF, OUR TRADE SECRETS OR OTHER UNPATENTED PROPRIETARY KNOW-HOW COULD NEGATIVELY AFFECT OUR BUSINESS.

We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in our business. We typically enter into confidentiality agreements with each of our employees and consultants upon the commencement of an employment or consulting relationship, whereby each employee or consultant agrees to maintain the confidentiality of our trade secrets and certain other proprietary information on a perpetual basis. However, these agreements may be breached and in certain circumstances we may not be able to enforce them. Moreover, even if we can enforce such an agreement, we may not have an adequate remedy for any such breach. The mere disclosure of our trade secrets or other know-how as a result of such a breach could adversely and irreparably affect our business.

OUR BUSINESS WILL SUBJECT US TO POTENTIAL PRODUCT-LIABILITY CLAIMS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND BUSINESS REPUTATION.

We currently manufacture only prototype MLD visual display products for sale to and use by our partners. We may in the future manufacture various products or components for incorporation into our partners’ products. We cannot be certain, however, that our prototypes, components we may manufacture and products incorporating our technology will be defect-free and will not be recalled at some later date. Furthermore, although we maintain insurance against product-liability claims, we cannot be certain that such insurance can adequately satisfy the liabilities that may ultimately be incurred. In addition, insurance may not continue to be available on terms acceptable to us. A large-scale product recall or a successful product-liability claim against us could result in significant costs or have a negative impact on our reputation, which may in turn lead to a decrease in sales, adversely affecting our results of operations.

WE RELY ON KEY ENGINEERS, SENIOR MANAGEMENT AND OTHER PERSONNEL, AND THE LOSS OF THE SERVICES OF ANY SUCH PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN SUITABLE REPLACEMENTS MAY NEGATIVELY AFFECT OUR BUSINESS.

Our success depends to a significant extent upon the continued service of our research and development and engineering personnel, and on our ability to continue to attract, retain and motivate qualified researchers and engineers, especially during periods of rapid growth. The loss of the services of any of our key research and development and engineering personnel or senior management, without adequate and timely replacement, could result in delays in product development, loss of customers, partners and sales, and a diversion of management resources, each of which could have a material adverse effect on our business. The current cash position of the Company, and our publicly identified need for funding, may increase the risk of loss of employees, including without limitation, loss resulting from employee concerns about their job security or loss resulting from other companies identifying the employees as suitable and susceptible hire candidates.

IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

As we attempt to grow our business, we will need to hire additional qualified personnel with expertise in software development, testing, research, technology development and manufacturing, as well as sales and marketing. We believe that attracting and retaining qualified personnel will be critical to our success. In this regard, we compete for qualified individuals with numerous other enterprises. Competition for individuals with the expertise we require in Redwood City, California and in Auckland, New Zealand is intense, and we may not be able to attract and retain qualified personnel.

WE EXPECT TO HAVE SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH WILL POSE UNIQUE RISKS TO OUR BUSINESS.

We expect that a substantial portion of our operational activity and the operational activity of our partners will be conducted outside of the United States and particularly in Asia. There are a number of risks inherent for us and our LCD product and LCD manufacturing partners in doing business in overseas markets, including the following:

▪	unexpected legal or regulatory changes;

▪	unfavorable political or economic factors;

▪	difficulties in recruiting and retaining personnel;

▪	labor disputes, including strikes;

▪	less developed technological infrastructure, which can affect our production or other activities or result in lower customer acceptance of our products and services;

▪	potentially adverse tax consequences; or

▪	social, political or economic turmoil due to terrorism, war, or other factors.

Our failure to adequately address these risks may harm our business.

WE MAY BE UNABLE TO SUCCESSFULLY MANAGE AND SUSTAIN OUR GROWTH, WHICH COULD HARM OUR BUSINESS.

Since the founding of DVIL, we have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. This growth may strain our managerial, financial, manufacturing and other resources, impairing our ability to effectively execute our business plans. The materialization of these risks could adversely affect our operating results.

OUR MAJORITY STOCKHOLDER POSSESSES A CONTROLLING PORTION OF THE VOTING POWER OF OUR COMMON STOCK, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As of September 15, 2008, K1W1, our majority stockholder, possessed beneficial ownership of 36,664,355 shares of our common stock, or approximately 53% of our outstanding common stock, including 884,349 shares of common stock issuable upon exercise of warrants.  This represents a significant and controlling portion of the outstanding voting power of our securities, and enables K1W1 to control our management and affairs through the election and removal of our entire Board of Directors, and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. As a result, the return on an investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

SINCE TRANSFER RESTRICTIONS HAVE ELAPSED ON CERTAIN SHARES OF OUR OUTSTANDING COMMON STOCK, AND AS OUR SECURITY REGISTRATIONS HAVE BECOME EFFECTIVE, THE AVAILABILITY OF SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Pursuant to and in accordance with the limitations of Rule 144 of the Securities Act, all of the shares of our common stock that were issued pursuant to our private placements are eligible for resale on the OTC Bulletin Board. Additionally, we have registered on Form S-8 22,241,260 shares of our common stock for issuance upon exercise of options granted under our 2006 Stock Incentive Plan, including most recently 8.5 million shares pursuant to a Form S-8 filed on September 5, 2007. The increase in the number of shares available on the market resulting from the above factors and our registration of shares of Common Stock pursuant to the registration statement of this prospectus may have an adverse effect on the trading price of our common stock.

TRADING OF OUR COMMON STOCK ON AN ILLIQUID MARKET MAY RESULT IN LOWER MARKET PRICES.

Trading of our common stock is conducted on the OTC Bulletin Board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reductions in security analysts’ and the media’s coverage of our operations and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

THERE IS CURRENTLY LITTLE TRADING VOLUME IN OUR COMMON STOCK, WHICH WILL MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK.

 In general, there has not been substantial trading activity in shares of our common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, our stockholders may not always be able to resell shares of our common stock publicly at times and prices that they feel are fair or appropriate.

WE MAY NOT SUCCEED IN EFFORTS TO HAVE OUR COMMON STOCK LISTED ON THE NASDAQ GLOBAL MARKET OR A SECURITIES EXCHANGE.

We plan to seek listing of our common stock on a national securities exchange. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange.

THERE HAS BEEN ONLY A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK TO DATE.

To date, there has been only a limited public market for our common stock on the OTC Bulletin Board. Our common stock is currently not listed on any national exchange. If an active trading market for our common stock does not develop, the market price and liquidity of our common stock will be materially and adversely affected.

BECAUSE WE BECAME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

Additional risks may exist as a result of our becoming a public reporting company through a reverse merger transaction, as opposed to a traditional initial public offering. Because we did not engage in a more traditional and publicized initial public offering, security analysts of major brokerage firms may not provide us research coverage. In addition, there is no incentive to brokerage firms to recommend the purchase of our common stock. The failure of brokerage firms to provide analyst coverage will be likely to slow the dissemination of awareness and knowledge of our business. As a result, the trading price of our common stock may be adversely affected.

OUR CERTIFICATE OF INCORPORATION GRANTS THE COMPANY’S BOARD OF DIRECTORS WITH THE POWER TO DESIGNATE AND ISSUE ADDITIONAL SHARES OF COMMON AND/OR PREFERRED STOCK.

Our authorized capital consists of 200,000,000 shares, of which 190,000,000 shares are designated as common stock, par value $0.001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.001 per share. Pursuant to authority granted by our certificate of incorporation, our Board of Directors, without any action by the stockholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our Board of Directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

WE ARE SUBJECT TO THE SARBANES-OXLEY ACT AND THE REPORTING REQUIREMENTS OF FEDERAL SECURITIES LAWS, WHICH CAN BE EXPENSIVE.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual, quarterly and current reports and other information with the SEC, will cause our expenses to be higher than they would be had we remained privately held.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK AND DO NOT INTEND TO DO SO FOR THE FORESEEABLE FUTURE.

We have never paid dividends on our capital stock and we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in us will be realized, if at all, only when an investor sells shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the shares offered hereby that are issuable upon exercise of warrants, we would receive gross proceeds of approximately $18,864,406 assuming the exercise of all such warrants. To the extent any of these warrants are exercised, we intend to use any such proceeds for general working capital.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Special Note Regarding Forward-Looking Information

This Prospectus contains certain “forward-looking statements” All statements in this Prospectus other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any statements of the plans and objectives for future operations and any statement of assumptions underlying any of the foregoing. Statements that include the use of terminology such as “may,” “will,” “expects,” “believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other and similar expressions are forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements regarding expanding the use of our technologies in existing and new markets; demand for and future revenues from the sale of visual display products incorporating our technologies; growth opportunities in the visual display market; opportunities to incorporate our technologies in markets outside the traditional consumer product markets; the rate of adoption and sales of MLD visual displays; diversification of sources of licensing revenue; our expected profit margin from our MLD product sales; the future impact of our critical accounting policies, including those regarding revenue recognition, allowance for doubtful accounts, accounting for income taxes, and stock-based compensations; statements regarding the sufficiency of our cash reserves; and our expected rate of return on investments. Actual results may differ materially from those discussed in these forward looking statements due to a number of factors, including: the rate of growth of the markets for MLD visual displays that include our technologies; the extent to which our expectations regarding new licensing markets are realized; whether our competitors are able to develop and sell alternative 3-D or MLD visual display technologies to our partners; the accuracy of our identification of critical accounting policies and the accuracy of the assumptions we make in implementing such policies; the accuracy of our estimates regarding our taxable income and cash needs for the next twelve months; the accuracy of our calculations of royalties due to our licensors; and fluctuations in interest rate and foreign currencies These forward-looking statements involve risks and uncertainties, and it is important to note that our actual results could differ materially from those projected or assumed in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed under the heading “Risk Factors” as well as elsewhere in this prospectus. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor. You should consider the factors affecting results and risk factors listed from time to time in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to such reports. Such filings are available on our website, free of charge, at www.puredepth.com, but the information on our website does not constitute part of this Prospectus.

We also use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and the projected amounts may not be achieved. Similarly, although we believe that the surveys and market research others have performed are reliable, we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Company and Fiscal Year

As used herein, unless the context otherwise requires, PureDepth, Inc., together with its New Zealand subsidiaries PureDepth Limited and PureDepth Incorporated Limited, are referred to in this prospectus as the “Company,” “we,” “us” and “our.” References herein to year ending 2009, and years ended 2008 and 2007 mean the fiscal year ending January 31, 2009, and the fiscal years ended January 31, 2008 and January 31, 2007, respectively.

BUSINESS

Overview

We are a technology and licensing company focused on the visual display experience. Our business is the development, marketing, licensing and support of our proprietary Multi-Layer Display (MLD™) technology and related products and services. Unlike other display-based technologies, our MLD technology was created and designed based on how humans visualize the world. Depth is a key component of everyday visualization and interaction, yet in the world today most of our information is displayed on technology that can, at best, only provide the visual perception of depth. Unlike standard two-dimensional (2D) display technologies that utilize only a single-layer liquid crystal display (LCD), our MLD technology utilizes two or more LCD panels that are stacked and separated by actual depth. We believe that when our MLD technology is incorporated into display products, this actual depth provides for distinct new ways in which to view, monitor and interact with visual information.

Our technology has application in industries and markets where flat panel monitors and displays are utilized. Our goal is to have our MLD technology become a standard technology for incorporation into these LCD-based products, which include location-based entertainment devices, computer monitors, flat panel televisions, mobile devices and other mass market display devices.

Corporate Background and Organization

Predecessor Entities

PureDepth, Inc. was originally incorporated in California in April 2005 as the successor-in-interest to a New Zealand corporation, Deep Video Imaging Limited, founded in 1999, and its wholly owned subsidiaries PureDepth Limited and PureDepth Incorporated Limited. In this prospectus, we occasionally refer to PureDepth, Inc. (the California Corporation) and its predecessors-in-interest as the “PureDepth Group” and to Deep Video Imaging Limited as “DVIL.”

Reverse Merger

On March 31, 2006, PureDepth, Inc. (the California Corporation) consummated a merger transaction in which it merged with and into a wholly owned subsidiary of Diamond One, Inc. (Diamond One), a publicly traded Colorado corporation. As a result of that merger, the separate legal existence of PureDepth, Inc. (the California Corporation) ceased. The former stockholders of PureDepth, Inc. (the California Corporation) received shares of Diamond One stock in connection with the merger to the extent that they owned approximately 89% of the voting capital stock of Diamond One immediately after the transaction. For accounting purposes, the merger was treated as the reverse acquisition whereby PureDepth, Inc. (the California Corporation) was treated as the acquirer. Accordingly, the merger is sometimes referred to herein as the “reverse merger.”

On May 8, 2006, Diamond One changed its name to PureDepth, Inc. On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) reincorporated in the State of Delaware by engaging in a short-form merger with a wholly-owned Delaware subsidiary. After the short-form reincorporation merger, the surviving entity was and currently is named PureDepth, Inc.

Divestiture of Former Business

On May 9, 2006, pursuant to the exercise of an Option Agreement dated March 16, 2006 by and among Diamond One, Robert Chramosta and Troy Fullmer, we transferred all of the outstanding membership interests (initially held by Diamond One) in our then wholly-owned subsidiary, Numismatic Capital Group, LLC, a Colorado limited liability company, to Messrs. Chramosta and Fullmer in consideration of their transfer to us of 1,000,000 shares of our common stock then held by them. We subsequently retired and cancelled these shares. Prior to the reverse merger, Diamond One assigned all of its assets and liabilities, specifically including the coin and exchange business owned and operated by Diamond One prior to the merger, to Numismatic Capital Group. The exercise of the Option Agreement effectively divested the Company of the coin and exchange business.

Subsidiaries

PureDepth, Inc. has a wholly-owned subsidiary named PureDepth Limited, which in turn has a wholly-owned subsidiary named PureDepth Incorporated Limited. Both PureDepth Limited and PureDepth Incorporated Limited are New Zealand corporations. PureDepth Limited owns our intellectual property portfolio, which is licensed to PureDepth, Inc. pursuant to an exclusive, perpetual license agreement. PureDepth Incorporated Limited provides operations and other support for us, including regional finance, administration, research and development, and intellectual property (including legal) management operations on behalf of its parent entities. All financial items included in this prospectus are denominated in US dollars unless specifically identified as New Zealand dollars.

Principal Executive Offices

Our principal executive offices are located at 230 Twin Dolphin Drive, Suite D, Redwood City, California 94065. Our telephone number is (650) 632-0800. Our website is www.puredepth.com. None of the information on our website is part of this prospectus.

Industry Background

Display technology has evolved from cathode ray tubes to LCDs, plasma displays and other display technologies. LCDs are part of our everyday work and personal lives, as they are integrated in a wide range of products such as computer monitors, televisions, mobile phones and car navigation systems. According to DisplaySearch, a leading market research and consulting firm, in 2006 worldwide shipments of all LCD forms exceeded 1 billion units.

Visual display products that utilize only a single LCD layer cannot display the real depth of three dimensional (3D) content. Various software applications and techniques designed for standard single LCD layer display products have been developed to simulate depth.  Some of these applications provide an illusion of three dimensions by the use of shading sections around windows and dialog boxes on screens. High-end gaming, CAD drawing and industrial design software packages have been developed which combine realistic surface rendering, lighting, shading and shadow effects with photo-realistic perspective images in order to simulate a 3D image which can be manipulated and rolled around on the screen. Graphical user interfaces have been developed to allow for the stacked display of multiple windows on which different data or images can be overlapped.  Software techniques such as “alpha blending,” in which operating systems using transparent layers of graphical user interface windows, such as Apple Macintosh computers and Microsoft Windows, are used to display multiple layers of information, attempt to enhance the utility of layered content by allowing the viewer to see through one stacked window to the window below it.

An alternative approach to using software applications and techniques with single layer displays to simulate depth is stereoscopic technology. This technology works by directing slightly different images to a viewer’s left and right eye. The result is that objects appear to float in front of or behind the display surface. With this technology, however, there is an optimum viewing position, or “sweet spot,” from which the viewer best achieves the 3D effect. Accordingly, a significant drawback to this technology is that if the viewer is not seated in the sweet spot, he or she will not observe a 3D effect.  Additionally, some users may become nauseous or dizzy when using stereoscopic technology. Further, 3D stereoscopic displays may require specialized manufacturing processes and dedicated software development, and sometimes must be used with special glasses or tracking devices.

Our MLD Technology

We believe that because our MLD technology utilizes real depth, it provides a superior method of displaying multiple windows on which different data or images can be overlapped displaying 3D content and creating unique opportunities for visual application functionality.

Our MLD technology utilizes two or more distinct layers of LCD panels that are stacked, separated by actual depth and share a common light source.

The stacked arrangement allows the viewer to look through the front LCD display panel to see images displayed on the LCD display panel behind it. The appropriate distance between the LCD panels in an MLD-based display device will depend on the target application.  For example, for location based entertainment display devices, a large separation between the LCD panels will create a more dramatic 3D effect, whereas for air traffic control, a smaller distance may be more appropriate to closely relate the information displayed on each layer.

Traditionally, because a stacked LCD arrangement uses overlaid pixel patterns, it would give rise to what is called “Moiré interference.” Moiré interference is a visual pattern of bright and dark vertical bands which results in distraction for the viewer and can lead to nausea.  In order to address this problem, we have developed and patented an interstitial optical component that is placed between the LCD display layers.  The primary function of this component is to eliminate the Moiré interference while minimizing any degradation to the rear display image quality.

MLD Technology Benefits and Functionality

We believe that our MLD technology allows for a more natural 3D viewing experience than other display technologies for the following reasons:

▪
Natural human visual experience: MLD technology does not attempt to “trick” the brain into perceiving a 3D image. Instead, it leverages off the natural human visual system by using real depth to display 3D images. The result is that viewers are not subject to headaches, nausea, fatigue and loss of orientation which may occur when viewing content on alternative display technologies that simulate rather than utilize real depth.

▪
Transparency using real depth: When software transparency is used in a single layer display to view two graphical objects at the same time, the viewer receives mixed visual signals from each of the pixels where the graphical objects overlap. In this case, the pixels display both graphical images in the same area by blending the colors of the images which requires cognitive overhead to “de-code” and separate out the individual graphical objects. Viewers of MLD-based visual displays do not experience this type of cognitive overhead as graphical objects on each LCD layer have pixels that are solely dedicated to their display and presentation.

▪
Natural viewings angles: MLD-based display devices do not impose any restrictions on the angle at which a 3D image may be viewed. Typical stereoscopic displays have a “sweet spot” where the user must position themselves so that the 3D effect is optimal. As MLD technology uses real depth, users can view the display from all angles as they would when viewing a single layered display.

▪	Un-aided viewing experience: MLD-based display devices do not require the viewer to use any ancillary devices such as tracking systems or viewing glasses.

In addition, we believe our technology has the following market advantages:

▪
Uses existing technology: MLD display devices can replace single layer display devices and enhance off-the-shelf computing hardware and software, allowing any user to upgrade and differentiate without writing-off current information and technology investments. As such, MLD technology can be used with all major operating systems.

▪
Uses existing components: The components involved in constructing MLD devices are readily available since MLD technology uses industry standard LCD flat panels. At present, there is a multi-billion dollar infrastructure for the LCD market that manufactures displays suitable for use in MLD-based products.

We believe that the visual effect created by our MLD technology has the potential to enable unique display product features, such as:

▪
Information Segregation. An MLD-based visual display product can help a user find objects in a complicated user interface by separating out objects naturally with depth For complex user tasks that require monitoring of many objects in a display, such as those typically performed in air traffic control applications, we believe that MLD-based displays will enable better information uptake by the viewer.

▪
Brilliant Alerts. An MLD-based product can produce “brilliant alerts” in order to bring time-sensitive information to the immediate attention of the viewer. These alerts are created by quickly moving information from the back LCD to the front LCD and back again. The goal of such an alert is to trigger the viewer’s instinctual fight or flight response and improve reaction times compared to those of viewers of a single layer display equivalent. This type of feature would have application in navigation, process control and command and control products.

▪
Natural Human Interfaces. By using the front LCD in our MLD technology as an interface display and the back LCD as a content display, our MLD technology can be utilized to create artificial 3D human interfaces for use in product applications ranging from computer graphical user interfaces to television programming and recording.

▪
Variability. An MLD-based display can switch between single layer mode and multi-layer mode, providing multiple uses within one device. For example, the user can run 3D games in MLD-mode and then switch back to normal single layer mode for applications that may work best on a single layer display such as word processing.

Our Business Model

Our business model is to derive revenues primarily from the licensing of our technology to our product partners and LCD manufacturing partners and, to a lesser extent, from sales of prototype MLD-enabled display devices and associated technical services.

Licensing revenues are primarily royalties paid by licensees for the integration of our intellectual property into their display-based products. These revenues are generally calculated on a per-unit sold or shipped basis. In connection with our licensing arrangements, for an additional fee we may also provide various support services to help our partners achieve a successful launch of their MLD-based products. These services may include the following:

▪	Engineering consulting services, including providing reference designs and technical transfers for rapid product design for mass production of MLD-based products;

▪	Specification and supply of the interstitial component used in these MLD devices;

▪
Software development tools and drivers for market-specific applications. For example, we have developed a software development tool for software developers to optimize 3D modeling and content design for software applications. Additionally we are developing an automated MLD 3D driver for use with 3D gaming products which will allow all existing 3D games to be played on an MLD-based display device without any software modification.

▪	Software support and training, which can involve on-site training sessions on best practices in design and/or training on our software tools and drivers for market-specific applications.

Product revenues are generally derived from sales of our MLD-enabled, display-based product prototypes. We have developed and manufactured a limited number of these prototypes for each of our target markets. We market these prototypes to our existing or potential partners, who generally use them to evaluate our technology and to develop, test and promote MLD-based display products.

Our Strategy

We are focused on creating mutually beneficial partnerships with the leading providers in each of our target markets: location-based entertainment devices, computer monitors, public information display systems, mobile devices, flat-panel televisions and other mass market display devices. We intend to capitalize on our technical know-how and innovative culture to continue developing and delivering compelling visual display experiences utilizing MLD. Through our partnerships we believe we can create a consumer expectation and promote expansion for MLD-based visual displays.

  We do not currently manufacture, market or sell MLD-based visual display devices, other than prototypes used in the marketing, evaluation and demonstration of our technology. Instead, our direct customers are our product partners and LCD manufacturing partners.

Product Partners

Companies that we would categorize as product partners include those that design, develop, manufacture, and sell finished visual display-based products such as computer monitors, flat panel televisions and mobile devices. Some of the leading examples of these types of companies are Samsung, Dell, and Viewsonic. Generally, these companies utilize external OEMs for the core technologies integrated into visual display-based products, including LCD manufacturers that produce LCD modules. They are interested in defensible technological advantages for their visual display-based products due to the commodity nature of their target market segments. Our strategy is to license our MLD technology to companies that become our product partners. These product partners may also work collaboratively with our engineers and their OEMs to integrate our MLD technology into their consumer products. In most cases, we will also provide our product partners with partner specific software and hardware engineering consultancy services, software tools, manufacturing know-how and product prototypes. Our current licensees are all in the product partner category.

LCD Manufacturing Partners

Companies that we would categorize as LCD manufacturing partners include those that design, develop, manufacture and sell LCD modules to be incorporated into display-based products for various market segments. Some of the leading examples of these type of companies include Samsung, LG Philips, Sharp, Epson, AUO, TMD and Chimei.  The majority of these manufacturers are based in Korea, Japan, and Taiwan. They are interested in unique technologies, such as our MLD technology, which can enable them to differentiate their offerings to their target customer group, which includes companies that we would categorize as product partners. Our strategy is to license our MLD technology to companies that become our LCD manufacturing partners. In most cases, we will also provide our LCD manufacturing partners with partner specific software and hardware engineering consultancy services, software tools, manufacturing know- how and product prototypes.

Our Target Markets

In conjunction with our product and LCD manufacturing partners we are targeting the following markets:

Location-Based Entertainment (LBE) Devices

Location-based entertainment devices include visual display devices that are located in entertainment establishments, such as casinos, coin-operated amusement centers and similar facilities. Our strategy is to provide a replacement and/or enhancement for mechanical gaming devices and enable new and more compelling content for customers of our partners.

In Japan, we are a party to an agreement with Sanyo Electric Corporation (Sanyo) for the licensing of our MLD technology into products for the Pachinko and Pachislot market. According to the National Police Agency of Japan, this market is one of the largest gaming markets in the world with unit volume approaching 6,000,000 machines per year. Sanyo is developing an innovative Pachinko and Pachislot platform integrating MLD technology that they expect to begin shipping to customers by the end of our year ending 2009.

Outside of Japan, we are a party to a licensing agreement with International Game Technology (IGT) for the licensing of our technology into wager-based gaming machines. IGT is the largest provider of gaming machines outside of Japan. The total annual estimated worldwide sales volume of slot machines is approximately 300,000 units.

Computer Monitors

DisplaySearch estimated that there were over 120,000,000 computer monitors sold in calendar year ended 2007. The leading product vendors selling monitors include Samsung, Dell, HP, Acer, LGE and Viewsonic. As evidenced by the significant declines in average selling prices for monitors in recent years, this market is highly competitive and driven mostly by price. Our strategy is to provide a highly compelling solution for the high-end gamer and graphics professional. Gamers and graphics professionals generally demand the best visual experience, which is typically characterized by high-end graphics cards, large displays and fast refresh rates. Moreover, graphics professionals will be able to double their viewing area without compromising their physical space.

Public Information Display Systems

According to Meko research, a market research firm, the market for specialist displays will continue to grow in the low double-digit range overall but LCD sales are showing more than 40% year on year growth in 2007 and continued double-digit increases in 2008 and 2009. The main goal of public information displays is to capture the attention of the public with compelling information and entertainment. Because MLD solutions can provide eye-catching graphics by having images jump from the back LCD to the front LCD, MLD solutions can be a very effective and unique vehicle for public information displays where attention-grabbing technologies are a key factor for success. Our strategy is to work with the leading providers of LCD monitors, public information display integrators, and manufacturers.

Mobile Devices

According to DisplaySearch, there were over 1,000,000,000 mobile phones and handheld entertainment devices were sold worldwide in 2006. Handheld devices are expanding rapidly in their capabilities. Multipurpose devices have become the norm with the functionality of mobile phones blurring with personal assistants, music players, game machines, high-resolution cameras and GPS navigation. Using an MLD-based device, users will be able to double their viewing area without increasing the physical size of the device. Our strategy is to target the leading providers of mobile phones and handheld entertainment devices offering: (i) a new platform for doubling screen size without changing the form factor of the device, and (ii) a 3D interactive gaming platform for small devices.

Flat Panel Televisions

DisplaySearch estimated that there were over 60,000,000 LCD flat-panel televisions sold in calendar year ended 2007. The leading vendors in this market include Samsung, Sharp, Sony, Philips and LGE. Our strategy is to provide a platform for seamless integration of computer and television interfaces using MLD-based display devices. Because MLD technology provides two layers of LCD panels, enhanced interfaces can be easily displayed across any video signal that can drive an LCD panel. This allows for such applications as Tivo-like recording, Apple TV or Microsoft Media Center access to be displayed on one layer, while separate content is displayed on the other layer utilizing another video signal. In addition to new interfaces, MLD-based televisions have the capability of providing highly saturated colors by using the back LCD as a dynamic color backlight.

Other Mass Market Devices

We believe that automotive, defense and other vertical markets like personal navigation are well aligned to take advantage of our MLD technology. Our strategy for vertical market penetration is to work with established leaders and integrators in these markets, including the major automobile manufacturers and their associated integrators.

Sales and Marketing

Our sales and marketing strategy is focused on securing and supporting our partners.

Sales Strategy

Because we are primarily a licensing company, we focus our attention on named accounts in each of our target product areas. Key areas of focus are LCD manufacturers in Asia and leading product companies in each of our target markets.

Marketing Strategy

Our marketing strategy is to promote our MLD technology and support our partners. As is often the case with new technologies, we believe that mass market consumers, consumer product companies and manufacturers need to be educated on the benefits of MLD technology. In this aspect, we face the same market challenge that the display industry faced in the early days of high definition television. Accordingly, one of our key marketing objectives is to articulate and promote the benefits of MLD technology. Our main vehicles of communication are our web site, press releases, trade shows and speaking opportunities.

Research and Development

Our research and development activities fall into four categories: (i) research; (ii) patent development; (iii) prototype development and (iv) product design development. Our efforts in research focus on the core technology surrounding our MLD technology, such as optics, LCD and alternative display technologies, backlight technology, manufacturing processes, component technologies, and similar technologies. Patent development focuses on the authoring of new and supplemental patents to support and continue developing our core patents, and the protection of our existing patents. Prototype development is the actual sample implementation of the MLD technology into specific devices (such as computer monitors, mobile phones, music players, notebook computers, navigation devices or gaming machines). Finally, product design development is the adaptation of our MLD technology for use by a specific partner for a specific market - for example, the amusement market for Sanyo in Japan.

Total research and development costs were $2.8 million and $2.3 million for the years ended 2008 and 2007, respectively.

Customers and Partners

Currently, our key customers are our current product partners: Sanyo and IGT in the location-based entertainment device market, and Samsung Electronics Corporation (Samsung) in the consumer products market, that may include computer monitors, TVs, and public information displays. We are working to expand our customer base by targeting LCD manufacturers, primarily based in Asia, as potential LCD manufacturing partners.

In the years ended 2008 and 2007, license revenue from our agreement with IGT accounted for 100% of our licensing revenues and approximately 73% and 80% of our total revenues, respectively.

Competition

We compete in the global visual display consumer products market, principally in North America, Asia and Europe and primarily the markets for location-based entertainment devices, computer monitors, flat panel televisions, mobile devices and other mass market display devices. As an early-stage company with limited history we do not yet have a significant share in any of these markets. We categorize our competition for our MLD technology and MLD-based products into three main categories: (i) standard single layer displays, (ii) software applications and techniques that are used with single layer displays to simulate depth, such as software transparency and alpha blending, and (iii) 3D stereoscopic displays. Major standard single layer display competitors comprise all consumer product manufactures of LCD displays, including Samsung, Sharp, LG Philips. Competitors offering software techniques and applications used with single layer displays to simulate depth include Apple and Microsoft. Competitors providing 3D stereoscopic displays include NEC, LGE, Philips, Sharp and Neurok.

Sources and Availability of Raw Materials

Our research and development, marketing prototype and production support operations depend on obtaining adequate supplies of quality raw materials and components on a timely basis In general, we source most of our raw materials as well as key components of prototype MLD products from two or three suppliers for each key component. This is a result of our need to buy small quantities of raw materials and in many cases with non-standard or customized specifications. The high volume, lower cost manufacturers of these materials generally will not sell in small quantities or build non-standard or customized components. We may experience shortages in the supply of components or raw materials as a result of, among other things, anticipated capacity expansion in MLD and competitive industries.

Proprietary Rights and Licenses

Intellectual Property and Patents

With 50 patents covering the United States, Europe, Japan, Korea and smaller markets around the world, we believe that our MLD technologies are well protected for use in any form factor utilizing multiple LCDs with real depth and an interstitial component. PureDepth has maintained a rigorous intellectual property strategy since inception. We believe that this strategy will ensure that the core technology we have developed is protected and will simultaneously limit the ability of competitors to operate in our market. Our intellectual property portfolio includes an extensive range of defensive and offensive patents, trademarks and designs. The main focus of the portfolio relates to the MLD technology together with improvements and components. In addition, the portfolio includes certain software applications we have developed for use with our MLD technology.

Hardware Technology Patents

Our family of patents were filed to protect our core technology and the idea of providing an image with depth rather than a true 3D image. The base patent relating to the MLD technology was originally filed as a PCT application in July 1998. Subsequently, the application has entered the national phase in thirteen territories, notably including the major markets of Europe, United States and Japan. The patent covers two or more layers arranged such that one can look through the front most layer(s) and see the images displayed on the layers behind it and includes the use of an interstitial diffuser to overcome Moiré interference. The patent has been granted in New Zealand and the U.S.

Our patent portfolio is not limited to one method of eliminating Moiré interference. Additional hardware patents have been granted which offer protection of MLD technology beyond the original scope of the base patent. Other patent applications filed address embedded hardware and end-user applications. These include an MLD PDA and in-car viewing applications. Broader applications address the use of MLD technology, such as an MLD-enabled display interfaced to a computing device.

Software Technology Patents

The patent applications we have filed relate to software technology we have developed to address the control or use of MLD technology and the integration of the technology into existing software programs. This software allows users to allocate screen objects to specific layers within the optical stack, either on an object by object basis, a region basis, or as an automated process based on image analysis and modification. In addition, this software can be used to enhance the viewing experience by controlling the characteristics of an object, such as color and brightness, and those spatially adjacent to the object in the depth axis.

Assignment of Intellectual Property from the BASS Group

In December 2001, DVIL entered into an agreement with BASS Group LLC, a Florida limited liability company, whereby John and Robert Bass assigned the rights and interest to three patents granted in the U.S. These rights were subsequently assigned to PureDepth Limited. In consideration of the assignment, PureDepth Limited is required to pay BASS Group approximately $175,000 per year through 2010. Our future obligations to Bass Group is approximately $525,000, but as of the date of this filing no amount is currently due. The next payment due date is December 1, 2008. Pursuant to the agreement with BASS Group, we may be required to reassign the intellectual property to BASS Group in the event of certain defaults, including failure to pay pursuant to the agreement.

Other Intellectual Property Rights and Protection

We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how and inventions for which patents may be difficult to enforce, we currently and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we, as a matter of general practice, require our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions that we determine are important to our business.

Governmental Regulation/Environmental

Our business and operations are subject to various forms of government regulation in the various countries in which we do business, including required business/investment approvals, export regulations based on national security or other reasons, and other export/import regulations such as tariffs. Currently, we design our technology and products to meet rigid governmental requirements. However, because the final product will generally be produced and manufactured by our partners, the actual approval process is the responsibility of the partner for the specific market.

Many of the products manufactured by our licensees and the prototypes we manufacture are subject to certain environmental and recycling laws and regulations relating to the disposal of electronics. These laws are constantly subject to revision and amendment.

Employees

We have reduced the number of worldwide employees from a high of 46 employees during the year ending 2008 to a level of 28 full time employees at July 31, 2008. Subsequent to July 31, 2008, we hired a Chief Executive Officer (“CEO”) to fill the vacant CEO position. The new CEO along with four continuing employees are located at our U.S. corporate headquarters in Redwood City, California and the remaining 24 employees are located at our research and development facility in Auckland, New Zealand. We believe the current level of employees is adequate to run our operations and support our existing customer agreements. We will continue to monitor our staffing levels in both the U.S. corporate headquarters and our New Zealand research and development facility and if necessary, make changes in relation to our business strategy and customer activity.

Properties

We maintain two facilities, our U.S. corporate headquarters in Redwood City, California and our research and development center in Auckland, New Zealand. Our facility lease in New Zealand are located at 24 Morrin Road, Panmure, Auckland. The lease for these premises covers approximately 5,750 square feet for approximately $4,000 per month under a three-year lease agreement expiring in October 2008. We expect to exercise our renewal option for this facility. We signed a four year lease in a new location in Redwood City, California which started in February 2008. Due to our reduction in headcount and our cost reduction efforts, we subsequently subleased the new office space to a sub lessee for a two year term commencing in June 2008 at terms similar to our obligations. In May 2008 we signed a new two year lease at 230 Twin Dolphin Drive, Suite D, Redwood City, California 94065 covering approximately 2,000 square feet for approximately $6,000 per month expiring May 2010.

Legal Proceedings

We are not currently involved in any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the interim unaudited condensed consolidated financial statements and related notes dated July 31, 2008 and the audited annual consolidated financial statements and related notes dated January 31, 2008 included elsewhere in this prospectus under the heading “Financial Statements” and the above section entitled “Note Regarding Forward-Looking Statements”.

Overview

PureDepth, Inc. is a technology and licensing company focusing on the visual display experience by delivering award-winning Multi-Layer Display (MLD) technology. We derive revenues primarily from the licensing of our technology to our product partners and LCD manufacturing partners and, to a lesser extent, from sales of prototype MLD-enabled display devices and MLD components that we manufacture. Licensees are and will be responsible for the manufacture and sale of display-based products incorporating our technology and related software. In connection with our licensing arrangements, we may also derive revenues from the sale of software tools and drivers for market-specific applications and from various support services, including engineering consulting services, technical services for implementation and optimization of our technology and software support and training.

Our efforts are primarily focused on fulfilling the requirements of and supporting existing customer agreements with Sanyo Electric Corporation (Sanyo), International Game Technology (IGT) and Samsung Electronics Company, Ltd (Samsung). At the same time, we will continue to seek to diversify our sources of licensing revenue. We have identified the following target markets in North America, Asia and Europe that we believe are appropriate for our MLD technology: location-based entertainment devices, computer monitors, public information display systems, mobile devices, flat-panel televisions and other mass market display devices. Our existing license agreements pertain to products for the location-based entertainment devices, mass market display devices and mobile devices. Our goal is to expand our business by working with partner companies to develop MLD-based products and developing demand and a presence for such devices in our identified target markets.

Our primary operating costs relate to compensation for employees, including stock options and other incentives; ongoing research and development of our technology; legal services including patent applications and defense of currently-held patents; and rental of premises in both Redwood City, CA and Auckland, New Zealand. Other than our research and development expenses, no significant capital equipment purchases are expected during the year ending 2009.

Our critical research and development activities include: further enhancing our existing MLD technology and related software; developing, manufacturing and testing prototype MLD-enabled display devices for our existing licensee partners and potential licensee partners; designing and customizing features to the specification of potential licensee partners; and patent defense and application for our existing and new technology developments. Our goal is to enhance our existing technology based upon research and development in optics, LCD technology, backlighting, and component technologies.

We maintain two facilities, our U.S. corporate headquarters in Redwood City, California and our research and development center in Auckland, New Zealand. Our facility lease in New Zealand expires in October 2008 and we expect to exercise our renewal option for this facility. We signed a four year lease in a new location in Redwood City, California which started in February 2008. Due to our reduction in headcount and our cost reduction efforts, we subsequently subleased the new office space to a sub lessee for a two year term commencing in June 2008 at terms similar to our obligations. In May 2008 we signed a new two year lease in a new location in Redwood City, California and we relocated our U.S. corporate headquarters to this new location.

We have reduced the number of worldwide employees from a high of 46 employees during the year ending 2008 to a level of 28 full time employees at July 31, 2008. Subsequent to July 31, 2008, we hired a Chief Executive Officer (CEO) to fill the vacant CEO position. The new CEO along with four continuing employees are located at our U.S. corporate headquarters in Redwood City, California and the remaining 24 employees are located at our research and development facility in Auckland, New Zealand. We believe the current level of employees is adequate to run our operations and support our existing customer agreements. We will continue to monitor our staffing levels in both the U.S. corporate headquarters and our New Zealand research and development facility and if necessary, make changes in relation to our business strategy and customer activity.

The report from our independent auditors on our financial statements for the year ending 2008 includes an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. Our operations have resulted in operating losses to date and are expected to continue to have operating losses in the year ending 2009.

On September 10, 2008 we entered into an amendment (the Amendment) to the Patent and Technology License and Technology Transfer Agreement (License Agreement) with IGT dated October 13, 2006. Pursuant to the terms of the Amendment, among other consideration, we received an advance, non-refundable payment of licensing fees from IGT in the amount of ten million dollars ($10,000,000). We believe that the advance, non-refundable payment of licensing fees allows us to effectively address our going concern issues for the remainder of the year ending January 31, 2009 and into the year ending January 31, 2010. See Note 10 - Subsequent Events in the July 31, 2008 interim unaudited condensed consolidated financial statements included in this Prospectus for further description of the Amendment.

In addition to our receipt of the advance, non-refundable payment of licensing fees, we raised $3.4 million during the six months ended July 31, 2008 and an additional $0.5 million subsequent to July 31, 2008 in secured convertible debt from our majority shareholder. We may also continue to consider raising additional funds from a number of sources, including, but not limited to, additional sales of equity or convertible debt securities, loans from banks, other financial institutions or affiliates, or a credit facility. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have liquidation rights senior to those of the then existing holders of common stock

The funds from the non-refundable payment of licensing fees under the Amendment and the secured convertible debt will be used to fund the our operations, continue our efforts to fulfill and promote existing customer agreements with Sanyo, IGT and Samsung and expand our customer base to diversify our sources of licensing revenue. The funds may also be used to minimize the Company’s current or future debt obligations.

Results of Operations for Six Months Ended July 31, 2008

For the three months ended July 31, 2008 , we reported net losses of $1.5 million representing a decrease in our net loss of $1.3 million when compared to the $2.8 million reported in the three months ended July 31, 2007. For the six months ended July 31, 2008 , we reported net losses of $3.0 million representing a decrease in our net loss of $1.8 million when compared to the $4.8 million reported in the six months ended July 31, 2007. Our net losses are primarily derived from total operating expenses and will continue to be so until our licensing revenues become significant. Our operations have not generated net income to date and are not expected to do so in the year ending 2009.

Licensing Revenue and Cost of Licensing

	Three Months Ended				Six Months Ended
	July 31,		Change		July 31,		Change
($ in thousands)	2008	2007	$	%	2008	2007	$	%

Licensing revenue	$190	$188	$2	1%	$377	$375	$2	1%
Cost of licensing	81	78	3	4%	161	154	7	5%

Gross margin - $	$109	$110	$1		$216	$221	$5
Gross margin - %	57%	59%			57%	59%

We are a party to the License Agreement, which involves the manufacture and distribution of products by IGT, incorporating MLD technology for sale in the wagering-based gaming segment of the location-based entertainment display device market. This agreement grants IGT certain rights of exclusivity for the development and sale of MLD-based products in the wagering-based gaming market. We received an advance, non-refundable payment of license fees of $3.75 million under the terms of the agreement during the year ended 2007. Substantially all of our licensing revenue for the three and six months ended July 31, 2008 consisted of the amortization of this advance non-refundable payment which began in October 2006. The amount of licensing revenue in the three months and six months ended July 31, 2008 is consistent with the corresponding periods in the prior year. The balance of the advance on licensing revenues is recorded as deferred revenue and will continue to be earned over the remaining term of the agreement.

Our patent and technology licensing agreements provide royalties to us when our customers sell or ship products incorporating our MLD technology.  Except for advanced, non-refundable payments, we do not recognize licensing revenues until our customers sell or ship their products incorporating MLD technology. Therefore, a majority of our potential licensing revenue is dependent upon our customers’ sales and marketing programs. In the three months ending July 31, 2008 we recognized a nominal amount of licensing revenue from customer shipments in addition to the amortization of the IGT advance, non-refundable payment. We will recognize additional licensing revenue from IGT and may receive additional licensing revenue from other customers in the remainder of year ending 2009; however, we have no control over the timing or success of our customers’ sales or marketing programs.

Cost of licensing is primarily the amortization of capitalized costs related to our patents. The increase in cost of licensing is the result of additional capitalized patent costs being amortized. Cost of licensing is not expected to grow proportionately with revenues as our costs related to intellectual property (including legal fees, registration costs and ongoing maintenance costs) are generally capitalized and amortized on a straight-line basis over the expected statutory lives of the related patents, of up to 20 years.

Services Revenue and Cost of Services

	Three Months Ended				Six Months Ended
	July 31,		Change		July 31,		Change
($ in thousands)	2008	2007	$	%	2008	2007	$	%

Services revenue	$-	$35	$(35)	(100%)	$110	$35	$75	214%
Cost of services	-	26			87	26	61	235%

Gross margin - $	$-	$9	$(9)	(100%)	$23	$9	$14
Gross margin - %	-	26%			21%	26%

We had no services revenue in the three months ended July 31, 2008. Our services revenue in the six months ended July 31, 2008 consisted entirely of billings for technical and professional services provided to IGT. We offer professional services to IGT and our other licensees in order for them to develop, test, and promote MLD applications in their products. We believe that services revenues will continue as relationships with new and existing partners evolve, but will continue to represent a small portion of our total revenues.

Cost of services represents direct labor and overhead costs of providing the respective services. We expect cost of services to fluctuate with changes in services revenues and the related gross margins to improve as the volume of services revenues increase.

Product Sales Revenue and Cost of Product Sales

	Three Months Ended				Six Months Ended
	July 31,		Change		July 31,		Change
($ in thousands)	2008	2007	$	%	2008	2007	$	%

Product sales revenue	$52	$86	$(34)	(40%)	$52	$130	$(78)	(60%)
Cost of product sales	60	81	(21)	(26%)	60	120	(60)	(50%)

Gross margin - $	$(8)	$5	$(13)		$(8)	$10	$(18)
Gross margin - %	(15%)	6%			(15%)	8%

Product sales represent sales of MLD components and prototypes of MLD-enabled display devices to existing and potential licensing customers. We design and manufacture MLD components and MLD prototypes specifically for sale to these customers, who use them in their manufacturing process or to develop, test and promote MLD applications in their products. The decrease in product sales revenue is due to a decrease in MLD prototype sales as our efforts have been focused on our existing named customers. IGT and Sanyo purchased prototypes in the past and are now manufacturing and marketing their own product lines. Our entire product sales revenue in the three and six months ended July 31, 2008 was derived from component sales to an IGT subassembly vendor. We expect product sales revenue of our MLD component and prototypes of MLD-enabled display devices will fluctuate and may increase as our customers launch their MLD products and as relationships with new and existing partners evolve, but will continue to represent a small portion of our overall revenues in the year ending 2009.

Cost of product sales represents materials, sub-contractor services, direct labor and overhead costs of assembling the components or prototypes at subcontractor’s facilities or at our research and development facility in Auckland, New Zealand. We have minimal margins on our product sales as we acquire small quantities of materials at higher costs than we would have paid had we been able to buy in bulk and because the engineering for prototype MLD-enabled display devices has, to date, required the use of non-standard parts and manual or unique assembly. As the engineering and material standards for form factors are finalized, we expect the cost of materials and associated labor to decline. In addition, we intend to outsource more of the assembly with the expectation of further reducing our costs. As a result of these factors, we expect to see our cost of product sales as a percentage of product revenues decline in the year ending 2009.

Operating Expenses

	Three Months Ended							Six Months Ended
	July 31,				Change			July 31,				Change
($ in thousands)	2008	% of Total	2007	% of Total	$	%		2008	% of Total	2007	% of Total	$	%

Depreciation	$32	2%	$21	1%	$11	52%		$64	2%	$38	1%	$26	68%
Research and development	587	41%	653	22%	(66)	(10%	)	1,053	35%	1,170	23%	(117)	(10%	)
Sales and marketing	50	3%	521	18%	(471)	(90%	)	203	6%	896	17%	(693)	(77%	)
General and administrative	767	54%	1,725	59%	(958)	(56%	)	1,722	57%	2,976	59%	(1,254)	(42%	)

Total operating expenses	$1,436	100%	$2,920	100%	$(1,484)	(51%	)	$3,042	100%	$5,080	100%	$(2,038)	(40%	)

Included in our operating expenses are stock-based compensation costs related to the granting of options to employees and directors. For the three months ended July 31, 2008 and 2007, our stock-based compensation totaled $0.2 million and $0.2 million, respectively. For the six months ended July 31, 2008 and 2007, our stock-based compensation totaled $0.4 million and $0.4 million, respectively. We intend to continue to offer stock options as part of compensation packages to motivate and retain employees. As a result, stock-based compensation on existing and new grants will continue to be recognized. In the six months ended July 31, 2008, we expensed stock-based compensation of approximately $75,000 in research and development, $11,000 in sales and marketing, and $291,000 in general and administrative operating expense categories.

Depreciation. The increase in depreciation is primarily the result of depreciation on capitalized purchases of fixed assets of approximately $175,000 in the prior twelve months. Depreciation expense is not expected to increase proportionately with revenue or total operating expenses as it is unlikely we will need to make significant purchases of fixed assets in the foreseeable future.

Research and development. Research and development expenses consist primarily of personnel salary and benefits, travel, materials, consultant fees and stock-based compensation. The decrease in research and development expenses for the three and six months ended July 31, 2008 is primarily due to cost cutting measures implemented at the end of the year ended 2008 for travel, materials and general operating costs. For the three and six months ended July 31, 2008, we had decreases of $0.2 million and $0.3 million, respectively, in consultant fees, materials and travel which were offset by increases of $0.1 million and $0.2 million, respectively, in personnel salary and benefits and stock-based compensation as we used our employees to administer our research and development projects in place of outside consultants. Patent legal costs increased $15,000 and $25,000 in the three and six months ended July 31, 2008, respectively, due to a new patent issuance and additional patent legal reviews related to potential and existing licensing arrangements. Other fluctuations in research and development expenses during the three and six months ended July 31, 2007 were consistent or slightly below the amounts in the corresponding prior year periods.

We expect research and development expenses to be maintained at approximately this level for the remainder of the year ending 2009 as we are focused on meeting the immediate needs of our existing customers and maintaining our technology. We expect that our long term research and development activities beyond these two objectives will be more fully understood as we determine how best to accelerate our strategy with the recently received funding.

Sales and marketing. Sales and marketing expenses consist primarily of personnel salary and benefits, travel, tradeshows, consultant fees and stock-based compensation. The decrease in sales and marketing expenses is due to the reduction in employees and cost cutting measures implemented at the end of the year ended 2008 with additional cost cutting efforts and staff reductions in the three months ended April 30, 2008. As of July 31, 2008, we had no full-time sales and marketing employees. For the three months ended July 31, 2008, the net decrease of $0.5 million from the corresponding period of the prior year resulted from a decrease in personnel salary, travel, stock-based compensation and consultant fees. Sales and marketing expenses during the three months ended July 31, 2008 consisted primarily of outside marketing services and a sales consultant. For the six months ended July 31, 2008 the net decrease of $0.7 million from the corresponding period of the prior year resulted from a decrease in personnel salary, travel, stock-based compensation and consultant fees.

We expect sales and marketing expenses to be maintained at approximately this level for the remainder of year ending 2009. We expect that sales and marketing activities will consist primarily of outside services and be narrowly focused on opportunities with our current customers or identified potential customers with near term revenue opportunities. We also expect that all sales and marketing costs will be minimized until we more fully understand how we will accelerate our strategy with the recently received funding.

General and administrative.  General and administrative expenses consist primarily of personnel salary and benefits, travel, capital raising costs, insurance, stock-based compensation, and professional fees related to our public company filing requirements. The decrease in general and administrative expenses for the three and six months ended July 31, 2008 of $1.0 million and $1.3 million from the prior year corresponding periods is primarily due to staff reductions, the past vacancy in our CEO position and other executive level positions, general cost cutting measures, relocation to a smaller corporate office in Redwood City, California and the resolution of public filing requirements at the end of the year ended 2008. Fluctuations in other general and administrative expenses for the three and six months ended July 31, 2008 were consistent with the prior year corresponding periods.

As a public company we have certain unavoidable expenses related to our public filing requirements, legal obligations, insurance needs, and other necessary expenditures to fulfill our fiduciary and regulatory requirements. These unavoidable expenses could increase depending on our need to rely upon external professionals for these services. We may also experience increased legal and capital raising cost associated with any capital raising activities we may continue to undertake in the remainder of the year ending 2009. We anticipate increases in general and administrative expenses in the remainder of year ending 2009 related to our subsequent hiring of a CEO and that the overall cost savings measures introduced during the year ended 2008 will help us partially offset these and other increases in our general and administrative expenses in the year ending 2009.

Other Income and Expense

	Three Months Ended					Six Months Ended
	July 31,		Change			July 31,		Change
($ in thousands)	2008	2007	$	%		2008	2007	$	%

Interest income	$3	$55	$(52)	(95%	)	$10	$148	$(138)	(93%	)
Interest expense	(75)	(15)	(60)	(400%	)	(135)	(28)	(107)	(382%	)
Foreign exchange loss	(49)	(51)	2	4%		(63)	(67)	4	6%
Other expense	-	-	-	-		-	-	-	-

Total other income(expense), net	$(121)	$(11)	$(110)	(1,000%	)	$(188)	$53	$(241)	455%

Other income and expense consists of interest income, interest expense, foreign exchange gain or loss and other miscellaneous items. Interest income is earned on our cash balances. Interest income was significantly lower in the three and six months ended July 31, 2008 due to the decrease in our cash resources resulting from our ongoing operating expenses. We expect interest income to fluctuate in the year ending 2009 depending on the amount and timing of any capital raised, advanced licensing payments received or royalty payments received and the rate at which we use such funds to pay our ongoing operating expenses. Interest expense is incurred on our notes payable and convertible debt. Included in interest expense is the amortization of the debt discount associated with the embedded conversion feature of our convertible notes and is amortized over the life of the debenture or upon earlier conversion of the debenture using the effective yield method. The increase in interest expense relates to our issuance of secured convertible notes in the three and six months ended July 31, 2008 for the aggregate principal amount of $3.4 million. We expect interest expense to increase in the year ending 2009 as a result of the continuation of and increases in the aggregate principal outstanding under the Convertible Notes or due to potential additional funding arrangements with interest requirements. Our foreign exchange gains and losses result from transactions with our New Zealand subsidiaries, with our overseas customers and translation of our New Zealand subsidiaries into U.S. dollars.  Foreign exchange loss is consistent with the prior year and is expected to be immaterial in the year ending 2009. Other expense was immaterial for the three and six months ended July 31, 2008 and 2007 and is expected to be immaterial in the year ending 2009.

Results of Operations for Year Ended 2008

We reported net operating losses of $9.4 million in year ended 2008 and $10.2 million in year ended 2007. Our net losses are primarily derived from total operating expenses and will continue to be so until our licensing revenues become significant. We expect our net loss to decrease in year ending 2009 as a result of operating expense reductions and increases in licensing royalties from our customers. Our operations have not generated net income to date and are not expected to do so in year ending 2009.

Licensing Revenue and Cost of Licensing

	Fiscal Year Ended		Change
($ in thousands)	January 31, 2008	January 31, 2007	$	%
Licensing revenue	$750	$216	$534	247%
Cost of licensing	308	148	160	108%

Gross margin - $	$442	$68	$374
Gross margin - %	59%	31%

We are a party to the License Agreement, which involves the manufacture and distribution of products by IGT, incorporating MLD technology for sale in the wagering-based gaming segment of the location-based entertainment display device market. This agreement grants IGT certain rights of exclusivity for the development and sale of MLD-based products in the wagering-based gaming market. We received an advance, non-refundable payment of license fees of $3.75 million under the terms of the agreement during the year ended 2007. Our licensing revenue consists entirely of the amortization of this advance non-refundable payment which began in October 2006. The increase in licensing revenue is the result of a full year’s recognition of the amortized advance, non-refundable payment in year ended 2008 versus a partial period in year ended 2007. The balance of the advance on licensing revenues is recorded as deferred revenue and will continue to be earned over the remaining term of the agreement.

Our patent and technology licensing agreements provide royalties to us when our customers sell or ship products incorporating our MLD technology.  Except for advanced, non-refundable payments, we do not recognize licensing revenues until our customer sell or ship their products incorporating MLD technology. Therefore, a majority of our potential licensing revenue is dependent upon our customers’ sales and marketing programs. We expect to recognize licensing revenue from our customers’ sales in year ending 2009; however, we have no control over the timing or success of our customer’s sales or marketing programs.

Cost of licensing is primarily the amortization of capitalized costs related to our patents. We entered into the IGT Agreement in October 2006 and a pro-rata portion of the related licensing costs were recognized in relation to its commencement date. Prior to that commencement date, the amortization of our patents was reported under operating expenses. The increase in cost of licensing is the result of a full year’s amortized patent costs in year ended 2008 as compared to a partial period in year ended 2007. Cost of licensing is not expected to grow proportionately with revenues as our costs related to intellectual property (including legal fees, registration costs and ongoing maintenance costs) are generally capitalized and amortized on a straight-line basis over the expected statutory lives of the related patents, of up to 20 years.

Service Revenue and Cost of Services

	Fiscal Year Ended		Change
($ in thousands)	January 31, 2008	January 31, 2007	$	%
Service revenue	$67	$-	$67	100%
Cost of services	58	-	58	100%

Gross margin - $	$9	$-	$9
Gross margin - %	13%	-

We had no service revenue in year ended 2007. Our services revenue consists entirely of billings for technical and professional services provided to IGT. We offer professional services to IGT and our other licensee in order for them to develop, test, and promote MLD applications in their products. We believe that service revenues will continue as relationships with new and existing partners evolve, but will continue to represent a small portion of our total revenues.

Cost of services represents direct labor and overhead costs of providing the respective services. We expect cost of services to increase in relation to service revenues.

Product Sales Revenue and Cost of Product Sales

	Fiscal Year Ended		Change
($ in thousands)	January 31, 2008	January 31, 2007	$	%
Product sales revenue	$207	$53	$154	291%
Cost of product sales	185	55	130	236%

Gross margin - $	$22	$(2)	$24
Gross margin - %	11%	(4%)

Product sales represent sales of prototype MLD-enabled display devices to existing and potential licensing customers. We design and manufacture these prototypes specifically for sale to these customers, who use them to develop, test and promote MLD applications in their products. Product sales revenues increased in year ended 2008 because year ended 2007 had only a partial year’s worth of sales and because our number of existing and potential customers have increased in year ended 2008. We expect product revenues of our prototype MLD-enabled display devices will continue to increase as relationships with new and existing partners evolve, but will continue to represent a small portion of our overall revenues in year ending 2009.

Cost of product sales represents material, overhead and labor costs of assembling the prototypes at our research and development facility in Auckland, New Zealand. We have minimal margins on our product sales as we acquire small quantities of materials at higher costs than we would have paid had we been able to buy in bulk and because the engineering for prototype MLD-enabled display devices has, to date, required the use of non-standard parts and manual assembly. As the engineering and material standards for form factors are finalized, we expect the cost of materials and associated labor to decline. In addition, we intend to outsource the assembly of many prototypes with the expectation of further reducing our costs. As a result of these factors, we expect to see our cost of product sales as a percentage of product revenues decline in the year ending 2009.

Operating Expenses

	Fiscal Year Ended
	January 31,		January 31		Change
($ in thousands)	2008	% of Total	2007	% of Total	$	%
Depreciation and amortization	$102	1%	$189	2%	$(87)	(46%	)
Research and development	2,769	28%	2,301	22%	468	20%
Sales and marketing	1,749	18%	1,843	17%	(94)	(5%	)
General and administrative	5,251	53%	6,214	59%	(963)	(15%	)

Total operating expenses	$9,871	100%	$10,547	100%	(676)	(6%	)

Included in our operating expenses are stock-based compensation costs related to the granting of warrants to non-employees for services and options to employees and directors. Stock-based compensation totaled $0.9 million for year ended 2008 and $3.2 million for year ended 2007. The decrease of $2.3 million is primarily attributed to anti-dilution provisions in options granted as part of our merger transaction in year ended 2007. We intend to continue to offer stock options as part of compensation packages to motivate and retain employees. As a result, stock-based compensation on existing and new grants will continue to be recognized. In year ended 2008 we expensed stock-based compensation of $0.2 million in research and development, $0.1 million in sales and marketing, and $0.6 million in general and administrative operating expense categories.

Depreciation and amortization. The decrease in depreciation and amortization is primarily the result of reporting amortization of intellectual property in our cost of licensing for the entire year ended 2008. In the corresponding prior year ended 2007, we reported a pro rata amount of amortization expense in cost of licensing based on the commencement date of the License Agreement. The remainder of amortization expense in year ended 2007 was reported under operating expenses. In total, depreciation and amortization expenses are consistent with the prior year.  Depreciation expense is not expected to increase proportionately with revenue or total operating expenses as it is not necessary for us to significantly increase our purchases of fixed assets.

Research and development. Research and development expenses consist primarily of personnel salary and benefits, travel, materials, consultant fees and stock based compensation. The increase in research and development expenses is primarily due to the hiring of a new Chief Technology Officer and six engineers during the first half of year ended 2008 of $0.5 million and the subsequent severance expense related to a reduction in headcount for the research and development department of $0.2 million during the same fiscal period. Additional increases related to increased travel and project expenses of $0.3 million related to the increased activity with our existing and potential new customers in Asia and United States. Offsetting these increases were reductions in consultant fees of $0.3 million as more projects were administered in-house with newly hired engineers and reduction in stock based compensation of $0.3 million as the prior year ended 2007 had higher stock based compensation costs related to an anti-dilutive feature in options granted as part of our merger transaction. Other fluctuations in research and development expenses were consistent between the two years with modest increases to reflect the increase in activity related to advancing our products and technology.

We expect research and development expenses to decrease in year ending 2009 due to the reductions in headcount and the cost savings measures implemented at the end of year ended 2008. We are focused on meeting the immediate needs of our existing customers and maintaining our technology. We expect that our long term research and development activities beyond these two objectives will be postponed until adequate funding or a sustainable revenue stream is realized.

Sales and marketing. Sales and marketing expenses consist primarily of personnel salary and benefits, travel, tradeshows, consultant fees and stock based compensation. During year ended 2008 we had increases in sales and marketing expenses of $0.4 million from the hiring of 3 new employees, a new sales consultant in Asia, and severance expenses related to the termination of 4 sales and marketing employees at the end of year ended 2008. Additional increases of $0.2 million related to increased travel and tradeshow expenses related to the increased activity with marketing our technology and sales activity with our signed and potential new customers in Asia and United States. Offsetting these increases in expenses were reductions in bonus payments of $0.2 million and stock based compensation of $0.5 million. Bonuses were paid in the prior year ended 2007 related to the signing of the License Agreement, while no bonuses were paid in year ended 2008. Stock based compensation decreased in year ended 2008 as the prior year ended 2007 had higher stock based compensation costs related to an anti-dilutive feature in options granted as part of our merger transaction. Other fluctuations in sales and marketing expenses were consistent between the two years with modest increases to reflect the increase in activity with our current and potential new customers.

We expect sale and marketing expenses to decrease in year ending 2009 due to the reductions in headcount and the cost savings measures implemented at the end of year ended 2008. Sales and marketing activities will be scaled back until adequate funding or a sustainable revenue stream is realized.

General and administrative.  General and administrative expenses consist primarily of personnel salary and benefits, travel, capital raising costs, merger related expenses, insurance, stock based compensation, and professional fees related to our public company filing requirements. During year ended 2008 we had increases in personnel salary and benefits of $0.5 million from the hiring of 4 new employees and the increase in base salaries for two executive replacements. We had increases in director fees and compensation of $0.1 million due to the addition of two new directors and increases in the number of meetings and management activities. We also had increases in severance expenses of $0.5 million related to the resignations of two CEOs. Offsetting these increases in general and administrative expenses were reductions in capital raising costs and professional fees of $0.5 million related to consultant and legal fees for our two private placements and our merger transaction in year ended 2007. In year ended 2008, we had no capital raising or merger expenses. Also, stock based compensation decreased in year ended 2008 by $1.5 million as the prior year ended 2007 had higher stock based compensation costs related to an anti-dilutive feature in options granted as part of our merger transaction. Other fluctuations in general and administrative expenses were consistent between the two years with modest increases to reflect the increase in activity for meeting our public filing requirements as well as our implementation of the Sarbanes-Oxley requirements.

At the end of year ended 2008 we implemented cost savings measures related to our general and administrative expenses. As a public company we have certain unavoidable expenses related to our public filing requirements, legal obligations, insurance needs, and other necessary expenditures to fulfill our fiduciary and regulatory requirements. These unavoidable expenses could increase due to the reduction of inside legal and technical employees and the reliance of external professionals. We may also experience increased legal and capital raising cost associated with any capital raising activities we may undertake in year ending 2009. We anticipate that the overall cost savings measures introduced during year ended 2008 will help us maintain or offset increases in our general and administrative expenses in year ending 2009.

Other Income and Expense

	Fiscal Year Ended		Change
($ in thousands)	January 31, 2008	January 31, 2007	$	%
Interest income	$193	$196	$(3)	(2%	)
Interest expense	(54)	(68)	14	21%
Foreign exchange gain or (loss)	(106)	22	(128)	(581%	)
Other income or (expense)	-	87	(87)	(100%	)

Total other income, net	$33	$237	$(204)	(86%	)

Other income and expense consists of interest income, interest expense, foreign exchange gain or loss and other miscellaneous items. Interest income is earned on our cash balances and marketable securities. We expect interest income to fluctuate in year ending 2009 depending on the amount and timing of any capital raised, advanced licensing payments received or royalty payments received and the rate at which we use such funds to pay our ongoing operating expenses. Interest expense is incurred on our notes payable. The decrease in interest expense relates to the decrease in the principal balance of our notes payable. We expect interest expense to increase in year ending 2009 as a result of the convertible note purchase agreements entered into at the beginning of year ending 2009 with an 8% annual interest rate. Our foreign exchange gains and losses result from transactions with our New Zealand subsidiaries, with our overseas customers and translation of our New Zealand subsidiaries into US dollars. The loss in foreign exchange transactions and translation in year ended 2008 is attributed to the declining value of the US dollar and may continue into year ending 2009.  Other income was immaterial for year ended 2008 and is expected to be immaterial in year ending 2009.

Liquidity and Capital Resources

We have funded our operations from inception through July 31, 2008 primarily through the sale and exercise of common stock and warrants, the use of advance, non-refundable payment of licensing fees and the issuance of secured convertible notes. In the six months ended July 31, 2008, net cash used in operating activities was $3.3 million and an additional $0.2 million was used for investment in fixed assets and intellectual property. Our operating activities and asset purchasing activity were primarily funded by available cash of $0.4 million and the issuance of $3.3 million in secured convertible notes during the six months ended July 31, 2008. Our ending cash balance at July 31, 2008 was $0.2 million.

On September 10, 2008, the Company entered into an amendment (the “Amendment”) to their Patent and Technology License and Technology Transfer Agreement (“License Agreement”) with International Game Technology (IGT) dated October 13, 2006. Pursuant to the terms of the Amendment, among other considerations, we received an advance, nonrefundable payment of licensing fees from IGT in the amount of ten million dollars ($10,000,000). See Note 10 - Subsequent Events in the July 31, 2008 Financial Statements included in this Prospectus for further description of the Amendment. The funds received pursuant to the Amendment and the secured convertible debt will be used to fund our operations, continue our efforts on fulfilling and promoting the existing customer agreements with Sanyo,  IGT and Samsung and expand our customer base to diversify our sources of licensing revenue. The funds may also be used to minimize our current or future debt obligations.

We have issued options to purchase 3,560,000 shares of our commons stock to employees and directors during the six months ended July 31, 2008 pursuant to our 2006 Stock Incentive Plan. As of July 31, 2008, we had options to purchase 14,072,739 shares of our common stock outstanding under our 2006 Stock Incentive Plan with a weighted exercise price of $0.53. A total of 8,768,719 of the shares underlying such outstanding options are exercisable at July 31, 2008. We had no in-the-money options at July 31, 2008.  We also have outstanding warrants to purchase 17,290,468 shares of common stock at a weighted average exercise price of $1.15.

Subject to approval of our Board of Directors, the 2006 Stock Incentive Plan allows option holders to exercise options using a “cashless exercise,” whereby vested shares would be used as payment for the exercise of options. While the exercise of stock options for cash will generally increase immediate working capital, the approval of a cashless exercise by our Board of Directors would impact directly on the extent of this working capital and our ability to use existing options as a capital resource.

Provision for State and Federal Income Taxes

From inception through July 31, 2008, we have incurred net losses for federal and state tax purposes. We have also incurred foreign net losses in respect of our predecessor entity and two foreign subsidiaries.

We have not recorded a tax benefit for domestic tax losses because of the uncertainty of realization. We adhere to SFAS No. 109 Accounting for Income Taxes (“SFAS 109”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Under paragraph 17e of SFAS 109, deferred tax assets are reduced by a valuation allowance if the weight of the available positive and negative evidence suggests that it is more likely than not some portion or all of the deferred tax asset will not be realized.

We have generated net losses since our inception, and since our current projections are based upon predictions that cannot ensure sustained profitability in future years, we have provided a full valuation allowance against the deferred tax assets at July 31, 2008 and 2007.

As a result of the adoption of FIN 48, there was no impact to our consolidated financial position, results of operations or cash flows for the three and six months ended July 31, 2008. In accordance with FIN 48, we recognize interest and penalties related to unrecognized tax benefits as a component of income taxes. At July 31, 2008 no interest or penalties related to unrecognized tax benefits had been recorded. There was no change to our unrecognized tax benefits for the three and six months ended July 31, 2008.

We are subject to taxation in the U.S. and California. Our subsidiaries are subject to taxation in New Zealand. All of our tax years in the U.S. will be open to examination by the federal and California tax authorities because the statute of limitations are open and due to our overall net operating loss carryforward position. Our subsidiaries are subject to examination by foreign tax authorities for all tax years.

Obligations

Our obligations as of July 31, 2008 consisted of operating leases for facilities, a settlement agreement obligation accounted for as a note payable and secured convertible notes. At July 31, 2008, minimum lease payments required under the operating leases amounted to $0.6 million and are payable through 2012. The note payable has a balance, including future interest, of approximately $0.5 million and is payable in equal annual installments of $175,000 through 2010. The aggregate principal amount of the secured convertible notes at July 31, 2008 totaled $3.4 million and are convertible at a discount of five percent (5%) into investment instruments issued by us pursuant to and upon a qualified financing. If such qualified financing does not occur, upon maturity one year from the date of issuance the secured convertible notes may, at the holder’s option, convert into our common stock at a five percent (5%) discount from a formula-derived market price. The secured convertible notes will accrue interest at the annual rate of 8%, commencing October 4, 2008. In addition, pursuant to the secured convertible note purchase agreement, each note holder has received in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the secured convertible notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing. The secured convertible notes are secured by our assets.

We intend to fund our obligations from our ongoing operations, existing cash resources, subleasing agreements, and other capital raising activities.

We anticipate that our existing licensing contracts will require limited capital investment and will be supported by our current staff levels.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

There have been no significant changes in our critical accounting policies included in our Annual Report on Form 10-KSB for the year ended 2008.

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, (“U.S. GAAP”). The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during a fiscal period. We have described our accounting policies in Note 1 – Summary of Significant Accounting Policies and Description of Business in our audited annual consolidated financial statements included elsewhere in this prospectus under the heading “Financial Statements”. The SEC considers an accounting policy to be critical if it is both important to a company’s financial condition and results of operations and it requires significant judgment and estimates on the part of management in its application.

We have discussed the selection and development of the critical accounting policies with the audit committee of our board of directors, and the audit committee has reviewed our related disclosures in this prospectus. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates. See also the section entitled “Risk Factors” for certain matters which may affect our future results of operations.

Revenue Recognition. We evaluate revenue recognition for transactions to sell products and services and to license technology, trademarks and know-how using the criteria set forth by the SEC in Staff Accounting Bulletin 104, Revenue Recognition (SAB 104). For revenue transactions that involve software or software-related products, we recognize revenue under the guidance established by Statement of Position No. 97-2, Software Revenue Recognition (SOP 97-2). Both SAB 104 and SOP 97-2 state that revenue is recognized when each of the following criteria is met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. If we make different judgments or utilize different evidence in relation to the revenue recognition criteria, the amount and timing of our revenue could be materially affected.

Licensing. Licensing revenue is primarily derived from royalties received from licensees of our intellectual property rights, including patents, trademarks and know-how. Royalties are recognized when all revenue recognition criteria have been met. Judgments are made as to whether collectibility can be reasonably assured based on the licensee’s recent payment history and credit worthiness.

Deferred revenue related to agreements involving both an exclusive license for a term and a provision for royalty payments per units beyond a minimum threshold will be recognized as follows: the initial payment amount will be either (a) recognized equally over the term or (b) based upon customer license usage, whichever cumulative figure is higher.

If we were to make different judgments or utilize different evidence in relation to licensing revenue agreements, collectibility and the amount of deferred revenue related to the agreements and the terms, the amount and timing of our revenue could be materially affected.

Research and Development Costs. Research and development costs are recognized in the period incurred in accordance with SFAS No. 2 Accounting for Research and Development Costs. Research and development expenses primarily include prototype development costs, contractor fees, and administrative expenses directly related to research and development support. If we make different judgments in relation to the nature of research and development costs, the amount of research and development costs and operating expenses could be affected.

Intellectual Property. Intangible assets (intellectual property) consist of acquired technology and patents, and internally developed patents and software costs. All of the acquired technology was transferred to the Company from its predecessor company and are recorded at the predecessor’s original cost. Acquired technology is amortized on a straight-line basis over the life of the original agreement.

The costs of internally developing intellectual property that are not specifically identifiable, have indeterminate lives, or are inherent in a continuing business and related to an entity as a whole have been expensed as incurred pursuant to the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. Legal fees, registration costs, and ongoing maintenance costs relating to intellectual property are capitalized as incurred and are amortized on a straight line basis over the estimated remaining statutory lives of the patents, ranging from one to twenty years. We evaluate the recoverability of our intellectual property periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairments of intellectual property have been identified during the periods presented.

Our impairment analysis contains judgments, uncertainties and estimates in order to estimate future cash flows and fair values, if we were to make different judgments and estimates, the outcome of the impairment analysis could be materially affected.

Foreign Operations and Foreign Currency. We have two wholly-owned subsidiaries incorporated in New Zealand. Our direct subsidiary, PureDepth Ltd., is the holding entity for the intellectual property portfolio, which is subject to an exclusive license with us for its use, exploitation and future development. Our indirect subsidiary, PureDepth Incorporated Ltd., undertakes the operations in respect of any future research and development of the intellectual property portfolio on our behalf. This activity is governed by a development agreement with us pursuant to which an annual development fee of cost plus 7.5% is calculated at the end of each quarter. Income and expenditures relating to the license and future development of the intellectual property are inter-company transactions and are eliminated on consolidation. Therefore, these amounts are not shown in the financial statements. We (including our subsidiaries) use the U.S. dollar as our functional currency. We determined that the cash flow, sales price, sales market, expense, financing and intercompany transaction indicators had reached a significant level where under SFAS 52 each of the entities would be best represented by the U.S. dollar as the functional currency. Our currency decisions contain judgments and uncertainties that if we were to make different judgments, the outcome could have a material affect to our operating results and fiscal period ending balances.

 Accounting for Income Taxes. In preparing our consolidated financial statements, we are required to make estimates and judgments that affect our accounting for income taxes. This process includes estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences, including differences in the timing of recognition of stock-based compensation expense, result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We also assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent that we believe that recovery is not likely, we have established a valuation allowance.

During year ended 2008, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertain Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”) and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. There was no impact to our consolidated financial position, results of operations or cash flows for the year ended 2008.

Significant judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and the valuation allowance against our deferred tax assets. Our financial position and results of operations may be materially affected if actual results significantly differ from these estimates or the estimates are adjusted in future periods.

Stock-Based Compensation. We follow the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123R). SFAS 123R requires measurement of all employee and non-employee stock-based compensation awards using a fair-value method and recording of such expense in the consolidated financial statements over the requisite service period. We estimate our stock-based compensation using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires judgmental assumptions including expected option life, volatility, and forfeiture rates. If we make or utilize different assumptions used in the Black-Scholes option-pricing model, the amount of stock-based compensation expense could be materially affected.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our directors and executive officers as of September 15, 2008:

Name	Age	Positions
John Blair	53	Director
Kristin Bowman	45	Director
Mark Kalow	53	Director
Jonathan J. McCaman	60	Chief Financial Officer, Treasurer and Secretary
John R. Stringer	61	Director
Andy L. Wood	54	Chief Executive Officer and Director

John Blair. John Blair has served as a Director since January 2008.  Since March 1996, Mr. Blair has served as a principal at Helicon, a consulting firm specializing in technology and engineering strategy with focus on data communication and software.  From October 1999 through March 2004, Mr. Blair served as co-founder, Chairman and Chief Technology Officer, of Kenamea, an infrastructure software company.  Prior to founding Kenamea, from February 1992 to April 1996, Mr. Blair was a partner at Regis McKenna Inc., a high-tech marketing firm, and prior to that, from November 1989 to February 1992, he worked at Booz, Allen and Hamilton, where he served as a senior advisor to major technology companies.  Previously, from January 1980 to October 1987, Mr. Blair was a founder and Vice President Engineering of Hypertec Pty. Ltd., a computer product design and manufacturing firm in Australia.  Prior to 1980, Mr. Blair worked at Dulmont Ltd., an Australian computer company.  Mr. Blair has a Bachelor of Science in Electrical Engineering from the University of New South Wales, and a Masters in Business Administration from Stanford University.

Kristin Bowman. Kristin Bowman has served as a Director since June 2007 and as a consultant to us since June 2008. Ms. Bowman is currently the Managing Director of Phonographic Perfomances NZ Limited, a non-profit organization administering the rights of local and international record labels and producers in New Zealand. Ms Bowman previously served as our Managing Director of our New Zealand subsidiary, PureDepth Incorporated Limited, from August 2006 to May 2007 and then both Senior Vice President of Strategy and Senior Vice President of Customer & Business Development from June 2007 to June 2008. She also served as our Secretary from March 31, 2006, the effective date of the reverse merger, to January 2007, and as our acting Chief Financial Officer from March 2006 to June 2006. Prior to the reverse merger, Ms. Bowman served as Secretary and Chief Operating Officer of PureDepth, Inc. (the California Corporation) from April 2005 to March 2006, and as the PureDepth Incorporated Limited Vice President of Business Operations from September 2004 to April 2005. Before joining PureDepth Incorporated Limited, Ms. Bowman worked extensively in corporate and investment financing law in both New Zealand and London.  From March 2002 through September 2004, Ms. Bowman was a partner in the Business and Taxation Team of Hesketh Henry, a New Zealand law firm. From July 1999 to December 2001, she served as General Counsel for Auckland International Airport Limited. Ms. Bowman received a First Class Honours degree in law from Auckland University in New Zealand, and holds a current practicing certificate as a barrister and solicitor of the Supreme Court of New Zealand.

Mark Kalow. Mark Kalow has served as a Director since March 2006. Mr. Kalow is a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development; he also serves on the board of directors and audit committees of LSF Network, an e-marketing services company, Reischling Press, Inc., a digital printing company, The Tannery Arts Center and the Santa Cruz Ballet Theatre. From October 1999 to September 2003, Mr. Kalow served as a Managing Director for the Venture Capital Division of Trans Cosmos USA, a Japanese IT services company and strategic investor in U.S. rich media, CRM and e-marketing companies. From September 1993 to July 1998, Mr. Kalow was Chief Operating Officer and Chief Financial Officer of Live Picture Inc. (LPI), a digital imaging software company which he co-founded. He was Chief Executive Officer of LPI from November 1998 through June 1999. Mr. Kalow holds a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and a Masters in Business Administration with a concentration in financial management from the University of Chicago. He attended Director’s College at Stanford Law School, June 2006.

Jonathan McCaman. Jonathan McCaman has served as our Chief Financial Officer, Secretary and Treasurer since January 2007, and also served as our President from January 2008 to September 2008. Prior to joining us, Mr. McCaman served as a consultant while on sabbatical from February 2006 to January 2007. Prior to this period, Mr. McCaman served as Vice President of Finance at Exel Global Logistics, Inc., a supply chain management company, from February 2002 to February 2006. Prior to joining Exel, he was Chief Financial Officer of Merchants Group International, Ltd., a private equity and venture capital firm, from July 1999 to January 2002. Prior to joining Merchants Group International, Ltd., he held various senior executive positions in finance and planning at DHL Worldwide Express and was Chief Financial Officer of its telecommunications subsidiary, NetExpress, Inc. Before joining DHL, Mr. McCaman was a certified public accountant, providing management and financial expertise to clients in a range of industries. Mr. McCaman has a Bachelor of Science degree in Accounting from Golden Gate University.

John Stringer. John Stringer has served as a Director since October 2007 and currently chairs the Compensation Committee and serves on the Audit Committee. Mr. Stringer founded Ventures, a board and executive management advisory firm, in January 2005.  Prior to founding Ventures, Mr. Stringer served at Wyse Technology, Inc. a computer network terminal company, as the Chairman and as Chief Executive Officer and President from May 2000 to December 2004.  Prior to May 2000, he was the Executive Vice President and General Manager at Wyse beginning in August 1998.  Prior to joining Wyse Technology, Mr. Stringer served from December 1997 to April 1998 as a founding Executive Vice President and General Manager of Network Associates, Inc. (NAI), a network and software security company formed by the merger of McAfee, Inc. and Network General Corporation.  From January 1995 until December 1997, he served as Senior Vice President, Worldwide Sales, Services and Operations of Network General Corporation, a computer network analysis firm.  Mr. Stringer holds a Bachelor of Arts degree in Business Administration focused on general business and economics from the University of Houston.  He has also served on the boards of public, private and non-profit organizations, including Wyse Technology, Inc. and is the current President of Association for Corporate Growth (ACGSV.com). Mr. Stringer was also an executive member in the founding of the Markkula School of Applied Ethics at Santa Clara University.

Andy Wood. Mr. Wood has served as our Chief Executive Officer and as a Director since September 2008. Prior to joining us, from March 2001 until the present, Mr. Wood served as Chief Executive Officer of WOOD-ASIO LLC, a technology consulting company owned by Mr. Wood. In addition to WOOD-ASIO LLC, he served as Chief Executive Officer of PhotoWorks, Inc., an online photography company from August 2006 to February 2008, during which period the company was acquired by American Greetings Corporation in January 2008. Prior to PhotoWorks, Inc., from March 2003 to May 2004, he served as Chief Executive Officer of SkyBitz, Inc., a satellite tracking technology and service business. Mr. Wood has also served, among other positions, as Chief Executive Officer of each; Shutterfly, an online social expression and personal publishing service company, from April 2001 to February 2003; Sevant, Inc., a company providing house-calls for computers, from November 2000 to March 2001; Burnham, a high-value logistics company from March 1995 to June 2000; and Exel Logistics, North America, a global shipping and logistics company, from 1991 to 1995. Mr. Wood has also served on the boards of PhotoWorks, Inc, Shutterfly, SkyBitz, Burnham, Exel Logistics, and several privately held technology orientated start-up companies. Mr. Wood has a Bachelor of Laws, LL.B (HONS) from the University of Hull, England.

Compliance with Section 16(a) of the Exchange Act

Because we do not have a class of equity securities registered pursuant to Section 12 of the Exchange Act, our executive officers, directors and persons who beneficially own more than 10% of our common stock are not required to file initial reports of ownership and reports of changes in ownership with the SEC under Section 16(a) of the Exchange Act.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, chief financial officer, controller and persons performing similar functions.  A copy of our Code of Business Conduct and Ethics is incorporated by reference to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 30, 2008.

Stockholder Recommendations for Director Nominations

Stockholders may send any communications to the Board of Directors in writing by mail to: Board of Directors, c/o Corporate Secretary, PureDepth, Inc., 230 Twin Dolphin Drive, Suite D, Redwood City, CA 94065, or by email to our Corporate Secretary at jon.mccaman@puredepth.com, including recommendations for director nominations, provided, however, that any such recommendation which a stockholder intends to be considered in connection with an annual election of directors must be received by the Board of Directors prior to our mailing of the notice and agenda of the corresponding annual shareholder meeting.

Audit Committee and Audit Committee Financial Expert

The Company has a separately-designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Exchange Act. The members of the Audit Committee are Mark Kalow and John Stringer. The Board of Directors has determined that Mr. Kalow meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. This designation is an SEC disclosure requirement related to Mr. Kalow’s experience and understanding with respect to certain accounting and auditing matters, and does not impose on Mr. Kalow any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our principal executive officers during year ended 2008, our other executive officer that was serving at the end of year ended 2007, and two former executive officers who would have been included among the two other most highly compensated executive officers had they continued to serve as executive officers through January 31, 2008. These individuals are referred to in this report as our “named executive officers.”

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jonathan J. McCaman, Chief Financial Officer and Former President (1)	2007	$10,657	-	$5,643	-	$536	$16,836
	2008	$175,000	$10,000	$168,957	-	$37,151	$391,108
Kristin Bowman, Director and Former Managing Director (New Zealand) (2)	2007	$158,241	$83,455	$486,736	$17,125	$1,234	$746,791
	2008	$196,451	-	-	-	$1,363	$197,814
Former Officers:
Thomas L. Marcus, Former Chief Executive Officer(3)	2008	$115,000	-	$161,569	-	$119,045	$395,614
Fred Angelopoulos, Former Chief Executive Officer (4)	2007	$250,000	-	$646,584	$86,390	$17,407	$1,000,381
Mark Yahiro, Former Senior Vice President, Marketing and Business Development(5)	2007	$133,974	-	-	-	$165,950	$299,924
	2008	$162,843	-	-	-	$17,056	$179,899
Thomas Credelle, Former Senior Vice President of World Wide Engineering (6)	2008	$115,388	-	$69,168	-	$7,864	$192,420

(1)
During year ended 2007, Mr. McCaman earned $536 for medical insurance reimbursement and during year ended 2008, Mr. McCaman earned (a) a discretionary $10,000 bonus, (b) $25,000 relocation and moving reimbursement and (c) $12,151 for medical insurance reimbursement.

(2)
During year ended 2007, Ms. Bowman earned (a) $83,455 discretionary bonuses for performance; (b) $17,125 according to our quarterly bonus program; and (c) $1,234 for medical insurance reimbursement. During year ended 2008, Ms. Bowman earned $1,363 for medical insurance reimbursement.  Ms. Bowman’s cash compensation was paid in New Zealand dollars; amounts shown above (except for option awards) were converted from New Zealand Dollars at the conversion rate of 0.6856 and 0.7429, published January 31, 2007 and 2008, respectively, the last day of the reporting day for the fiscal year period.

(3)
During year ended 2008, Mr. Marcus served as a Director before being appointed as our interim Chief Executive Officer and Chairman of the Board of Directors. He was later appointed to be our permanent Chief Executive Officer and then subsequently stepped down as Chief Executive Officer on January 24, 2008 and  continued to serve as our Chairman of the Board of Directors until he retired from the Board on July 7, 2008. Mr. Marcus earned (a) $ 113,100 for consulting fees as our interim CEO, and (b) $5,945 for medical insurance reimbursement.  Fees earned as Director are presented in, “Compensation of Directors”. All other compensation including stock-based compensation for the year ended 2008 is presented here.

(4)
Mr. Angelopoulos served as our Chief Executive Officer before resigning in June 2007. During year ended 2007, Mr. Angelopoulos earned (a) $86,390 for the signing of a significant license contract; and (b) $17,407 for medical insurance reimbursement. During year ended 2008, Mr. Angelopoulos earned (a) $20,117 for medical insurance reimbursement and (b) $145,833 severance pay.

(5)
Mr. Yahiro served as our Senior Vice President, Marketing and Business Development through January 2008. During year ended 2007, Mr. Yahiro earned (a) $57,000 for the signing of a significant license contract; and (b) $17,221 for medical insurance reimbursement. During year ended 2008, Mr. Yahiro earned $17,056 for medical insurance reimbursement.

(6)	Mr. Credelle served as our Senior Vice President of World Wide Engineering through January 2008. During year ended 2008, Mr. Credelle earned $ 7,864 for medical insurance reimbursement.

(7)
The dollar value of amount expensed by us during the years ended 2007 and 2008 for financial statement reporting purposes pursuant to SFAS No. 123R.  The statement requires us to estimate the overall value of the options as of the date of grant based on the Black Scholes method of valuation and then expense that value on a straight-line basis over the service period over which time the options vest. The assumptions used in the calculation of the amounts in this table are included in Note 9 – Stockholders’ Equity, of the notes to our annual audited consolidated financial statements included elsewhere in this prospectus under the heading “Financial Statements”.

Discussion of Summary Compensation Table

Set forth below is a summary of terms of the employment agreement for each of our named executive officers that relate to the compensation for such persons for the years ended 2007 and 2008 as set forth in the above table. For a discussion of the terms of our employment agreements with current Named Executive Officers regarding resignation, termination of employment or change in control please see “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements with Named Executive Officers

Chief Financial Officer and Former President

During our year ended 2008, Jonathan J. McCaman served as our President and Chief Financial Officer, was compensated pursuant to the terms of an executive employment agreement with PureDepth Incorporated Limited dated May 07, 2007, which provided for an annual base salary of $175,000 and a relocation allowance of $25,000. Pursuant to this agreement, Mr. McCaman received options to purchase 500,000 shares of the Company’s common stock at an exercise price of $2.20 per share, be eligible for an annual bonus pursuant to the terms and requirements of the Company’s Senior Management Bonus Plan and customary fringe benefits which includes reimbursement of medical insurance. All of the shares subject to the option will vest over three years, with 1/6 of the shares at a 6 month cliff and 1/12 of the underlying shares at quarterly intervals thereafter.

During year ended 2008, Mr. McCaman was granted a second option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.95 per share. All of the shares subject to the option will vest over three years, with 1/6 of the shares at a 6 month cliff and 1/12 of the underlying shares at quarterly intervals thereafter.

On September 12, 2008 Mr. McCaman resigned from his position as President of the Company and will continue to serve as Chief Financial Officer and Secretary. Mr. McCaman and the Company entered into a second amendment to his employment agreement dated May 7, 2007 and as previously amended on April 29, 2008. For information regarding this amended employment agreement, please see the section of this prospectus titled “Certain Relationships and Related Transactions.”.

Former Chief Executive Officers

Fred Angelopolous

During our year ended 2007 and prior to November 10, 2006, Fred Angelopoulos served as our Chief Executive Officer, and was compensated pursuant to the terms of an executive employment agreement with PureDepth Incorporated Limited dated March 31, 2005, as amended, which provided for an annual base salary of $250,000. Pursuant to this agreement, upon completion of one year of service on April 1, 2006, Mr. Angelopoulos was entitled to a retention bonus and was also entitled to reimbursement for medical insurance expenses.

On November 10, 2006, we entered into a new employment agreement with Mr. Angelopoulos which superseded the prior agreement with him, including the retention bonus. Pursuant to the new agreement, Mr. Angelopoulos was entitled to receive an annual base salary of $250,000 and was eligible to participate in any applicable bonus or incentive program we provided. Pursuant to the executive incentive plan for the year ended 2007, Mr. Angelopoulos received a bonus in the amount of $86,390 upon the execution of a licensing agreement with a significant customer. Under the new agreement, Mr. Angelopoulos was required to exercise certain existing stock option rights pursuant to a fixed exercise schedule, and was required to observe agreed-upon limits on selling of shares of our common stock. During the year ended 2008, Mr. Angelopoulos exercised 600,000 of his option shares pursuant to the Agreement, and forfeited 700,000. The agreement, which is governed by California law, includes confidentiality and nondisclosure provisions.

Mr. Angelopoulos resigned as our Chief Executive Officer and as a Director in June 2007. For information regarding Mr. Angelopoulos’ separation agreement, see the section entitled “Benefits Paid to Former Named Executive Officers upon Separation.”

Thomas L. Marcus

In June 2007, Mr. Marcus was appointed as our Chief Executive Officer on an interim basis after the resignation of Mr. Angelopoulos as our Chief Executive Officer, in the capacity as a consultant to the Company. In his capacity as a consultant, Mr. Marcus received an hourly fee of $150 per hour, limited to $1,500 per day.

On September 11, 2007, Mr. Marcus was formally appointed our Chief Executive Officer. We entered into an executive employment agreement with Mr. Marcus relating to his change of status from interim to full-time Chief Executive Officer of the Company and providing for the elements of his future compensation. Under this agreement, Mr. Marcus was to earn an annual salary of $276,000 (the "Base Salary"), and up to two performance bonuses in an aggregate amount up to $50,000 upon the achievement of certain goals to be established by the Board of Director's Compensation Committee (the "Performance Goals); the Board subsequently determined and paid Mr. Marcus $30,000 of such Performance Goals. In addition, on October 4, 2007, the Board granted Mr. Marcus an option (the "October Option"), to purchase 150,000 shares of Company common stock pursuant to the Plan. The October Option has an exercise price of $0.95 which was equal to the closing price of our common stock on October 4, 2007 as reported by the OTC Bulletin Board and vested on a monthly basis over the three (3) month period following September 11, 2007. In addition, the Board also granted Mr. Marcus a second option (the "December Option"), to purchase 150,000 shares of our common stock pursuant to the Plan. The December Option has an exercise price of $0.96 which was equal to the closing price of our common stock on December 3, 2007 as reported by the OTC Bulletin Board and vested on a monthly basis over the three (3) month period following September 11, 2007. At the discretion of the Board, Mr. Marcus was also eligible to receive two additional option grants, each to purchase a number of shares of Company common stock up to but not in excess of 37,500 shares, after ninety and one hundred and eighty days, respectively, upon the achievement of the Performance Goals; none of such options were subsequently granted. The agreement contains other terms that are standard for such an employment arrangement, including without limitation, provisions relating to confidentiality, arbitration and non-solicitation.

Mr. Marcus resigned as our Chief Executive Officer in January 2008. For information regarding Mr. Marcus’ separation agreement, see the section entitled “Benefits Paid to Former Named Executive Officers upon Separation.”

Former Managing Director (New Zealand)

During the years ended 2007 and 2008, Kristin Bowman, our Managing Director (New Zealand) was compensated pursuant to the terms of an executive employment agreement with PureDepth Incorporated Limited dated April 1, 2005, as subsequently modified by our Board of Directors. The annual base salary paid to Ms. Bowman pursuant to the agreement has been increased by our Board of Directors from time to time and most recently in March 2006 to NZ$257,642 (approximately US$191,400 annual base rate, based upon a conversion rate of 0.743 NZ$ to the US$, as of January 31, 2008). She also participates in the quarterly bonus program and is entitled to reimbursement for medical insurance expenses. The agreement is governed by New Zealand law, and includes various other terms regarding employment, including confidentiality provisions and a 6-month non-competition and non-solicitation provision. Ms. Bowman resigned from her position of Managing Director (New Zealand) effective June 14, 2008. On June 9, 2008, we and Ms. Bowman entered into a variation to her employment agreement dated March 31, 2005 and a consultancy agreement. For information regarding this amended employment agreement, and the consultancy agreement, please see the section of this prospectus titled “Certain Relationships and Related Transactions.”

Senior Vice President of Marketing and Business Development

During the year ended 2007, Mr. Yahiro was compensated under the terms of an executive employment agreement dated February 1, 2006. In his capacity as Senior Vice President of Marketing and Business Development he was to receive an annual base salary of $164,000 plus monthly health care reimbursement. The Agreement included various other terms regarding employment, including confidentiality and assignment-of-invention provisions and a 6-month non-competition and non-solicitation provision.

Additionally, Mr. Yahiro received options to purchase 1,480,238 shares of the Company’s common stock at an exercise price of $0.28 per share in March 2006 prior to the merger. These rights continued through his employment and the reorganization of the companies in the corporate group. These options were fully vested on March 31, 2006 as a result of the merger.

Mr. Yahiro was terminated as our Senior Vice President of Marketing and Business Development in January 2008. For information regarding Mr. Yahiro’s separation agreement, see the section entitled “Benefits Paid to Former Named Executive Officers upon Separation.”

Senior Vice President of World Wide Engineering

During the year ended 2007, Mr. Credelle was compensated under the terms of an executive employment agreement dated July 23, 2007. In his capacity as Senior Vice President of World Wide Engineering he was to receive an annual base salary of $185,000.  Pursuant to this agreement, Mr. Credelle was entitled to receive options to purchase 500,000 shares of the Company’s common stock and was eligible for an annual bonus pursuant to the terms and requirements of the Company’s Senior Management Bonus Plan and customary fringe benefits which included reimbursement of medical insurance. All of the shares subject to the option were scheduled to vest over three years, with 1/6 of the shares at a 6 month cliff and 1/12 of the underlying shares at quarterly intervals thereafter. The Agreement included various other terms regarding employment, including confidentiality and assignment-of-invention provisions and a 6-month non-competition and non-solicitation provision.

Mr. Credelle was terminated as our Senior Vice President of World Wide Engineering in January 2008. For information regarding Mr. Credelle’s separation agreement, see the section entitled “Benefits Paid to Former Named Executive Officers upon Separation.”

The foregoing summaries do not purport to be complete and are qualified in their entirety by the filed Agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes certain information with respect to the unexercised options held by our named executive officers as of January 31, 2008:

Executive’s Outstanding Equity Awards at Fiscal Year End
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) UnExercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Jonathan J. McCaman	333,333	166,667	2.20	01/16/14
	250,000	-	0.95	10/03/14

Fred Angelopoulos (1) (2)	-	1,560,476	0.28	03/31/11

Thomas L. Marcus	11,667	8,333	3.03	09/06/13
	11,667	8,333	3.25	10/04/13
	11,667	8,333	3.39	11/05/13
	11,667	8,333	3.51	12/04/13
	11,667	8,333	2.82	01/04/14
	100,000	-	1.50	08/02/14
	-	150,000	0.95	10/03/14
	-	150,000	0.96	12/02/14

Kristin Bowman (1)	-	1,589,892	0.28	03/31/11

Thomas Credelle	-	35,051	1.67	06/18/14
	-	48,282	1.50	08/02/14

Mark Yahiro (1) (3)	-	740,119	0.28	03/31/11

(1)	Options became fully vested and exercisable on March 31, 2006, the effective date of the merger.

(2)
Pursuant to an amendment to the stock option agreement governing this option dated July 2007, Mr. Angelopoulos was required to exercise one tranche of his option in 2007 and is required to exercise the remaining tranche in 2008; during the year, Mr. Angelopoulos exercised 600,000 shares and forfeited 700,000 shares under such option agreement. The amendment also accelerated the terms of the selling schedule for this option. See “Benefits Paid to Former Named Executive Officers upon Separation” for more information.

(3)
Pursuant to an amendment to the stock option agreement governing this option dated December 19, 2006, Mr. Yahiro was required to exercise of 740,119 shares on or before December 31, 2008, subject to the termination provisions described under the section entitled “Potential Payments upon Termination or Change in Control” below, and any portion of the option that was not exercised pursuant to the exercise schedule set forth in the option agreement was to expire and be forfeited; Mr. Yahiro exercised 350,000 shares and forfeited 390,119 shares under such option agreement. Pursuant to this amendment, the shares that Mr. Yahiro obtained upon exercise of the option may not be sold more rapidly than pursuant to the following schedule: 350,000 shares in calendar year ending 2009.

Potential Payments upon Termination or Change in Control

As described under the heading “Discussion of Summary Compensation Table” in this prospectus, we are a party to employment agreements with certain of our named executive officers. The following is a summary of the terms of each such contract that provides for payment to a named executive officer in connection with his or her resignation, retirement or other termination or a change in control:

Chief Financial Officer and Former President

Our executive employment agreement with Mr. McCaman provides that the agreement is terminable upon 30 days notice by Mr. McCaman. However, we can terminate at any time with Cause, provided however that if we terminate him without cause, Mr. McCaman is entitled to four month’s base salary.  Prior to his resignation as President in September, 2008, Mr. McCaman’s employment agreement as then in effect provided that all of Mr. McCaman’s outstanding options were to immediately vest in the event of a Change of Control. Pursuant to the second amendment to his employment agreement dated May 7, 2007 entered into in connection with the leadership transition, this term was amended to provide that all unvested options which were initially granted to Mr. McCaman on or prior to October 1, 2008 will immediately vest in the event of a Change of Control. Any options which are initially granted to Mr. McCaman after October 1, 2008 will vest with respect to 50% of the shares subject to such options in the event that Mr. McCaman is terminated without Cause which for these purposes may include a voluntary resignation by Mr. McCaman in certain circumstances following a Material Adverse Change (as defined in the agreement) on or within twelve months following the effective date of a Change of Control.

Managing Director

Prior to her resignation as Managing Director effective June 2008, our executive employment agreement with Ms. Bowman provided that the agreement was terminable upon four months notice by either party, however we could terminate without notice in the event of misconduct, poor performance or other justifiable reason. In addition, if Ms. Bowman is made redundant, as defined by applicable New Zealand law and the terms of the agreement, she would have been entitled to four months base salary. These terms are no longer applicable following Ms. Bowman’s resignation

The foregoing summaries do not purport to be complete and are qualified in their entirety by the filed Agreements; definitions of the terms, including “Cause,” “Good Reason,” and “Change of Control” are set forth in the filed Agreements.

Benefits Paid to Former Named Executive Officers upon Separation

We entered into an agreement with Mr. Angelopoulos relating to his separation from the Company (the “Separation Agreement”) in July 2007. The terms of the Separation Agreement supersede any relevant terms of Mr. Angelopoulos’s employment agreement and called for Mr. Angelopoulos to provide consulting services to us for a period of three months following his resignation. During such three month period, Mr. Angelopoulos earned a monthly consulting fee equivalent to his monthly salary at the time of his departure (Base Salary Rate), thereafter he continued to receive, as severance payment, semi-monthly payments in a monthly amount equal to his Base Salary Rate for a period of twelve months. Under the Separation Agreement, we will pay for two years of Mr. Angelopoulos’ COBRA health insurance premiums. In addition, Mr. Angelopoulos’ stock option agreement was amended to provide that it could be exercised in two tranches in 2007 and 2008, respectively; during 2007, Mr. Angelopoulos exercised 600,000 shares and forfeited 700,000 shares under such option agreement. In addition the option agreement was amended to accelerate the selling schedule applicable to shares of our common stock acquired upon any such exercise, so that shares which are issued upon exercise of his option may be sold in the following years: 600,000 shares in calendar year ended 2007, 870,000 shares in calendar year ended 2008, and 1,430,000 shares in calendar year ending 2009.

In January 2008 the Board and Mr. Marcus mutually agreed that Mr. Marcus would step down in his capacity as the Chief Executive Officer of the Company effective January 24, 2008. During the thirty day period following January 24, 2008, Mr. Marcus remained an employee of the Company and served at the direction of the Board and the President of the Company. Thereafter, in accordance with his employment agreement dated September 14, 2007 (the “Employment Agreement”), Mr. Marcus received four and one-half months of payments, payable in accordance with the Company’s standard payroll procedures services, together with COBRA reimbursement for four and one-half months. In addition, options granted to Mr. Marcus during his tenure as Chief Executive Officer became fully vested immediately prior to January 24, 2008.

In January 2008, we entered into a separation agreement and general release of claims with Mr. Yahiro relating to his separation from the Company. Pursuant to the terms of the separation agreement, which superseded any relevant terms of Mr. Yahiro’s employment agreement, we provided Mr. Yahiro with four months severance pay at Mr. Yahiro’s base salary and six months of reimbursed COBRA health insurance premiums.

In January 2008, we entered into a separation agreement and general release of claims with Mr. Credelle relating to his separation from the Company. Pursuant to the terms of the separation agreement, which superseded any relevant terms of Mr. Credelle’s employment agreement, we provided Mr. Credelle with four months severance pay at Mr. Credelle’s base salary.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our directors for the year ended 2008:

Director Compensation Table
Name (1)(9)	Fees Earned or Paid Cash ($)	Option Awards ($) (8)	Other Compensation ($)	Total ($)
John Blair (2)	-	$72	-	$72
John Floisand (3)	$45,000	$53,788		$98,788
David Hancock (4)	$29,468	-	-	$29,468
Mark Kalow (5)	$86,500	$72,823	-	$159,323
Tom Marcus (6)	$31,000		-
John Stringer (7)	$14,000	$3,067	-	$17,067

(1)
See the Summary Compensation Table for disclosure related to Kristin Bowman. Ms. Bowman, who is also the Managing Director of our New Zealand subsidiary, PureDepth Incorporated Limited, did not receive additional compensation for her services as a member of our Board of Directors.

(2)	Mr. John Blair was appointed as a Director in January 2008 and serves on the Compensation Committee.

(3)	Mr. Floisand served as a Director from September 2006 and resigned in January 2008.

(4)	Mr. Hancock served as Chairman of our Board of Directors from March 2006 and resigned on June 26, 2007.

(5)	Mr. Kalow serves on the Audit and Compensation Committees.

(6)
Mr. Marcus served as a Director from September 2006 to July 2008 and served as our interim, then full-time Chief Executive Officer from June 2007 until January 2008. All compensation, except for director fees paid to Mr. Marcus for his services as Director prior to his becoming our interim and then full-time Chief Executive Officer, are included in the table labeled “Summary of Executive Compensation” of this item. No employees of the Company, including Mr. Marcus, receive director fees for their services as a Director while they were an employee.

(7)	Mr. Stringer was appointed as a Director in October 2007 and serves on the Compensation Committee.

(8)
Represents the dollar value of amount expensed by us during the years ended 2007and 2008 for financial statement reporting purposes pursuant to SFAS No. 123R. This Statement requires us to estimate the overall value of the options as of the date of grant based on the Black Scholes method of valuation and then expense that value over the service period over which time the options vest. The assumptions used in the calculation of the amounts in this table are included in Note 9 – Stockholders’ Equity, of the notes to our annual audited consolidated financial statements included elsewhere in this prospectus under the heading “Financial Statements”.

(9)	For each director included in the above table, below is a summary of the aggregate number of option awards outstanding at January 31, 2008:

Name	Option Awards Outstanding (#)
John Blair	100,000
John Floisand	41,665
David Hancock	536,032
Mark Kalow	283,533
Tom Marcus	See note (10)
John Stringer	100,000

(10)	Mr. Marcus’s option awards Outstanding at year ended 2008 are presented in the table labeled “Executive’s Outstanding Equity Awards at Fiscal Year End” as a named executive officer in this item.

Discussion of Director Compensation Table

Director Cash Compensation Policy

On April 5, 2007, the Company adopted a director compensation policy pursuant to which members of the Board of Directors are entitled to receive the following cash benefits from the Company:

•	Each non-employee member of the Board of Directors will receive:

o	an annual payment of $20,000, payable in semi-annual installments at the beginning of each semi-annual period; and

o	an additional payment of $1,000 for each meeting of the Board of Directors or any committee thereof which the member attends in person, or $500 for each such meeting attended by telephone; and

•
The chairperson of the Board of Directors and the chairperson of the Audit Committee will each receive an additional annual payment of $10,000, and the chairperson of the Compensation Committee will receive an additional annual payment of $5,000, in each case payable semi-annually at the beginning of each semi-annual period.

No employees of the Company are eligible to receive director fees for their services as a Director.

John Blair

Mr. John Blair was appointed by the Board to fill a vacancy on the Board, effective on January 19, 2008. Mr. Blair was also appointed to serve on the Board’s Compensation Committee. Mr. Blair will receive cash compensation for his services as a member of the Board according to our Director Compensation Policy approved .  In addition, on January 24, 2008 the Board granted Mr. Blair an initial option grant (the “Initial Option”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended ("Plan"), with an exercise price equal to the closing price of the Company’s common stock on the grant date of the option, as reported by the OTC Bulletin Board. Mr. Blair will also be granted an option grant to purchase an additional 100,000 shares of the Company’s common stock on the date which is six months from the effective date of Mr. Blair’s appointment. Vested shares subject to the options are or will be subject to the terms and conditions of the Plan and the associated stock option agreement. The shares subject to the Initial Option will vest over three years, with one-sixth of the shares subject to the Initial Option vesting six months from the effective date of appointment, and one-twelfth of the shares subject to the Initial Option vesting each quarter thereafter. The second option will have the same vesting schedule and terms and conditions as the Initial Option and shall have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by the OTC Bulletin Board.

Mark Kalow

During the year ended 2007, Mr. Kalow earned a directors’ fee at an annual rate of $20,000 and a fee as Chairman of the Audit Committee at an annual rate of $10,000. Mr. Kalow was also paid $1,000 for each meeting of the Board of Directors he attended in person, and $500 for each meeting he attended by telephone. Mr. Kalow was also granted an option to purchase 232,932 shares of our common stock at an exercise price of $0.44. This option was fully vested in connection with the merger and on December 31, 2006 this option expired by its terms. On January 4, 2007, we issued Mr. Kalow an option to purchase 232,932 shares of our common stock at an exercise price of $0.44 per share. This grant was issued below the market price on that day in order to align with the exercise price of his prior grant and was fully vested at the time of issuance. Any portion of the option that is not exercised pursuant to the exercise schedule set forth in the option agreement will expire. Pursuant to the terms of the option agreement, Mr. Kalow was required to exercise one-half of the options shares on or before December 31, 2007, and one-half of the option shares on or before December 31, 2008; Mr. Kalow did not exercise the initial one-half of the option shares on or before December 31, 2007 and therefore one-half of the options shares expired. Pursuant to this amendment, the shares that Mr. Kalow obtains upon exercise of the option may not be sold more rapidly than pursuant to a schedule.

In the year ended 2007, Mr. Kalow was also granted options (each referred to as an “Initial Option”) to purchase an aggregate of 167,067 shares of our common stock, which was issued in five grant tranches as follows: 33,400 shares on August 4, 2006; 33,400 shares on September 5, 2006; 33,400 shares on October 5, 2006; 33,400 shares on November 6, 2006; and 33,467 shares on December 5, 2006. The shares subject to the Initial Option granted on each date had an exercise price equal to the closing price of our common stock on such date as reported by the OTC Bulletin Board. Vested shares subject to the option may be exercised within seven years and are subject to the terms of the stock option plan and associated stock agreement. All of the shares subject to the option will vest over three years, with 1/6 of the shares on December 30, 2006, and 1/12 of the underlying shares at quarterly intervals thereafter.

Thomas Marcus

During year ended 2007, Mr. Marcus earned compensation for his services as a Director pursuant to the terms of letter dated September 2006, providing for the payment at an annual rate of $20,000.  Upon adoption of the Director Compensation policy, described above, Mr. Marcus agreed to terminate the director letter, and adopted the payment terms set forth in such policy.

In the year ended 2007, Mr. Marcus was granted options (each referred to as an “Initial Option”) to purchase 100,000 shares of our common stock. The Initial Option was issued in five equal grant tranches of 20,000 shares on the following dates: September 7, October 5, November 6, December 5, 2007 and January 5, 2008. The shares subject to the Initial Option granted on each date have an exercise price equal to the closing price of our common stock on such date as reported by the OTC Bulletin Board. Vested shares subject to the Initial Option may be exercised within seven years from the effective date of the director’s appointment and are subject to the terms of the stock option plan and associated stock option agreement. The shares subject to the Initial Option vest over three years, with 1/6 of the shares subject to the Initial Option vesting six months from the date of the appointment, and 1/12 of the shares subject to the Initial Option vesting each quarter thereafter.

In addition, on August 3, 2007, the Board granted to Mr. Marcus an option to purchase 100,000 shares of our common stock pursuant to the Plan, at an exercise price of $1.50 (an amount equal to the closing price of such common stock on such date as reported by the OTC Bulletin Board), and vesting over three years, with 1/6 of the shares vesting six months from the date of the appointment, and 1/12 of the shares vesting each quarter thereafter.

John Stringer

On October 30, 2007, Mr. Stringer was appointed by the Board of Directors of the Company to fill a vacancy on the Board. Mr. Stringer was also appointed to the Compensation Committee of the Board of Directors. Mr. Stringer will receive cash compensation for his services as a member of the Board pursuant to the Company's Director Compensation Policy. In addition, the Board granted Mr. Stringer an option (the "Initial Option") to purchase an aggregate of 100,000 shares of the Company's common stock pursuant to the Plan. The Initial Option has an exercise price of $0.85, which was equal to the closing price of the Company's common stock on October 30, 2007, the grant date of the option, as reported by the OTC Bulletin Board. Vested shares subject to the Initial Option may be exercised within seven years from the effective date of the director's appointment and are subject to the terms and conditions of the Plan and associated stock option agreement. The shares subject to the Initial Option vest over three years, with one-sixth of the shares subject to the Initial Option vesting six months from the date of appointment, and one-twelfth of the shares subject to the Initial Option vesting each quarter thereafter. Mr. Stringer will also be granted an option to purchase an additional 100,000 shares of the Company's common stock on the date which is six months from the date of appointment, which option will have the same vesting schedule and terms and conditions as the Initial Option and shall have an exercise price equal to the closing price of the Company's common stock on the date of grant as reported by the OTC Bulletin Board.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of our outstanding common stock as of September 30, 2008 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each Named Executive Officer, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the security holders and stockholders listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the security holders and stockholders listed below is 230 Twin Dolphin, Suite D, Redwood City, California 94065.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)	Percentage of Common Stock Beneficially Owned (%)(1)
John Blair (2)	375,000	*
Kristin Bowman (3) 24 Morrin Road Panmure, Auckland New Zealand	1,589,892	2.3%
Mark Kalow(4)	658,533	*
Jonathan J. McCaman (5)	1,700,000	*
John Stringer(6)	475,000	*
Mark Yahiro (3)	740,119	1.1%
Andrew Wood (7)	3,400,000	*

K One W One Limited (8) c/o BDO Spicers, 120 Albert Street Auckland, New Zealand	36,664,355	52.9%

Vision Opportunity Master Fund, Ltd. (9) 317 Madison Avenue, Suite 1220 New York, NY 10017	8,572,273	11.9%

All current executive officers and directors as a group (6 persons) (10)	8,198,425	4.0%
 * Less than 1%.

(1)
The number and percentage of shares beneficially owned is based on 68,572,235 shares of common stock outstanding as of September 30, 2008 and is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon currently exercisable options and options that will become exercisable within 60 days of September 30, 2008 are deemed outstanding for the purpose of computing the percentage ownership of that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 70,833 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

(3)	All shares indicated are issuable upon the exercise of currently exercisable stock options.

(4)	Includes 346,033 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

(5)	Includes 621,875 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

(6)	Includes 95,833 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

(7)	Includes 141,666 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

(8)	Includes 35,780,006 shares that are issued and outstanding and warrants to purchase 884,349 shares. Steven Tindall is the beneficial owner of shares held by K One W One Limited.

(9)
Includes 4,965,188 shares that are issued and outstanding and warrants to purchase 3,607,085 shares.  Vision Opportunity Master Fund, LTD. is a limited partnership operating as a fund. There are no individual beneficial owners. The Vision Opportunity Master Fund, LTD. is managed by Vision Capital Advisors. Adam Benowitz has voting and investment control of the shares held by Vision Opportunity Master Fund, LTD., but disclaims beneficial ownership of the shares.

(10)	Includes 2,866,132 shares that are issuable upon the exercise of stock options that are exercisable within 60 days of September 30, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2007, we amended the stock option agreement granted to David Hancock when he was Chief Executive Officer of DVIL, one of our predecessor companies, to provide that Mr. Hancock is required to exercise 30,341, 445,007 and 536,031 shares underlying the option on or before December 31, 2006, 2007 and 2008, respectfully. Any portion of the option that is not exercised pursuant to the exercise schedule set forth in the amended option agreement will expire. Pursuant to these amendments, the shares that Mr. Hancock obtains upon exercise of the option may not be sold more rapidly than pursuant to the following schedule: 30,341 shares in calendar 2006, and 500,000 shares calendar year ended 2007 with no restriction thereafter.

On August 2, 2007, we and K One W One Limited (K1W1), entered into a waiver agreement, whereby K1W1 agreed to waive its existing registration rights previously granted to K1W1 by us under various agreements. K1W1 is our largest stockholder and as of September 30, 2008, was the beneficial owner of approximately 52.9% of our outstanding stock.

On February 4, 2008 and subsequently amended on July 4, 2008 and August 12, 2008, we entered into a convertible note purchase agreement (Note Purchase Agreement) with K1W1 providing for the purchase by K1W1 of convertible notes (Notes) up to of an aggregate principal amount of $3,900,000 or such greater amount as is approved in writing by our board of directors and K1W1. Under the Note Purchase Agreement, upon the closing, on February 4, 2008, K1W1 purchased an initial Note of $1,000,000 ($100,000 of which was previously funded to us on January 30, 2008), on March 14, 2008 K1W1 purchased another Note of $2,000,000, on July 4, 2008 K1W1 purchased another Note of $400,000 and on August 12, 2008 K1W1 purchased another Note of $500,000. The Notes are secured by our assets pursuant to a security agreement. The Notes are convertible at a discount of five percent (5%) into investment instruments issued by us pursuant to and upon a qualified financing. If such qualified financing does not occur, upon maturity of the Notes on February 4, 2011 the Notes may, at K1W1’s option, convert into our common stock at a five percent (5%) discount from a formula-derived market price. The Notes accrue interest at the annual rate of 8%, commencing October 4, 2008. In addition, pursuant to the Note Purchase Agreement, K1W1 received in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the Notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing.

On August 27, 2008, the Board of Directors appointed Andrew L. Wood as the Company’s Chief Executive Officer, with such employment commencing on September 8, 2008, and as a director effective August 27, 2008. In connection with his appointment as Chief Executive Officer, Mr. Wood entered into an employment agreement with us dated August 27, 2008 that provides for the following compensation benefits:

•	A base salary of $250,000 per year.

•
Participation in a performance-based compensation plan, with the criteria of the related performance objectives to be defined by Mr. Wood and the Compensation Committee of the Board within the first month following commencement of employment. Although there is no minimum guaranteed bonus, Mr. Wood will be eligible to earn an aggregate annual bonus under such arrangements of up to $125,000, payable at Mr. Wood’s election in either cash, a common stock award under our Plan or a combination of both, in connection with the achievement of the performance objectives.

•
An option to purchase 3,400,000 shares of our common stock that was granted under the Plan by the Board at its meeting on September 24, 2008.  The option will vest monthly over four (4) years with the measuring period beginning on September 8, 2008 so long as Mr. Wood continues to be employed by the us or any of our subsidiaries. The exercise price of the option granted was the closing price of our common stock on the date of grant as reported by the OTC Bulletin Board.

•
Termination benefits as follows:

In connection with a termination by us of Mr. Wood’s employment Without Cause (as defined in the agreement and which may include a voluntary resignation by Mr. Wood in certain circumstances following a Material Adverse Change (as defined in the agreement)), we will pay Mr. Wood an amount equal to his then effective base salary for a period of six (6) months, payable in equal installments in accordance with our regular payroll schedule; and

If such termination Without Cause takes place on or within twelve (12) months following the effective date of a Change of Control (as defined in the agreement), Mr. Wood shall also become vested in 50% of the shares subject to any options to purchase our common stock then held by him.

Receipt of the foregoing termination benefits will be contingent upon Mr. Wood’s execution of a general release of claims.

•	Customary and usual fringe benefits generally available to our employees, subject to the terms and conditions of our benefit plan documents and policies.

We also entered into an indemnification agreement with Mr. Wood in the form previously filed as an exhibit to our Annual Report on Form 10-KSB.

In connection with the leadership transition, Jonathan J. McCaman resigned from his position as President on September 12, 2008 and will continue to serve as Chief Financial Officer and Secretary. On September 12, 2008, we and Mr. McCaman entered into a second amendment to his employment agreement dated May 7, 2007 and as previously amended on April 29, 2008, which provides that Mr. McCaman’s base annual salary will remain at $210,000 and that effective beginning September 1, 2008, Mr. McCaman will be eligible for an executive incentive bonus, in an amount up to 12.5% of his then current annual base salary per fiscal quarter, with payment of any such bonus to be based upon the achievement of key performance indicators to be mutually determined by Mr. McCaman and the Board’s Compensation Committee on a schedule determined by the parties. Pursuant to the bonus arrangements in the prior agreement which have been replaced by the amendment, Mr. McCaman was paid $25,000 in respect of the three months ended July 31, 2008. Also pursuant to the prior agreement and acknowledged in the amendment, Mr. McCaman was granted by the Board at its September 24, 2008 meeting, an option to purchase 75,000 shares of the Company’s common stock. Such option will vest quarterly over three years, subject to the certain acceleration of vesting described below. Such option is subject to the terms and conditions of the Plan and related form of stock option agreement. Pursuant to the amendment, all unvested options which were initially granted to Mr. McCaman on or prior to October 1, 2008 will immediately vest in the event of a Change of Control (as defined in the employment agreement). Any options which are initially granted to Mr. McCaman after October 1, 2008 will vest with respect to 50% of the shares subject to such options in the event that Mr. McCaman is terminated without Cause (as defined in the employment agreement, and which for these purposes may include a voluntary resignation by Mr. McCaman in certain circumstances following a Material Adverse Change (as defined in the agreement) on or within twelve months following the effective date of a Change of Control. The grant of any such subsequent options will be at the sole discretion of the Board of Directors (or Compensation Committee thereof), and Mr. McCaman waived any rights to any of our equity (other than options then held by him and the option granted on September 24, 2008) with respect to the prior terms of his employment agreement.

Pursuant to the bonus arrangements approved by the Board of Directors on September 4, 2008, upon our execution of the amendment to the Patent and Technology License and Technology Transfer Agreement with International Game Technology dated October 13, 2006 and our receipt of a prepaid royalty payment in connection therewith, Mr. McCaman was paid a cash bonus of $100,000 and was granted an option to purchase 50,000 shares of our common stock on September 11, 2008. The exercise price of the option was equal to the closing price of our common stock on the option grant date as reported by the OTC Bulletin Board, and the option is fully vested as of the date of grant.

On June 9, 2008, we and Kristin Bowman, a director and previously our Senior Vice President, Customer and Business Development of PDIL, entered into a variation to her employment agreement dated March 31, 2005 and a consultancy agreement, relating to her separation from employment with us. The terms of the variation to employment agreement were generally effective as of April 17, 2008 and provided for a reduction in Ms. Bowman’s work hours to 8 hours per week, with a corresponding reduction in her salary, and the remainder of her previously scheduled weekly work hours taken as vacation pay until her accrued vacation pay was exhausted.  The terms of the consultancy agreement were effective after the effective date of Ms. Bowman’s resignation from such employment on June 14, 2008 and call for Ms. Bowman to consult with our executive management team without charge for up to 20 hours per calendar quarter with any additional hours to be charged at a rate of USD$150 per hour until January 31, 2009, after which she will be entitled to $150 per hour for all consultancy to us or our subsidiaries. The agreement may be terminated by either party with six months notice. Pursuant to the consultancy agreement, Ms. Bowman’s option agreement was also amended to provide that in the event Ms. Bowman ceases to serve as a director, officer, employee or consultant of the Company, she will have until the earlier of (i) 365 days from the date of such termination and (ii) March 31, 2011 to exercise all or any part of her vested options.

The Board of Directors has determined that each of the following directors is an “independent director” as defined in the listing standards of The NASDAQ Stock Market: John Blair, Kristin Bowman, Mark Kalow and John Stringer.  In addition, the Board has determined that each of the members of the Audit and Compensation Committees meets the independence requirements applicable to those committees as prescribed by listing standards of The NASDAQ Stock Market and the SEC.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since May 11, 2006, our common stock has traded on the OTC Bulletin Board under the symbol “PDEP.OB.” From March 31, 2006, the closing date of the reverse merger, to May 10, 2006, our common stock traded on the OTC Bulletin Board under the symbol “DMDO.” Prior to March 31, 2006, there was no established public trading market for any class of equity securities of PureDepth, Inc. (the California entity) or any of its predecessors-in-interests, and the common stock traded was that of Diamond One, Inc. under the symbol “DMDO.” The following table lists the high and low bid price for common stock as quoted on the OTC Bulletin Board during each quarter (or other period, as noted) through July 31, 2008. Although we have provided price information for Diamond One, Inc. prior to the reverse merger on March 31, 2006, we believe that the trading of the common stock of Diamond One, Inc. is not material due to our complete divestiture of the Diamond One business operations in May 2006.

	Price Range
Quarter Ended or Other Period as noted	High	Low
July 31, 2008	$0.51	$0.15
April 30, 2008	0.40	0.24

January 31, 2008	1.15	0.24
October 31, 2007	1.54	0.70
July 31, 2007	2.13	1.30
April 30, 2007	2.38	1.18

January 31, 2007	3.84	2.03
October 31, 2006	3.50	1.85
July 31, 2006	2.35	1.45
April 1 - April 30, 2006	2.15	1.80

February 1 – March 31, 2006	2.11	1.30

The quotations from the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Throughout the periods indicated above, trading in our common stock was sporadic, exemplified by low trading volume.

Record Holders

As of September 15, 2008, there were approximately 130 holders of record of our common stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information as of January 31, 2008:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,429,240(1)	$0.73	7,528,266 (2)
Equity compensation plans not approved by security holders
Total	13,429,240	$0.73	7,528,266

(1)
Represents (i) 12,002,429 shares issuable upon exercise of outstanding stock options granted under our 2006 Stock Incentive Plan with a weighted average exercise price of $0.74 per share, (ii) 1,082,811 shares issuable upon exercise of C-warrants issued for professional services with an exercise price of $0.44 per share and (iii) 344,000 shares issuable upon exercise of D-warrants issued for professional services with an exercise price of $1.20 per share.

(2)	Represents shares available for future issuance under our 2006 Stock Incentive Plan.

CHANGES IN OUR CERTIFYING ACCOUNTANT

Effective April 10, 2006, Comiskey & Company, P.C. resigned as our principal independent accountant. Comiskey & Company served as principal independent accountant to Diamond One in connection with the filing of Diamond One’s original Registration Statement on Form SB-2 (filed with the SEC on March 4, 2004, with the audit relating to the period from the inception of Diamond One through its 2004 fiscal year) and thereafter through its 2005 fiscal year. Comiskey & Company’s resignation was due to independence concerns relating to a prior consulting arrangement it had entered into with PureDepth, Inc. (the California corporation) prior to the March 31, 2006 reverse merger. Comiskey & Company’s independent auditor’s report dated March 23, 2006, furnished in connection with Diamond One’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006 (filed on March 30, 2006) contained an opinion raising substantial doubt about Diamond One’s ability to continue as a going concern. There were not, during our two most recent fiscal years and any subsequent interim period preceding such resignation, any disagreements with Comiskey & Company relating to accounting principles or practice, financial statements or disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of Comiskey & Company, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

We provided Comiskey & Company with a copy of our disclosure with regard to their resignation and requested that it furnish us a letter addressed to the SEC stating whether or not it agreed with the disclosure. A copy of Comiskey & Company’s letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2006.

We subsequently engaged Mark Bailey & Company, Ltd. to serve as our principal independent accountant. Mark Bailey & Company audited our financial statements for the year ended 2007 and the ten month period ended 2006.

On April 25, 2007, Mark Bailey & Company notified the Chairman of the Audit Committee of the Board of Directors that it was resigning as our independent auditors, effective after its completion of the annual audit of our financial statements that were included in our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007 and its review of the financial statements that were included in our Quarterly Report on Form 10Q-SB for the three months ended April, 30, 2007. The report of Mark Bailey & Company on our financial statements for the year ended 2007 and the ten-month period ended 2006 did not contain an adverse opinion or a disclaimer of opinion but was modified as to uncertainty of the Company’s ability to continue as a going concern. There were not, during our two most recent fiscal years any disagreements with Mark Bailey & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mark Bailey & Company would have caused it to make reference to the subject matter of the disagreement in connection with its reports, nor were there any “reportable events” as provided in Item 304(a)(iv)(B) of Regulation S-B promulgated under the Securities Act of 1934, as amended.

We provided Mark Bailey & Company with a copy of our disclosure with regard to their resignation and requested that it furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of Mark Bailey & Company’s letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2007.

We subsequently engaged Stonefield Josephson, Inc. (“Stonefield Josephson”) to serve as our principal independent accountant. Stonefield Josephson audited our financial statements for the year ended 2008.  The engagement of Stonefield Josephson was approved by the Audit Committee of our Board of Directors.

During the last two fiscal years and subsequent interim period preceding their engagement, Stonefield Josephson was not consulted by us on any matter regarding either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B) or a "reportable event" (included in Item 304(a)(1)(iv)(A) of Regulation S-B).

SELLING STOCKHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of September 15, 2008, based on information available to us, and after this offering. Except as indicated in the table and accompanying footnotes, the selling stockholders are offering all of the shares of common stock, owned by them or issuable to them upon the exercise of warrants described herein, covered by the registration statement of which this prospectus is a part. This prospectus covers the resale by the selling stockholders identified below of a total of 29,768,296 shares of our common stock, which figure includes 16,406,119 shares issuable upon the exercise of warrants.  Assuming that all of the offered shares are sold, none of the selling stockholders will hold one percent (1%) or more of the Company’s common stock after the offering is complete. Each of the selling stockholders acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of those shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the shares.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)	Number of Shares Beneficially Owned Upon Completion of Offering (2)
ACHVA V'REIS	100,197	0	100,197	100,197	0
ALAN TALESNICK	229,021	171,766	57,255	229,021	0
ANDY SECHER	34,353	0	34,353	34,353	0
ANNA F NOBLE	5,726	0	5,726	5,726	0
BRIAN BARISH	1,431,381	858,829	572,552	1,431,381	0
BRIO CAPITAL LP (3)	295,076	31,766	114,510	146,276	148,800
CHARLES A BITTNER	11,451	0	11,451	11,451	0
CHRIS WROLSTAD (4)	97,357	40,101	57,256	97,357	0
CHRISTOPHER T DAHL (5)	57,255	34,353	22,902	57,255	0
CLYDE DAVID CALLAHAM	572,553	0	572,553	572,553	0
DANIEL E KERN	171,766	0	171,766	171,766	0
DANIEL S AND PATRICE M PERKINS JTWROS (4) (5)	171,765	103,059	68,706	171,765	0
DAVID E SOBECK	22,902	0	22,902	22,902	0
DAVID GOODMAN	22,891	0	22,891	22,891	0
DAVID HANCOCK	1,011,380	1,011,380	0	1,011,380	0
DAVID HIRSHON AND SUSAN GILBERT HIRSHON	34,353	0	34,353	34,353	0
DAVID KLEMPNER	10,000	10,000	0	10,000	0
DEVRON H AND VALERIE C CHAR, JT (5)	114,510	68,706	45,804	114,510	0
DIALECTIC ANTITHESIS OFFSHORE (6)	194,358	41,547	152,811	194,358	0
DIALECTIC ANTITHESIS PARTNERS LP (6)	203,453	203,453	0	203,453	0
DIALECTIC CAPITAL PARTNERS LP (6)	151,850	151,850	0	151,850	0
DIALECTIC OFFSHORE, LTD (6)	28,543	28,543	0	28,543	0
FISERV ISS & CO FBO JOSEPH M WARD, JR	153,449	102,299	51,150	153,449	0

FREDERIC CHUSSID	63,059	0	34,353	34,353	28,706
GABRIEL ENGEL	112,823	112,823	0	112,823	0
GARY A HOFFMAN	22,903	17,177	5,726	22,903	0
GRUBER MCBAINE INTERNATIONAL (7)	944,340	0	389,336	389,336	555,004
H L SEVERANCE INC PENSION PLAN & TRUST (9)	229,020	137,412	91,608	229,020	0
H L SEVERANCE, INC PROFIT SHARING PLAN TRUST (9)	515,296	309,178	206,118	515,296	0
H LEIGH SEVERANCE (9)	858,830	515,298	343,532	858,830	0
HAMISH MCLEOD	145,658	72,829	0	72,829	72,829
HENRY S GILBERT	34,353	0	34,353	34,353	0
INDUSTRICORP & CO INC FBO 1561000091 (5)	572,554	343,532	229,022	572,554	0
IROQUOIS MASTER FUND LTD (10)	286,276	0	286,276	286,276	0
J PATTERSON MCBAINE (7)	299,574	0	123,672	123,672	175,902
JACK R THOMPSON	171,765	103,059	68,706	171,765	0
JAMES P RADTKE	103,059	68,706	34,353	103,059	0
JAVIER BAZ	358,044	186,277	171,767	358,044	0
JAZATHER P THOMPSON	22,902	0	22,902	22,902	0
JEFFREY H SETLIN	103,059	0	103,059	103,059	0
JOHN FICHTHORN (6)	169,021	111,766	57,255	169,021	0
JOHN H & MARTHA L PIEPER CHARITABLE	114,510	0	114,510	114,510	0
JOHN H PIEPER REVOCABLE TRUST U/A, DTD 9/9/1994	114,510	0	114,510	114,510	0
JOHN M GANTNER	229,020	137,412	91,608	229,020	0
JON D AND LINDA W GRUBER TRUST (7)	810,426	0	334,370	334,370	476,056
KAMM TRUST	11,451	0	11,451	11,451	0
KENNETH D MORRIS	22,902	0	22,902	22,902	0
KURT SCHNEITER	57,256	0	57,256	57,256	0
L G SCHAFRAN	68,706	0	68,706	68,706	0
LAGUNITAS PARTNERS LP (7)	1,442,832	0	1,442,832	1,442,832	0
LAM OPPORTUNITY FUND LP (11) (4)	40,079	0	40,079	40,079	0
LANCE BARAL AND SUSAN REISINGER	114,511	0	114,511	114,511	0
LAZARUS INVESTMENT PARTNERS LLP (12)	456,897	0	456,897	456,897	0
LEAH KAPLAN-SAMUELS AND LEONARD SAMUELS, JTWROS	601,554	0	229,022	229,022	372,532
LEWIS OPPORTUNITY FUND LP (11) (4)	417,963	0	417,963	417,963	0

MICHAEL E & SUZANNE D LYNGAAS	229,022	0	229,022	229,022	0
MICHAEL S BARISH	1,431,381	858,829	572,552	1,431,381	0
MICHAEL SOBECK	45,804	0	45,804	45,804	0
MITCHELL ZEICHNER	10,000	10,000	0	10,000	0
NIGEL V ALEXANDER	45,804	0	45,804	45,804	0
NORTHWEST AUTO GROUP LTD.	18,321	0	18,321	18,321	0
ONITA E PADILLA	11,451	0	11,451	11,451	0
PAUL W LEWIS	57,256	0	57,256	57,256	0
PETER G DOYLE	587,125	353,524	233,601	587,125	0
PETER G DOYLE IRA	343,532	229,021	114,511	343,532	0
PHILLIP GIGLIO	22,902	0	22,902	22,902	0
PIPER JAFFRAY & CO AS CUST FBO DAVID H POTTER IRA (5)	171,765	103,059	68,706	171,765	0
PIPER JAFFRAY & CO AS CUST FBO JAMES G PETERS IRA (5)	51,531	17,177	34,354	51,531	0
PIPER JAFFRAY & CO AS CUST FBO MARK L BEESE IRA (4) (5)	28,629	17,177	11,452	28,629	0
PORTSIDE GROWTH & OPPORTUNITY (4) (15)	195,584	0	195,584	195,584	0
RAY A PADILLA AND ONITA E PADILLA	11,451	0	11,451	11,451	0
RESOURCES TRUST CO. FBO: ROBERT HILL	572,554	343,532	229,022	572,554	0
RICHARD W PERKINS, TRUSTEE, U/A 06/14/78 (14)	286,276	171,766	114,510	286,276	0
ROBERT C PALMER	91,608	68,706	22,902	91,608	0
ROBERT E GILBERT	75,736	0	40,079	40,079	35,657
ROBERT W RHEINGROVER	114,510	68,706	45,804	114,510	0
ROBERT W. DOYLE	22,680	13,680	0	13,680	9,000
ROCKMORE INVESTMENT MASTER FUND (16)	132,984	42,292	90,692	132,984	0
ROGER P MAY (17)	1,344,510	0	1,344,510	1,344,510	0
RONALD D BITTNER	11,451	0	11,451	11,451	0
SHMUEL LUNGER	5,726	0	5,726	5,726	0
THE ARONOW REVOCABLE FAMILY TRUST	20,000	20,000	0	20,000	0
THE C. DAVID CALLAHAM IRREVOCABLE DYNASTIC TRUST	572,553	0	572,553	572,553	0
THE GUNTHER 93 FAMILY TRUST	114,510	0	114,510	114,510	0
THE RICHARD ARONOW TRUST	1,545,892	973,340	572,552	1,545,892	0
VERTUS TECHNIQUE MASTER FUND, LTD (18)	36,724	30,000	0	30,000	6,724
THEODORE G. DONNELL TRUST	11,452	0	11,452	11,452	0
THERESA D PALMER	91,608	68,706	22,902	91,608	0
TODD KNODEL	22,902	0	22,902	22,902	0
TRACY ANN PADILLA	5,726	0	5,726	5,726	0
VISION OPPORTUNITY MASTER FUND LTD (19)	8,572,273	4,965,188	3,607,085	8,572,273	0
WILLIAM J RAWALD	51,530	34,353	17,177	51,530	0
WMS ENTERPRISES, LLC (20)	44,000	0	44,000	44,000	0

TOTALS	31,649,506	13,362,177	16,406,119	29,768,296	1,881,210

(1)	Assumes the exercise of all outstanding A-, C- or D-warrants held by such selling stockholder.

(2)	Assumes the resale of all shares registered hereunder.

(3)	Shaye Hirsch is the beneficial owner of the shares held by Brio Capital L.P.

(4)
The selling security holder has indicated that they are an affiliate of a broker-dealer and represent that they have acquired their securities in the ordinary course of business and did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities at the same time the securities were originally purchased.

(5)
Perkins Capital Management, Inc. (Perkins) is the investment manager and advisor for the selling stockholder. As such Perkins has investment discretion over the shares held by the selling stockholder.  Richard Perkins, and Daniel S. Perkins, President and Executive Vice President, respectively, of Perkins do not have voting control and disclaim beneficial ownership of the shares held by the selling stockholder.  Daniel S. and Patrice M. Perkins are beneficial owners of the shares held by Daniel S. and Patrice M. Perkins, JTWROS.

(6)
Luke Fichthorn and John Fichthorn are the beneficial owners of the shares held by Dialectic Antithesis Offshore, Dialectic Antithesis Partners LP, Dialetic Capital Partners, LP, and Dialectic Offshore, LTD. John Fichtorn is the beneficial owner of the shares held by John Fichtorn.

(7)
Gruber & McBaine Capital Management, managed by Jon D. Gruber and J. Patterson McBaine, has investment control of the securities held by Lagunitas Partners LP and Gruber & McBaine International; J Patterson McBaine and the Jon D. and Linda W. Gruber Trust each beneficially own securities held by investors managed by Gruber & McBaine Capital Management.

(9)	H. Leigh Severance is the beneficial owner of the shares held by HL Severance Inc. Pension Plan & Trust, HL Severance, Inc. Profit Sharing Plan Trust, and H Leigh Severance.

(10)
Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund, Ltd., however Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund, Ltd.

(11)	W. Austin Lewis IV has investment and voting control of the shares held by the listed selling shareholder.

(12)	Justin Borus has investment and voting control of the shares held by Lazarus Investment Partners, LLP.

(13)	Laura Bogani is the beneficial owner of the shares held by LMB Investments, LLC.

(14)	Richard Perkins is the beneficial owner of the shares held by Richard W. Perkins, Trustee, U/A 06/14/78.

(15)
Ramius Capital Group, L.L.C. (Ramius Capital) is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with the sale of shares by Portside Growth and Opportunity Fund through this prospectus.

(16)
Rockmore Capital, LLC (Rockmore Capital) and Rockmore Partners, LLC (Rockmore Partners), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 4, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(17)
Includes C-warrants to purchase 930,000 shares issued in consideration of services to the Company as a finder and D-warrants to purchase 344,000 shares issued in consideration of professional services.

(18)
Vertus Technique Master Fund, LTD. is managed by Vertus Capital Management. Craig Coughlan, Partner, in Vertus Capital Management, has investment and voting control of the shares held by Vertus Technique Master Fund, LTD.

(19)
Vision Opportunity Master Fund, LTD. is a limited partnership operating as a fund. There are no individual beneficial owners. The Vision Opportunity Master Fund, LTD. is managed by Vision Capital Advisors. Adam Benowitz has voting and investment control of the shares held by Vision Opportunity Master Fund, LTD but disclaims beneficial ownership of the shares.

(20)	Chris Wrolstad is the beneficial owner of the shares held by WMS Enterprises, LLC.

Except as noted above or elsewhere in this prospectus under the heading “The Offering – Additional Shares”, none of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years, except as set forth below:

▪	Hamish MacLeod was Vice President Asia and Pacific Sales for our predecessor, DVIL, and subsidiary PureDepth International Limited from 2002 until August 2005.

 PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	short sales;
▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
▪	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
▪	a combination of any such methods of sale; and
▪	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for the purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and obtained.

We will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

It is our intent to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement; or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 84,978,354 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company, as defined in the Securities Act.

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, Rule 144, as amended effective as of February 15, 2008, allows a stockholder (or stockholders where shares of common stock are aggregated) who has beneficially owned shares of our common stock for at least six months to sell an unlimited number of shares of our common stock provided current public information about us is available and, after one year, an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of: (a) one percent of the number of shares of common stock then outstanding; or (b) the average weekly trading volume of the common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale. Sales under Rule 144 by our affiliates are subject to specific manner of sales provisions, notice requirements and the availability of current information about us.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF SECURITIES`

Common Stock

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire Board of Directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors. All issued and outstanding shares of our common stock are fully paid and non-assessable.

The transfer agent and registrar for our common stock is TranShare, 5105 DTC Parkway, Suite 325, Greenwood Village, Colorado 80111. Telephone: (303) 662-1112.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the board of directors, except that no holder of preferred stock will have preemptive rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

EXPERTS

The financial statements of PureDepth, Inc. for the years ended January 31, 2008 and 2007, respectively, included in this prospectus, have been included herein in reliance on the report of Stonefield Josephson, Inc. and Mark Bailey & Company, Ltd., respectively.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by DLA Piper LLP (US), East Palo Alto, California.

 DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his or her position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Audited Consolidated Financial Statements for the years ended January 31, 2008 and January 31, 2007	70

Unaudited Condensed Consolidated Financial Statements for six months ended July 31, 2008	101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PureDepth, Inc.

We have audited the accompanying consolidated balance sheet of PureDepth, Inc. and subsidiaries (the “Company”) as of January 31, 2008 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PureDepth, Inc. and subsidiaries as of January 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1A to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 1A. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.
San Francisco, California
April 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 24, 2007

To Board of Directors and Stockholders
PureDepth, Inc.

We have audited the consolidated balance sheet of PureDepth, Inc. (the Company) and its subsidiaries as of January 31, 2007 and the accompanying related statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year ended January 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PureDepth, Inc. and its subsidiaries as of January 31, 2007, and the results of operations and cash flows for the year ended January 31, 2007 in conformity with accounting principles generally accepted in the United States.

/s/ Mark Bailey & Company, Ltd.

Mark Bailey & Company, Ltd.
Reno, Nevada

PUREDEPTH, INC. AND SUBSIDIARIES
(Formerly Diamond One, Inc.)
CONSOLIDATED BALANCE SHEET

January 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$429,726
Restricted cash	78,499
Accounts receivable, net	12,000
Other current assets	152,276
Total current assets	672,501

Property and equipment, net	382,300

Other Assets
Intellectual property, net	2,564,260
Other assets	40,000
Total Assets	$3,659,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$379,556
Accrued expenses	668,344
Accrued payroll and related expenses	197,297
Accrued interest	7,253
Current portion - deferred revenue	750,000
Current portion - notes payable	135,870
Total current liabilities	2,138,320

Long Term Liabilities
Notes payable	312,309
Long-term debt	100,000
Deferred revenue-non current	2,033,654
Total Liabilities	4,584,283

Commitments and contingencies

Stockholders' Deficit
Preferred Stock, $0.001 par value, 10,000,000 authorized and no outstanding shares	-
Common stock, $0.001 par value, 190,000,000 shares authorized, 68,483,979 issued and outstanding	68,484
Additional paid in capital	34,155,297
Accumulated other comprehensive loss	(706,421)
Accumulated deficit	(34,442,582)
Total stockholders' deficit	(925,222)
Total Liabilities and Stockholders' Deficit	$3,659,061

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year ended January 31, 2008	Year ended January 31, 2007
Revenue
Licensing	$750,000	$216,346
Services	67,088	-
Product sales	207,317	52,650
Total revenue	1,024,405	268,996

Cost of licensing	308,147	148,290
Cost of services	57,776	-
Cost of product sales	184,565	55,178
Total cost of revenue	550,488	203,468
Gross margin	473,917	65,528

Operating expenses
Depreciation and amortization	101,766	188,956
Research and development	2,769,356	2,300,560
Loss on fixed asset disposal	-	2,011
Sales and marketing	1,748,669	1,843,152
General and administrative	5,250,848	6,212,426
Total operating expenses	9,870,639	10,547,105

Loss from operations	(9,396,722)	(10,481,577)

Other income (expense)
Interest income	193,370	196,170
Interest expense	(53,940)	(68,452)
Foreign exchange gain/(loss)	(106,432)	22,476
Other income	368	86,543
Total other income	33,366	236,737

Loss before income taxes	(9,363,356)	(10,244,840)

Income tax provision	-	-

Loss from continuing operations	(9,363,356)	(10,244,840)
Discontinued operations, net of income taxes	-	15,279
Net loss	$(9,363,356)	$(10,229,561)

Net loss per share, basic and diluted	$(0.14)	$(0.17)
Weighted average shares outstanding	67,231,738	59,346,392

Comprehensive Loss
Net loss, per statement of operations	$(9,363,356)	$(10,229,561)
Foreign exchange gain	4,480	33,132

Comprehensive net loss	$(9,358,876)	$(10,196,429)

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES (Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended January 31, 2007 and 2008

	Preferred Series A		Common Stock		Paid in	Subscribed	Compre-hensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Capital	Loss	Deficit	Total
Balance PureDepth, Inc. at January 31, 2006	-	$-	16,712,769	$15,075,180	$2,007,722	$350,000	$(744,033)	$(14,849,665)	$1,839,204
Issuance of shares in exchange for related party notes at $1.00 per share with 386,143 A-warrants to purchase an additional share at $2.75 and 386,143 B-warrants to purchase an additional share at $2.00 in February 2006			772,286	774,330					774,330
Issuance of shares in a private placement offering at $1.00 per share with 2,897,500 A-warrants to purchase an additional share at $2.75 and 2,897,500 B-warrants to purchase an additional share at $2.00, net of issuance costs of $3,021,299 in March 2006. Included in the issuance costs are the issuance of 1,082,811 C-warrants (adjusted to reflect the March 31, 2006 merger transaction) to purchase an additional share at $0.44, as non cash compensation of $1,840,779 for professional services during the private placement			5,795,000	4,614,480		(350,000)			4,264,480
Exercise of common stock options for a former employee at $0.65 per share in March 2006			31,800	20,670					20,670
Conversion of all outstanding PDI common stock to PDI Series A Preferred Stock, par value $0.01, at a 1-for-100 conversion ratio in March 2006	233,119	2,331	(23,311,855)	(20,484,660)	20,482,329

The accompanying footnotes are an integral part of these financial statements

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES (Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended January 31, 2007 and 2008

	Preferred Series A		Common Stock		Paid in	Subscribed	Compre-hensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Capital	Loss	Deficit	Total
Issuance of common stock in exchange for the remaining outstanding common stock of Diamond One, Inc.			6,255,400	6,255	(13,933)				(7,678)
Conversion of all outstanding PDI Series A Preferred Stock, par value $0.01, to PDI common stock at a 229.021-for-1 conversion ratio in May 2006	(233,119)	(2,331)	53,389,045	53,389	(51,058)
Cancellation of common stock			(1,000,000)	(1,000)	(6,601)				(7,601)
Issuance of shares under the terms of the March 2006 private placement offering with a merger adjusted price of $0.44 per share with 57,255 A-warrants to purchase an additional share at a merger adjusted price of $1.20 and 57,255 B-warrants to purchase an additional share at a merger adjusted price of $0.87 in July 2006			114,510	115	49,885				50,000
Exercise of B-warrants for common stock at $0.87 per share, net of issuance costs of $11,630, with the issuance of 6,716,044 D-warrants to purchase an additional share at $1.20, in July 2006			6,716,044	6,716	5,854,001				5,860,717
Issuance of 344,000 D-warrants to purchase an additional share at $1.20, for professional services in September 2006					675,960				675,960
Exercise of B-warrants for common stock at $0.87 per share, net of issuance costs of $54,118 in January 2007			166,041	166	90,172				90,338

The accompanying footnotes are an integral part of these financial statements

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES (Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended January 31, 2007 and 2008

	Preferred Series A		Common Stock		Paid in	Subscribed	Compre-hensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Capital	Loss	Deficit	Total
Exercise of common stock options at a weighted average exercise price of $0.28 per share			516,342	516	144,852				145,368
Issuance of stock options as stock-based compensation					3,214,990				3,214,990
Net loss								(10,229,561)	(10,229,561)
Foreign exchange translation							33,132		33,132
Balance PureDepth, Inc. at January 31, 2007	-	$-	66,157,382	$66,157	$32,448,319	$-	$(710,901)	$(25,079,226)	$6,724,349
Exercise of B-warrants for common stock at $0.87 per share in March 2007			205,202	205	178,698				178,903
Exercise of common stock options at a weighted average exercise price of $0.28 per share			2,121,395	2,122	591,868				593,990
Issuance of stock options as stock-based compensation					936,412				936,412
Net loss								(9,363,356)	(9,363,356)
Foreign exchange translation							4,480		4,480
Balance PureDepth, Inc. at January 31, 2008	-	$-	68,483,979	$68,484	$34,155,297	$-	$(706,421)	$(34,442,582)	$925,222

The accompanying footnotes are an integral part of these financial statements

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended January 31, 2008	Year ended January 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,363,356)	$(10,229,561)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	409,914	337,235
Loss on disposal of assets	-	2,011
Stock-based compensation expense	936,412	3,214,990
Warrants issued for professional services	-	675,960
Foreign exchange (gain) / loss	-	(22,476)
Unearned interest discount	(2,822)	(26,854)
Marketable securities	(44,247)	-
Changes in operating assets and liabilities:
Accounts receivable	(2,791)	62,786
Restricted cash	(17,677)	(60,822)
Prepaid and other assets	(40,084)	(98,708)
Accounts payable	147,918	(60,738)
Deferred revenue	(750,000)	3,533,654
Accrued expenses	597,321	183,550
Accrued interest	(1,993)	4,108
Net cash used in operating activities	(8,131,405)	(2,484,865)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities	(999,631)	(2,942,446)
Proceeds from the maturity of securities	4,016,000	-
Purchases of fixed assets	(168,943)	(197,409)
Expenditures for intellectual property	(337,002)	(287,565)
Net cash provided by or (used in) investing activities	2,510,424	(3,427,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock (net)	772,896	10,431,573
Borrowings on notes payable	15,074	-
Proceeds from financing	100,000	-
Principal payments on notes payable	(121,621)	(137,737)
Net cash provided by financing activities	766,349	10,293,836
Effect of exchange rate on cash	4,480	40,329

Net (decrease) increase in cash and cash equivalents	(4,850,152)	4,421,880
Cash and cash equivalents at beginning of year	5,279,878	857,998
Cash and cash equivalents at end of year	$429,726	$5,279,878

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended January 31, 2008	Year ended January 31, 2007

Cash paid for income taxes	$-	$-
Cash paid for interest	$56,045	$66,848

NON CASH DISCLOSURES:
Warrants issued for stock issuance costs	$-	$1,840,779
Notes and accrued interest converted to stock	$-	$774,330

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies and Description of Business

The Company- Description of Business

PureDepth, Inc., (PDI) along with its wholly owned subsidiaries, PureDepth Limited (PDL) and PureDepth Incorporated Limited (PDIL), and predecessor parent entity, Deep Video Imaging Limited (DVIL), (collectively, the Company) develops, markets, licenses, and supports multi-layer display (MLD) technology. The Company also sells prototype MLD-enabled display devices that it manufactures. The Company’s technology has application in industries and markets where LCD monitors and displays are utilized including location based entertainment, computer monitors, telecommunications, mobile phones and other hand held devices.

Pursuant to an Agreement and Plan of Merger and Reorganization discussed in Note 2, PureDepth, Inc. survived as the newly formed and named parent entity of PDI and PDIL and the name of the predecessor entity, Diamond One, Inc. is no longer used.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include all of the accounts of PureDepth, Inc., a U.S. corporation based in California, and its wholly-owned subsidiaries, based in Auckland, New Zealand.

Fiscal Year

The Company’s fiscal year ends on January 31. All references to yearly, year, fiscal year or annual period in the financial results are references to the results for the relevant fiscal period ending January 31.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Actual results may differ from these estimates.

Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the US Dollar in accordance with SFAS No. 52, Foreign Currency Translation. The financial statements of the Company’s foreign subsidiaries are remeasured to US Dollars using the temporal method. Translation and transaction gains or losses are credited or charged to income except for translation and transaction gains or losses from inter-company transactions which are reflected in the accumulated translation adjustments component of accumulated other comprehensive income in stockholders’ equity.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Revenue Recognition

Revenue is derived from licensing, services and product sales. Licensing revenues are primarily royalties paid by licensees related to use of intellectual property which include technical transfer, implementation and integration of both hardware and software solutions, post contract support, training, and consulting. Service revenues are derived primarily from technical and professional support provided to customers in order for them to develop, test and promote MLD applications in their products. Product revenues are derived primarily from the sale of demonstration units and product samples.

Revenues are recognized on licensing (royalties) transactions and product sales using the criteria in Staff Accounting Bulletin 104, Revenue Recognition (SAB 104). For revenue transactions that involve software or software related products, we recognize revenue under the guidance established by Statement of Position No. 97-2, Software Revenue Recognition (SOP 97-2). Both SAB 104 and SOP 97-2 state that revenue must be recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is reasonably assured. Arrangements for which the fees are not deemed reasonably assured for collection are recognized upon cash collection.

Royalties derived from the licensing of intellectual property are recognized when all revenue recognition criteria have been met. Revenue from products sales is recognized on a contractual basis when products are delivered to the customer.

Deferred revenue represents payments from customers of non-refundable licensing fees that are ultimately expected to be recognized as revenue, but for which not all revenue recognition criteria have been met. As the revenue recognition criteria is met, deferred revenue is amortized in accordance with the terms of the license agreement on the greater of the straight line basis over the life of the agreement or the units of production method.

Cost of Revenue

Cost of revenue primarily consists of amortization expense on the Company’s intellectual property for licensing revenue and direct labor and material costs with applied labor and manufacturing overhead for service and product revenue.

Cash, Cash Equivalents and Marketable Securities

The Company considers money market funds and all highly liquid investments purchased with an original maturity from the date of purchase of three months or less to be cash equivalents. Investments with an original maturity date from the date of purchase of more than three months but less than one year are classified as marketable securities. Investments with a maturity date of one year or more from the date of purchase are classified as long term investments. The company had no marketable securities or long term investments at year ended 2008.

From time to time the Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

Restricted Cash

The Company has cash held at a financial institution in time deposits as collateral for the use of Company issued credit cards. The Company considers these amounts to be restricted cash.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Fair Value of Financial Instruments

The carrying amounts of cash, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their respective fair values because of the short-term maturity of these items.

The carrying amount of the Company’s notes payable approximates fair value based on incremental borrowing rates for similar types of borrowing arrangements.

The carrying amount of long-term debt at January 31, 2008 is not materially different from the fair value based on rates available for similar types of arrangements.

Research and Development Costs

Research and development costs are expensed in the period incurred in accordance with SFAS No. 2 Accounting for Research and Development Costs. Research and development expenses primarily include prototype development costs, contractor fees, and administrative expenses directly related to research and development support.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer equipment and software are depreciated generally over 4 years; furniture and office equipment are depreciated generally over 5 to 12 years, respectively; and leasehold improvements are amortized over the estimated useful lives, or the term of the related leases, whichever is shorter. Repair and maintenance costs are charged to operations as incurred and major improvements are capitalized. The Company reviews the carrying amount of fixed assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable in accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

Intellectual Property

Intellectual property consists of acquired patents and capitalized initial patent registration costs related to internally developed technology. Capitalized costs related to internally developed technology are amortized on a straight-line basis over their useful lives, generally 15 to 20 years. The acquired patents were initially acquired by our predecessor entity from an unrelated party for the exclusive rights for the use of the underlying technology. The acquired patents and related liability were valued at the present value of the expected future cash flows by our predecessor entity. These patents and related liability were transferred to the Company at our predecessor entity’s carrying value as part of the reorganization described in Note 2. The acquired patents are amortized on a straight-line basis over the ten year life of the related acquisition agreement.

The costs of internally developing intellectual property that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole have been expensed as incurred pursuant to the requirements of SFAS No. 142, Goodwill and Other Intangible Assets.

The Company evaluates the recoverability of its intellectual property under the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Whenever events or changes in the circumstances indicate the potential for impairment of the intellectual property, the Company reviews the recoverability by comparison of its carrying amount to the expected future value. No impairments of intellectual property have been identified as of January 31, 2008.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Income Taxes

The Company provides for income taxes under the provisions of SFAS No. 109 Accounting for Income Taxes. The standard requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities for each jurisdiction are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Discontinued Operations

The Company reports discontinued operations in accordance to SFAS No. 144, Accounting for the Impairment of Disposal of Long-lived Assets which requires that a gain on discontinued operations be measured at the date of sale or date of disposal.

Comprehensive Income (Loss)

The Company reports comprehensive income / (loss) and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. The Company’s comprehensive income / (loss) is comprised of net income / (loss) and foreign currency translation adjustments. The Company’s current foreign currency adjustments are reflected in income except for translation and transaction gains or losses from inter-company transactions which are of a long term nature and therefore in accordance with SFAS No. 52, Foreign Currency Translation are reflected in the accumulated translation adjustments component of accumulated other comprehensive income in stockholders’ equity.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

The Company evaluates the collectability of accounts receivable on a customer-by-customer basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables, historical experience and knowledge of specific customers.

Stock-Based Compensation

The Company accounts for grants under its 2006 Employee Stock Option Incentive Plan in accordance with SFAS No. 123(R), Share-Based Payment. The Company records the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments is estimated using a Black-Scholes option-pricing model. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award, if any, over the fair value of the original award.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expense in the accompanying statements of operations. Advertising costs during years ended 2008 and 2007 were insignificant.

Loss Per Share

Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income / (loss) by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. The Company excludes equity instruments from the calculation of diluted weighted average shares outstanding if the effect of including such instruments is anti-dilutive to earnings per share. For the periods presented all equity instruments are considered ant-dilutive.

Recently Issued Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 provides interpretative guidance on the process of quantifying financial statements misstatements when they are identified and is effective for fiscal years ending after November 15, 2006. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures.  The Company applied the provisions of SAB 108 beginning in the fourth quarter of fiscal 2007 and there was no impact to the Consolidated Financial Statements.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109”. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The Company adopted FIN 48 during year ended 2008 and as a result of the adoption of FIN 48, there was no impact to our consolidated financial position, results of operations or cash flows for year ended 2008.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures. The provisions of SFAS 157 are to be applied prospectively and are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating what effect, if any, the adoption of SFAS 157 will have on the Company’s consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 will be effective at the beginning of 2008. We expect no significant impact on our financial condition, results of operations, or liquidity from adopting this statement.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which changes the accounting for business combinations and their effects on the financial statements. SFAS No. 141(R) will be effective at the beginning of 2009. The adoption of this statement is not expected to have a material impact on our financial condition, results of operations, or liquidity.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

In December 2007, the FASB issued SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51. SFAS No. 160 requires entities to report non-controlling interests in subsidiaries as equity in their consolidated financial statements. SFAS No. 160 will be effective at the beginning of 2009. The adoption of this statement is not expected to have a material impact on our financial condition, results of operations, or liquidity.

Note 1A - Going Concern

The report from the Company’s independent auditors on the January 31, 2008 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. The Company’s operations have incurred operating losses to date and are expected to continue to have operating losses in year ending 2009.

Management continues to address the going concern issue by securing sources of funding through equity financing and focusing their efforts on fulfilling the immediate requirements of and supporting existing customer agreements with Sanyo Electric Corporation (Sanyo), International Game Technology (IGT) and Samsung Electronics Company, Ltd (Samsung) and reducing operating costs throughout the organization.

In the first quarter of year ending 2009, the Company raised $3.0 million in secured convertible debt agreements from its majority shareholder, and is undertaking efforts to raise additional funds from a number of sources, including, but not limited to, additional sales of equity or convertible debt securities, loans from banks, other financial institutions or our affiliates, or a credit facility. In January 2008, the Company executed a cost reduction plan at both our operating locations.  At the same time, Management continues to seek to increase and diversify its sources of licensing revenue.

While the Company believes its plans ultimately will resolve the going concern issue, there is no assurance that the intended results will occur. In the event the Company is unsuccessful in its plans to finance operations through the above means, or in amounts sufficient to maintain current operations, it will be forced to again reduce, or significantly reduce its level of operations, including slowing growth, delaying hiring, abandoning certain product development including product development on which we may have already spent considerable resources and could eventually be forced, if necessary to cease operations altogether.. The Company may eventually, if necessary, seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders or cease operations altogether. If the Company is successful in its plans to finance operations through the above means, these plans ultimately may not resolve the going concern issue and additional financings may also be necessary thereafter until the Company is able to attain and sustain profitable operations. These uncertainties continue to raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 2 - Company Restructuring

Reorganization of Subsidiaries

The Company and its wholly owned subsidiaries and predecessor entities have been held under the common control of its principal stockholder, K One W One Limited (K1W1) since its inception in May 1999 through and as of January 31, 2008.

Prior to and during the year ended January 31, 2007 a number of stock transfers occurred between the predecessor entities and wholly owned subsidiaries resulting in PDI becoming the parent company of the group. The wholly owned subsidiaries were previously owned by the Company’s predecessor, DVIL, a New Zealand corporation. Contributed assets and assumed liabilities of the predecessor entity, exchanged for stock in the Company, have been accounted for as a reorganization of entities under common control in accordance with SFAS No. 141 Business Combinations. Accordingly, the contributed assets and assumed liabilities have been recorded at the predecessor’s historical cost basis and no goodwill has been recognized. All significant intercompany transactions and balances have been eliminated.

Merger

On March 31, 2006 and pursuant to an Agreement and Plan of Merger and Reorganization dated March 16, 2006, PureDepth, Inc., a California corporation (PDI-CA) entered into a merger with PureDepth Technologies, Inc., a Delaware corporation and wholly owned subsidiary of Diamond One, Inc., a Colorado corporation quoted on the OTC Bulletin Board. As a result of the merger, PureDepth Technologies, Inc. succeeded to the business of PDI-CA, and survived as a wholly owned operating subsidiary of Diamond One, Inc. The merger was effected by the filing of a certificate of merger with the Delaware Secretary of State on March 31, 2006.

At the effective time of the merger, the legal existence of the PDI-CA ceased and all of the 23,311,855 shares of the PDI-CA’s common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, PDI-CA’s former stockholders received an aggregate of 233,118.55 shares of Diamond One, Inc’s Series A Preferred Stock, representing approximately 89% of the registrant’s outstanding voting power after the merger. In addition, all securities convertible into and exercisable for shares of the PDI-CA’s common stock (e.g. options and warrants) that were outstanding immediately prior to the merger were cancelled, and their holders received similar securities for the purchase of Diamond One, Inc. common stock.

Prior to the merger and pursuant to authority granted to it by the registrant’s articles of incorporation, as amended, Diamond One, Inc’s board of directors approved and adopted a Certificate of Designation relating to a new class of preferred stock denominated Series A Preferred Stock. On May 10, 2006 all outstanding shares of Series A Preferred Stock automatically converted into shares of common stock on a 229.021-for-1 basis upon the effectiveness of an additional amendment to Diamond One, Inc’s articles of incorporation which increased the number of shares of authorized common stock. In total, former holders of PDI-CA securities now hold approximately 93% of the outstanding common stock of Diamond One, Inc. on a fully diluted basis.

The merger represented a change in control of Diamond One, Inc. as greater than 50% of the issued and outstanding voting stock of the registrant on a post-merger basis is now held by the former holders of PDI common stock. In addition, and simultaneously with the effectiveness of the merger, the board of directors of Diamond One, Inc. was reconstituted by the appointment of Messrs. David Hancock, Fred Angelopoulos and Mark Kalow to its Board of Directors, and the resignation of Messrs. Troy Fullmer and Robert Chramosta. Messrs. Fullmer and Chramosta also resigned their positions as officers. In their place, Fred Angelopoulos was appointed as its Chief Executive Officer and President, and Kristin Bowman was appointed as Chief Operating Officer, Secretary and acting Chief Financial Officer.  All prior operations of Diamond One, Inc. were divested to the former directors of that company.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

On May 8, 2006 the name of PureDepth Technologies, Inc., the surviving reincorporation merger entity, was changed to PureDepth, Inc. On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) consummated a short-form merger with a wholly owned Delaware subsidiary, pursuant to which it reincorporated in the State of Delaware. After the reincorporation, the Company’s name remains “PureDepth, Inc.”.

For a full description of the merger transaction refer to Form 8-K filed with the Securities and Exchange Commission on April 6, 2006.

The merger was accounted for as a reverse acquisition in accordance with SFAS No. 141 Business Combinations in which PDI was identified as the acquiring entity and Diamond One, Inc was identified as the acquired entity for accounting purposes. Any remaining identifiable assets and liabilities of Diamond One, Inc. were assigned fair values at the acquisition date. No goodwill was recognized. The assets of the Company were incorporated into the group financial statements at their pre-merger carrying values at the date of the business combination. Comparative financial information for periods prior to the merger is presented for the former PDI entity.

Note 3 - Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash at January 31, 2008 consisted of the following:

January 31, 2008
Cash and cash equivalents:
Cash	$415,290
Money market funds	14,436
Total cash and cash equivalents	429,726

Restricted cash:
Certificate of deposits	78,499
Total cash, cash equivalents and restricted cash	$508,225

Note 4 - Property and Equipment

Property and equipment, net, consist of the following:

January 31, 2008
Computer hardware and software	$209,436
Leasehold improvements	71,434
Plant and equipment	336,916
Less: accumulated depreciation	(235,486)
$382,300

Depreciation expense for years 2008 and 2007 totaled $101,766 and $40,655, respectively.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 5 - Intellectual Property

Intellectual property consists of the following:

January 31, 2008
Patent registration costs	$2,399,880
Software development costs	70,456
Acquired patent rights	2,299,509
Less: accumulated amortization	(2,205,585)
$2,564,260

Amortization for years 2008 and 2007 totaled $308,147 and $296,581, respectively. Amortization expense for the next five years is summarized in the following table:

Year ended January 31,
2009	$316,604
2010	316,604
2011	316,604
2012	152,761
2013	119,995
Thereafter	1,341,692

Note 6 - Related Party Transactions

On February 23, 2006, in connection with a private placement offering, we issued common stock and warrants to our majority shareholder, K1W1, in exchange for the forgiveness of debt totaling $774,330. In this transaction we issued 772,286 shares of common stock, three-year A-warrants to purchase 386,143 shares of common stock at an exercise price of $2.75 per share and one-year B-warrants to purchase 386,143 shares of common stock at an exercise price of $2.00 per share. Pursuant to the reverse merger on March 31, 2006, the above noted shares and warrants have ultimately converted at a 2.29021 conversion ratio to post-merger quantities and exercise prices of 1,768,697 shares of common stock, 884,348 A-warrants with an exercise price of $1.20 per share and 884,348 B-warrants with an exercise price of $0.87 per share in May 2006.

On May 9, 2006, pursuant to the exercise of an option (the “Option”) under the terms of the Option Agreement dated March 16, 2006 by and among Diamond One, Inc. and Robert Chramosta and Troy Fullmer, the former officers and directors of the Company, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC (a Colorado limited liability company) to Messrs. Chramosta and Fullmer in consideration of their transfer to the Company of 1,000,000 shares of our common stock held by them. The Company subsequently cancelled these shares.

On April 5, 2007, the Board of Directors agreed to grant David Hancock, as a director and Chairman of the Board of Directors of the Company, an option to acquire 100,000 shares of the Company's common stock under the Plan, to be effective upon the date on which the Company’s stockholders approved of an increase in the number of shares of common stock available under the Plan. However, Mr. Hancock resigned from the Board on June 26, 2007 prior to the date on which such stockholder approval was obtained and thus the grant was not issued. Also, the Company had a consulting services agreement with D H Strategies, Inc. owned by David Hancock. When Mr. Hancock resigned from the Board of Directors and as Chairman on June 26, 2007 the contract was terminated. For the years 2008 and 2007, the Company paid $38,276 and $105,325 respectively related to the contract.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

On April 5, 2007, the Company agreed with Mr. Floisand and Mr. Marcus, each a member of the Board of Directors, to terminate the offer letters we entered into with them in September 2006.  The Board of Directors also approved the grant to each  of them an additional option to acquire 100,000 shares of the Company's common stock as contemplated by each such director's original offer letter and, except as otherwise described herein, on the terms and conditions described in such offer letter and related Board of Directors actions. The grant date for these options was August 3, 2007, the date on which the Company’s stockholders approved an increase in the number of shares of common stock available under the Plan.

On June 26, 2007, Mr. Marcus was appointed as our Chief Executive Officer on an interim basis after the resignation of Mr. Angelopoulos as our Chief Executive Officer. In his capacity as a consultant, Mr. Marcus received an hourly fee of $150 per hour, limited to $1,500 per day. Mr. Marcus was subsequently appointed full-time Chief Executive Officer of the Company pursuant to the terms of an executive employment agreement in September, 2007, as described below.

On July 20, 2007, the Company entered into an agreement with Mr. Angelopoulos relating to his separation from the Company. The terms of the Separation Agreement superseded any relevant terms of Mr. Angelopoulos’ employment agreement and call for Mr. Angelopoulos to provide consulting services to the Company for a period of three months following his resignation. During such three month period, Mr. Angelopoulos will earn a monthly consulting fee equivalent to his monthly salary at the time of his departure (“Base Salary Rate”); thereafter he will continue to receive, as severance payment, semi-monthly payments in a monthly amount equal to his Base Salary Rate for a period of twelve months. Under the Separation Agreement, the Company will pay for two years of Mr. Angelopoulos’ COBRA health insurance premiums. Remaining unpaid severance costs of approximately $264,200 are included in accrued expenses at October 31, 2007. In addition, Mr. Angelopoulos’ stock option agreement was amended to provide that it may be exercised in two tranches in 2007 and 2008, respectively, and to accelerate the selling schedule applicable to shares of the Company’s common stock acquired upon any such exercise, so that the following shares may be sold in the following years: 600,000 shares in calendar year 2007, 870,000 shares in calendar year 2008, and 1,430,000 shares in calendar year 2009.

On August 2, 2007, the Company and K One W One Limited (“K1W1”), entered into a waiver agreement, whereby K1W1 agreed to waive its existing registration rights previously granted to K1W1 by the Company under various agreements (the “Waiver Agreement”). K1W1 is the Company’s largest stockholder and as of October 31, 2007, was the beneficial owner of approximately 53% of the Company’s outstanding stock.  As a result of the Waiver Agreement, in Amendment No. 2 to the Company’s Registration Statement on Form SB-2/A filed on August 28, 2007 (the “Second Amended Registration Statement”), 18,774,352 shares of outstanding Common Stock held by K1W1 and 1,768,698 shares of Common Stock issuable upon exercise of outstanding warrants held by K1W1 are no longer included for registration under the Second Amended Registration Statement or any subsequent amendment thereto.

On August 3, 2007, Mr. Floisand and Mr. Marcus, each a member of the Board of Directors, were each granted an option to purchase 100,000 shares of the Company’s common stock pursuant to the Plan, at an exercise price of $1.50 (an amount equal to the closing price of such common stock on such date as reported by the OTC Bulletin Board). Subsequently, on January 16, 2008, Mr. Floisand resigned as a member of the Board of Directors. Mr. Floisand’s granted option to purchase 100,000 shares of the Company’s common stock was unvested at the time of his resignation and was therefore cancelled.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

On September 14, 2007, the Company entered into an executive employment agreement with Mr. Marcus relating to his change of status from interim to full-time Chief Executive Officer of the Company and providing for the elements of his future compensation. Mr. Marcus will earn an annual salary of $276,000 (the "Base Salary"), and he may earn two performance bonuses of up to $50,000 each after ninety and one hundred and eighty days, respectively, upon the achievement of certain goals to be established by the Board of Director's Compensation Committee (the "Performance Goals"). In addition, on October 4, 2007, the board granted Mr. Marcus an option (the "October Option"), to purchase 150,000 shares of Company common stock pursuant to the Plan. The October Option had an exercise price of $0.95 which was equal to the closing price of the Company’s common stock on October 4, 2007 as reported by the OTC Bulletin Board and vests on a monthly basis over the three (3) month period following September 11, 2007. In addition, the Board also granted Mr. Marcus a second option (the "December Option"), to purchase 150,000 shares of Company common stock pursuant to the Plan. The December Option had an exercise price of $0.96 which was equal to the closing price of the Company’s common stock on December 3, 2007 as reported by the OTC Bulletin Board and vests on a monthly basis over the three (3) month period following September 11, 2007. On January 24, 2008, the Board and Mr. Marcus mutually agreed that Mr. Marcus would step down in his capacity as the Chief Executive Officer of the Company. Mr. Marcus’ role as Chief Executive Officer terminated on January 24, 2008 (the “Effective Date”) however he will continue to serve on the Board, in his capacity as Chairman. During the thirty (30) day period following the Effective Date, Mr. Marcus remained as an employee of the Company, serving at the direction of the Board and the President of the Company. Thereafter, in accordance with his employment agreement dated September 14, 2007 (the “Employment Agreement”); Mr. Marcus will receive four and one-half months of payments, payable in accordance with the Company’s standard payroll procedures services, together with COBRA reimbursement for a maximum of four and one-half months. To the extent that the Mr. Marcus’ options to purchase Common Stock were unvested as of the Effective Date, such shares became fully vested immediately prior to such date.

On October 30, 2007, Mr. John R. Stringer was appointed by the Board of Directors of the Company to fill a vacancy on the Board. Mr. Stringer was also appointed to the Compensation Committee of the Board of Directors. Mr. Stringer will receive cash compensation for his services as a member of the Board pursuant to the Company's Director Compensation Policy previously adopted by the Board. In addition, the Board granted Mr. Stringer an option (the "Initial Option") to purchase an aggregate of 100,000 shares of the Company's common stock pursuant to the Plan. The Initial Option had an exercise price of $0.85, which was equal to the closing price of the Company's common stock on October 30, 2007, the grant date of the option, as reported by the OTC Bulletin Board. Vested shares subject to the Initial Option may be exercised within seven years from the effective date of the director's appointment and are subject to the terms and conditions of the Plan and associated stock option agreement. The shares subject to the Initial Option vest over three years, with one-sixth of the shares subject to the Initial Option vesting six months from the date of appointment, and one-twelfth of the shares subject to the Initial Option vesting each quarter thereafter. Mr. Stringer will also be granted an option to purchase an additional 100,000 shares of the Company's common stock on the date which is six months from the date of appointment, which option will have the same vesting schedule and terms and conditions as the Initial Option and shall have an exercise price equal to the closing price of the Company's common stock on the date of grant as reported by the OTC Bulletin Board.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

On January 19, 2008, Mr. John Blair was appointed by the Board of Directors of the Company to fill a vacancy on the Board. Mr. Blair was also appointed to serve on the Board’s Compensation Committee. Mr. Blair will receive cash compensation for his services as a member of the Board pursuant to the Company’s Director Compensation Policy approved by the Board on April 5, 2007.  In addition, the Board (1) granted Mr. Blair an option (the “initial Option”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended ("Plan"), with an exercise price of $0.27, which was equal to the closing price of the Company’s common stock on January 24, 2008 as reported by the OTC Bulletin Board, and (2) approved an option grant to purchase an additional 100,000 shares of the Company’s common stock on the date which is six months from the effective date of Mr. Blair’s appointment. Vested shares subject to the options will be subject to the terms and conditions of the Plan and any associated stock option agreement. The shares subject to the Initial option will vest over three years, with one-sixth of the shares subject to the initial option vesting six months from the effective date of appointment, and one-twelfth of the shares subject to the initial option vesting each quarter thereafter. The second option will have the same vesting schedule and terms and conditions as the Initial Option and shall have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by the OTC Bulletin Board.

On January 30, 2008, the Company was advanced $100,000 by a major shareholder K One W One (“K1W1”) in anticipation of the convertible note purchase agreements (“notes”) signed subsequent to year end on February 4, 2008. See Note 8 – Long-term Debt and Note 16 - Subsequent Events in these audited annual consolidated financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 7 - Note Payables

The Company had the following obligations outstanding:

January 31, 2008

Notes payable excluding imputed interest to date at 10%,
payable in equal annual installments of $175,000 through January
31, 2011 and secured by intellectual property	$435,200
Other	12,979
Less: current portion	(135,870)
Total long term notes payable	$312,309

Future maturities of long term debt excluding imputed interest are as follows:

Years Ended January 31,
2009	$135,870
2010	150,099
2011	162,210

Note 8 – Long-Term Debt

Convertible Notes

The Company was advanced $100,000 by a major shareholder K One W One (“K1W1”) in anticipation of the convertible note purchase agreements (“notes”) signed subsequent to year end on February 4, 2008. See Note 16 - Subsequent Events. The $100,000 advance is to be included as part of the note agreements. The Notes will be convertible at a discount of five percent (5%) into investment instruments issued by the Company pursuant to and upon a qualified financing. If such qualified financing does not occur, upon maturity one year from the date of issuance the Notes may, at K1W1’s option, convert into common stock of the Company at a five percent (5%) discount from a formula-derived market price. The Notes will accrue interest at the annual rate of 8%, commencing October 4, 2008. In addition, pursuant to the Note Purchase Agreement, K1W1 will receive in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the Notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing. The Notes are secured by the assets of the Company.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 9 - Stockholders’ Equity

Stock transactions

In February 2006, in connection with a private placement offering, the Company issued common stock and warrants to its majority shareholder, K1W1, in exchange for the forgiveness of debt totaling $774,330. In this transaction the Company issued 772,286 shares of common stock, 386,143 three-year A-warrants to purchase 386,143 shares of common stock at an exercise price of $2.75 per share and 386,143 one-year B-warrants to purchase 386,143 shares of common stock at an exercise price of $2.00 per share.

In March 2006, in a private placement offering, the Company issued common stock and warrants for cash of totaling $4,264,480 net of issuance costs of $3,021,299. Also included in the transaction is the issuance of 350,000 shares of subscribed capital received in January 2006. In this offering the Company issued 5,795,000 shares of common stock, three-year A-warrants to purchase 2,897,500 shares of common stock at an exercise price of $2.75 per share and one-year B-warrants to purchase 2,897,500 shares of common stock at a exercise price of $2.00 per share. In connection to the private placement and included in the issuance costs the Company also issued three-year C-warrants (adjusted to reflect the March 31, 2006 merger transaction) to purchase 1,082,811 shares of common stock at an exercise price of $0.44 per share as stock-based compensation in the amount of $1,840,779 for services related to the private placement.

In March 2006 the Company issued 31,800 shares of common stock pursuant to the exercise of common stock options for a former employee at an exercise price of $0.65 per share for cash totaling $20,670.

In March 2006, the effective date of the merger, the Company converted 23,311,855 shares of the Company’s common stock that were outstanding immediately prior to the merger to an aggregate of 233,118.55 shares of Series A Preferred Stock at a one-for-hundred  ratio.

In March 2006 the Company issued 6,255,400 shares of common stock in exchange for the 6,255,400 shares of the common stock of Diamond One, Inc. surrendered at the time of the merger.

In May 2006 the Company converted all 233,118.55 shares of the Series A Preferred Stock issued in the acquisition of Diamond One into an aggregate of 53,389,045 shares of common stock at a 229.01-for-one ratio. The conversion was effected pursuant to the terms of the Certificate of Designation for the registrant’s Series A Preferred Stock, which provided that all outstanding preferred shares of that series would automatically convert upon an increase in the number of shares of common stock authorized for issuance under the registrant’s articles of incorporation. Pursuant to the merger, warrants were automatically converted and their respective post merger exercise prices became $1.20 for A-warrants and $0.87 for B-warrants.

In May 2006 pursuant to the exercise of an Option Agreement held by the Company, dated March 16, 2006, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC to Messrs. Charmosta and Fullmer, the former officers of Diamond One, Inc., in exchange for 1,000,000 shares of our common stock held by them. The transaction was accounted for at the net book value of the assets transferred with no gain or loss recognized. The Company subsequently cancelled these shares.

In July 2006 the Company accepted an in-process stock subscription relating to the March 2006 private placement and issued common stock and warrants for cash totaling $50,000. In this offering, the Company issued 114,510 shares of common stock, three-year A-warrants to purchase 57,255 shares of common stock at an exercise price of $1.20 per share and one-year B-warrants to purchase 57,255 shares of common stock at an exercise price of $0.87 per share.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

In July 2006 in a private placement transaction with existing investors who were holders of B-warrants, the Company exercised B-warrants and issued common stock and warrants for cash totaling $5,860,717, net of issuance costs. In this transaction, the B-warrant holders exercised their B-warrant for $0.87 in exchange for a share of common stock and one three-year D-warrant. The Company issued 6,716,044 shares of common stock and three-year D-warrants to purchase 6,716,044 shares of common stock at an exercise price of $1.20 per share.

In September 2006 the Company issued D-warrants to purchase 344,000 shares of common stock at an exercise price of $1.20 per share for professional services valued at $675,960.

In January 2007, the Company issued 166,041 shares of common stock pursuant to the exercise of B-warrants for cash totaling $90,338, net of issuance costs of $54,118 at an exercise price of $0.87 per share.

During 2007 the Company issued 516,342 shares of common stock pursuant to the exercise of stock options for cash totaling $145,368 at an exercise price of $0.28 per share.

In March 2007, the Company issued 205,202 shares of common stock pursuant to the exercise of B-warrants for cash totaling $178,903, at an exercise price of $0.87 per share.

During 2008 the Company issued 2,121,395 shares of common stock pursuant to the exercise of stock options for cash totaling $593,990 at an exercise price of $0.28 per share.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Stock warrants

The following table summarizes common stock warrant issuance and exercise activity.

	January 31, 2008		January 31, 2007
	Warrants	Weighted Ave. Exercise Price	Warrants	Weighted Ave. Exercise Price
Outstanding at beginning of year	19,404,660	$1.12	1,371,158	$2.38
Issued (including post merger conversion)	-	-	25,066,923	$1.06
Exercise	(205,202)	$0.87	(6,882,085)	$0.87
Expired	(1,908,990)	$0.87	(151,336)	$0.87
Outstanding at end of year	17,290,468	$1.15	19,404,660	$1.12
Exercisable at end of year	17,290,468	$1.15	19,404,660	$1.12

Included in the total outstanding warrants at year end January 31, 2008 are A-warrants to purchase 9,147,613 shares of common stock at $1.20 per share, C-warrants to purchase 1,082,811 shares of common stock at $0.44 per share, and D-warrants to purchase 7,060,044 shares of common stock at $1.20 per share.

The company values warrants issued as compensation at the fair value determined on the date of grant using the same Black-Scholes valuation model and assumptions as used for employee stock-based compensation except for expected terms which are determined by the respective warrant agreement. See Stock option plan note for related discussion and assumptions. The company recognized $2,516,739 in expense related to warrants issued for services in the year ended 2007 of which $1,840,779 was classified as capital raising costs and $675,960 is included in general and administrative expenses. The Company did not issue warrants in exchange for services during year ended 2008.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Stock option plan

At January 31, 2008, the Company had reserved a total of 22,241,260 shares of common stock for issuance under its 2006 Stock Incentive Plan (the Plan). The Plan is an amendment of the Second Amended and Restated Executive Share Option Plan No. 3 (Second Plan).  The Second Plan was as an amendment of the First Amended and Restated Executive Share Option Plan No. 3 (First Plan), which was assigned by DVIL in connection with the 2005 restructuring. The First Plan, in turn, was a successor plan to the Executive Share Option Plan Number 3 of DVIL. The predecessor options were denominated in New Zealand dollars; options granted following the assignment are exercisable in US dollars.  Options granted in each successor plan were designed to replace, without modification of terms, options of the predecessor plan. Awards under the successor plans which did result in either a modification or a new award of executive options were assigned a grant date fair value which is charged to expense over the expected service period of the recipient.

Option awards have generally been granted with an exercise price equal to the market price of the Company’s stock at the date of grant; the option awards generally vest over three years with 1/6 vesting at 6 months and 1/12 at quarterly intervals thereafter. The options expire in seven years from the date of grant. Certain option awards included anti-dilution provisions resulting in the original option grants becoming exercisable for an additional 1,185,022 of shares of common stock (post merger adjusted additional shares were 2,713,945) to existing employees as a result of the increase in shares from the private placement offering. On December 19, 2006, the stock option agreements for certain executive officers and directors were amended pursuant to which the optionees are required to exercise shares, if at all, in pre-determined annual allotments and to sell any such exercised shares on a pre-determined scheduled. Any portion of the options that are not exercised pursuant to the exercise schedule set forth in the amendment will expire. These modifications made the awards less favorable resulting in no additional stock-based compensation expense.

The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities were based on historical volatility of similar companies considering characteristics such as industry, stage of life cycle, size, financial leverage, and other factors. Expected forfeiture rates were determined by considering the Company’s historical data to estimate option exercise and employee termination. The expected dividend yield is based on our history of having never paid dividends and our expectation that we will not pay dividends in the near future. The expected term of our employee option grants in year ended January 31, 2008 is the simplified approach as defined by SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). This approach resulted in expected terms of 3.5 to 5.0 years for stock options and 1.5 years for stock warrants. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant

Significant Assumptions	2008	2007
Expected volatility	70%	70%
Expected forfeiture rate	30%	6%
Expected dividend yield	0%	0%
Expected term (in years)	3.5 to 5.0	5.0
Risk-free rate	2.94% - 5.03%	4.78%

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

A summary of option activity under the Plan as of January 31, 2008 and 2007 presented below:

	January 31, 2008		January 31, 2007
Option Shares	Shares	Weighted Ave. Exercise Price	Shares	Weighted Ave. Exercise Price
Outstanding at beginning of year	12,815,411	$0.68	4,181,296	$0.65
Granted (including post merger conversion)	4,177,501	$1.21	11,340,923	$0.73
Exercised	(2,121,395)	$0.28	(589,170)	$0.28
Forfeited and cancelled	(2,869,088)	$1.48	(2,117,638)	$0.28
Outstanding at end of year	12,002,429	$0.74	12,815,411	$0.68
Exercisable at end of year	8,684,732	$0.53	11,048,689	$0.42

The following table summarizes significant ranges of outstanding and exercisable options as of January 31, 2008:

	Outstanding				Exercisable
Exercise Price Range	Shares	Weighted Average Life*	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.27 to $0.44	7,665,364	4.77	$0.28	$227,467	7,565,364	$0.28	$223,467
$0.85 to $2.07	3,352,984	6.53	$1.19	-	668,784	$1.28	-
$2.20 to $2.95	561,733	5.85	$2.28	-	200,033	$2.31	-
$3.03 to $3.51	422,348	5.66	$3.37	-	250,551	$3.37	-
Total	12,002,429	5.34	$0.74	$227,467	8,684,732	$0.50	$223,467
*Average contractual remaining life in years

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value based on stock options with an exercise price less than the Company’s closing stock price of $0.31 as of January 31, 2008, which would have been received by the option holders had those option holders exercised their options as of that date. The total of in-the-money stock options exercisable as of January 31, 2008 was 7,448,898. At January 31, 2008, 8,684,732 options were exercisable with a weighted-average exercise price of these options was $0.50. Options available for grant were 7,528,266 at January 31, 2008.

The stock-based compensation cost for options issued in the years 2008 and 2007 was $936,412 and $3,214,990, respectively. The total income tax benefit recognized in the income statement for stock-based compensation arrangements was zero, due to the Company's net operating loss carry-forwards and the associated valuation allowance which results in an effective tax rate of zero. None of the stock-based compensation cost recognized for option issuances has been capitalized. Total unrecorded stock-based compensation cost at January 31, 2008 associated with employee and director stock options was approximately $1.8 million and is expected to be recognized over a weighted-average period of 2.5 years.

Note 10 – Major Customer

One customer accounted for 100% of the Company’s licensing revenues in year ended 2008. The same customer accounted for the entire ending balance of deferred revenue at January 31, 2008.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 11 - Income Taxes

The Company did not record a federal, state or foreign tax provision for the year ended January 31, 2008 due to the Company’s continued net operating losses.  No deferred tax benefit has been recorded at January 31, 2008 or January 31, 2007 due to a full valuation allowance against the deferred tax assets. Realization of our deferred tax assets depends on our generating sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences and from net operating loss and credit carryforwards. Due to the uncertainty of the timing and the amount of such realization in the other tax jurisdictions, management concluded that a full valuation allowance was required for the net deferred tax assets generated in the other tax jurisdictions as of January 31, 2008.

Significant components of the Company's net deferred tax assets at January 31, 2008 and 2007 were as follows:

	January 31, 2008	January 31, 2007
Deferred tax assets:
Net operating loss carry forwards	$6,975,496	$2,653,103
Fixed assets	-	65,850
Intellectual property	946,690	1,331,570
Inter-company profits	50,036	-
Other assets	(23,904)	6,153
Deferred revenue	1,108,729	1,407,454
Other liabilities	40,382	34,022
Compensation	1,244,837	961,318

Total deferred tax assets	10,342,266	6,459,470
Valuation allowance	(10,342,266)	(6,459,470)
Net deferred tax assets	$-	$-

As of January 31, 2008, the Company has federal, state and foreign net operating loss carryforwards of approximately $14.0 million, $14.0 million and $4.2 million, respectively. The federal net operating loss carryforwards will expire completely by 2028 if not utilized. The state net operating loss carryforwards will expire completely by 2018 if not utilized. The foreign net operating loss carryforwards have an indefinite carryforward period unless significant ownership changes occur.

Due to the uncertainty surrounding the realization of these favorable tax attributes, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. Utilization of the federal and state net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

The Company’s effective tax rate differs from the U.S. federal statutory rate of 34% as follows:

	January 31, 2008	January 31, 2007
Federal tax provision at statutory rate	$(3,183,541)	$(3,466,786)
State tax provision, net of federal impact	(698,165)	(399,883)
Permanent difference due to non-deductible expenses	20,914	16,334
Other	(22,005)	(246,685)
Valuation allowance	3,882,797	3,603,650
Effective tax	0	0

Effective commencing February 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). This interpretation clarifies the criteria for recognizing income tax benefits under FASB Statement No. 109, "Accounting for Income Taxes", and requires additional disclosures about uncertain tax positions. Under FIN 48, the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more-likely-than-not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. The Company recognized no liability for unrecognized income tax benefits

A reconciliation of beginning and ending amounts of total unrecognized income tax benefits for the year ended January 31, 2008 is as follows:

Balance at February 1, 2007	$495,000
Addition for tax positions related to current year	0
Balance at January 31, 2008	$495,000

The unrecognized tax benefits of $495,000 would impact the Company's effective tax rate if recognized. The application of FIN 48 would have resulted in a decrease in retained earnings of $495,000, except that the decrease was fully offset by the application of a valuation allowance. In accordance with FIN 48, the Company recognizes interest and penalties related to uncertain tax positions as a component of tax expense.  As of January 31, 2008, we have no accrued interest or penalties related to uncertain tax positions.

All tax years remain open to examination by one or more of the major taxing jurisdictions to which we are subject.

Note 12 - Other Income and Expense

During year ended 2007, the Company sold components containing its internally developed hardware and software technology applications resulting in other income of $86,543. Costs of $112,413 for assembling and applying the technology to the components has been included in research and development expense. During year ended 2008 the Company had no component sales.

Note 13 - Discontinued Operations

Divestiture of Former Business

Prior to the merger, Diamond One, Inc. had assigned all of its assets and liabilities, specifically including the coin and exchange business owned and operated by Diamond One, Inc., to Numismatic Capital Group. As part of the merger agreement n May 9, 2006, the former officers of Diamond One, Inc. exercised an option to acquire Numismatic Capital Group at the net book value. The Company recorded income from operations of the discontinued coin and exchange operation of $15,279 for the year ended January 31, 2007.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 14 - Leases

The Company leases office and warehouse space in Redwood City, California and Auckland, New Zealand. The Company’s current Redwood City lease at 255 Shoreline Drive, Suite 610, expires May 31, 2008 and requires monthly lease payments of $5,132. On November 7, 2007 the Company entered into a new office lease agreement at 3 Twin Dolphin Drive, Suite 350, Redwood City, California. The new office lease commences on February 1, 2008 for a 4 year term, with an initial two months free rent and the remaining monthly lease payments starting at $12,952 with annual increases of three percent.

The Auckland lease expires on October 31, 2008 with an option to renew and extend until October 31, 2014. The current monthly lease payments are approximately $4,940 and are guaranteed by the majority shareholder of the company.

The following table represents the Company’s future minimum obligations related to the above operating leases:

Year ended January, 31	Amount
2009	$194,500
2010	160,100
2011	164,900
2012	169,900

Total lease expense paid for the year ended January 31, 2008 and 2007 was $139,973 and $79,609, respectively.

Note 15 - Loss per Share

The Company's loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

	January 31, 2008	January 31, 2007
Loss per share - basic and diluted
Net loss (numerator)	$(9,396,356)	$(10,229,561)
Shares outstanding (denominator)	67,231,738	59,346,392
Loss per share - basic and fully diluted	(0.14)	(0.17)

Stock options to purchase 8,843,065 shares of common stock and warrants to purchase 17,290,468 shares of common stock at January 31, 2008, and stock options to purchase 11,048,689 shares of common stock and warrants to purchase 19,404,660 shares of common stock at January 31, 2007 were anti-dilutive and therefore excluded from the fully diluted (loss) per share calculation.

PUREDEPTH, INC. AND SUBSIDIARIES
AND PREDECESSOR ENTITIES
(Formerly Diamond One, Inc.)
Notes to Consolidated Financial Statements
January 31, 2007 and 2008

Note 16 - Subsequent Events

On February 4, 2008, the Company entered into a convertible note purchase agreement (“Note Purchase Agreement”) with K One W One (“K1W1”) providing for the purchase by K1W1 of convertible notes (“Notes”) up to of an aggregate principal amount of $3,000,000. Under the Note Purchase Agreement, upon the closing, on February 4, 2008, K1W1 purchased an initial note of $1,000,000 ($100,000 of which was previously funded to the Company on January 30, 2008) and on March 14, 2008 K1W1 purchased another note of $2,000,000. The Notes will be secured by the assets of the Company pursuant to a security agreement. The Notes will be convertible at a discount of five percent (5%) into investment instruments issued by the Company pursuant to and upon a qualified financing. If such qualified financing does not occur, upon maturity one year from the date of issuance the Notes may, at K1W1’s option, convert into common stock of the Company at a five percent (5%) discount from a formula-derived market price. The Notes will accrue interest at the annual rate of 8%, commencing October 4, 2008. In addition, pursuant to the Note Purchase Agreement, K1W1 will receive in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the Notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing.

On April 4, 2008 the company entered into a sublease agreement as sublessor with Precise Software Solutions (the sublessee) to sublease its entire office space at 3 Twin Dolphin Drive, Suite 350, Redwood City, CA. The sublease commences on May 1, 2008 for a 24 month term at a rate of $13,647 per month.

On April 10, 2008, the Board of Directors approved stock option grants to employees, directors and to its recently appointed President, Mr. Jonathan McCaman, totaling an aggregate of 3,385,000 shares of the Company common stock. The directors as a group were granted options to purchase 1,025,000 shares of Company common stock and the employees as a group were granted options to purchase 1,260,000 shares of Company common stock. The director and employees’ shares vest 1/6 of their underlying shares on October 10, 2008 and 1/12 of the remaining underlying shares on a quarterly basis thereafter over a period of two and a half years. Mr. McCaman, was granted an option to purchase 750,000 shares of Company common stock, vesting on a quarterly basis over a period of two years. All granted options were issued with an exercise price equal to the closing price of the Company’s common stock on April 10, 2008 as reported by the OTC Bulletin Board, $0.27 per share. Each option will also be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement, which each individual will be required to sign as a condition of receiving the option.

On April 29 the Company and Mr. McCaman entered into an amendment to Mr. McCaman’s employment agreement in connection with his appointment as President of the Company. The amendment provides that Mr. McCaman’s base salary shall increase to $210,000, effective as of March 1, 2008 and that he shall be eligible for an executive incentive bonus, in an amount up to $50,000 per quarter, to be based upon key performance indicators (“KPI’s”) to be mutually determined by Mr. McCaman and the Board’s Compensation Committee, for the first two quarters, within 30 days of signing of this Amendment, and thereafter on a schedule determined by the parties. In addition, the amendment provides for the grant of a stock option to purchase 750,000 shares of the Company’s common stock, vesting over two years; subject to the approval of the Board, each quarter Mr. McCaman will be eligible for additional grants of stock options to purchase up to 150,000 shares of the Company’s common stock, to be based upon KPI’s to be mutually determined by Mr. McCaman and the Board’s Compensation Committee, for the first two quarters, within 30 days of signing of this Amendment, and thereafter on a schedule determined by the parties. The exercise price of each of the foregoing options will be equal to the closing price of the Company’s common stock on the Option grant date as reported by the OTC Bulletin Board. Each option will vest quarterly over three (3) years, and will be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement. The amendment further provides that In the event of a “Change of Control,” as defined in the amendment, all of Mr. McCaman’s then-unvested options shall immediately vest.

Unaudited Condensed Consolidated Financial Statements for Six Months Ended July 31, 2008

PUREDEPTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	July 31, 2008	January 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$212,635	$429,726
Restricted cash	79,755	78,499
Accounts receivable, net	54,486	12,000
Inventory	184,312	-
Other current assets	95,093	152,276
Total current assets	626,281	672,501

Property and Equipment, net	306,344	382,300

Other Assets
Intellectual property, net	2,631,891	2,564,260
Other assets	45,949	40,000
Total Assets	$3,610,465	$3,659,061

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$328,838	$379,556
Accrued expenses	363,605	865,641
Accrued interest	68,113	7,253
Notes payable – current portion	131,480	135,870
Deferred revenue – current portion	750,000	750,000
Convertible debt, net of discount	3,294,257	-
Total current liabilities	4,936,293	2,138,320

Long Term Liabilities
Notes payable	303,720	312,309
Long term debt	-	100,000
Deferred revenue	1,658,654	2,033,654
Other long term liabilities	15,000	-
Total Liabilities	6,913,667	4,584,283

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $0.001 par value, 10,000,000 authorized and no outstanding shares	-	-
Common stock, $0.001 par value, 190,000,000 shares authorized, 68,572,235 and 68,483,979 issued and outstanding	68,573	68,484
Additional paid in capital	34,735,777	34,155,297
Accumulated other comprehensive loss	(663,966)	(706,421)
Accumulated deficit	(37,443,586)	(34,442,582)
Total stockholders' deficit	(3,303,202)	(925,222)
Total Liabilities and Stockholders' Deficit	$3,610,465	$3,659,061

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenue
Licensing	$189,500	$187,500	$377,000	$375,000
Services	-	35,000	110,052	35,000
Product sales	51,750	86,219	51,750	130,317
Total revenue	241,250	308,719	538,802	540,317

Cost of licensing	81,475	77,598	161,287	153,969
Cost of services	-	25,520	87,473	25,520
Cost of product sales	60,416	81,219	60,416	119,542
Total cost of revenue	141,891	184,337	309,176	299,031
Gross margin	99,359	124,382	229,626	241,286

Operating Expenses
Depreciation	32,141	20,841	64,353	38,462
Research and development	586,806	653,147	1,052,842	1,169,377
Sales and marketing	49,691	520,853	203,064	896,088
General and administrative	767,002	1,725,368	1,722,254	2,976,205
Total operating expenses	1,435,640	2,920,209	3,042,513	5,080,132

Loss from operations	(1,336,281)	(2,795,827)	(2,812,887)	(4,838,846)

Other Income (Expense)
Interest income	3,472	55,360	10,132	148,170
Interest expense	(74,985)	(14,818)	(134,566)	(27,763)
Foreign exchange loss	(49,141)	(51,744)	(63,683)	(66,773)
Other expense	-	(47)	-	(108)
Total other income (expense)	(120,654)	(11,249)	(188,117)	53,526

Loss before income taxes	(1,456,935)	(2,808,076)	(3,001,004)	(4,785,320)

Income tax provision	-	-	-	-
Net loss	$(1,456,935)	$(2,807,076)	$(3,001,004)	$(4,785,320)

Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.04)	$(0.07)
Weighted average shares outstanding	68,511,799	66,799,672	68,498,042	66,551,205

Comprehensive Loss
Net loss, per statement of operations	$(1,456,935)	$(2,807,076)	$(3,001,004)	$(4,785,320)
Foreign exchange gain	49,290	-	42,455	-
Comprehensive net loss	$(1,407,645)	$(2,807,076)	$(2,958,549)	$(4,785,320)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For Six Months Ended
	July 31, 2008	July 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,001,004)	$(4,785,320)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	225,638	192,431
Loss on disposal of assets	1,318	-
Stock-based compensation expense	376,907	386,673
Marketable securities	-	(44,247)
Amortization of debt discount	73,205	-
Changes in operating assets and liabilities:
Accounts receivable	(42,486)	(13,040)
Restricted cash	(1,256)	(16,234)
Inventory	(184,312)	-
Other current assets	51,234	12,654
Accounts payable	(50,718)	48,783
Deferred revenue	(375,000)	(375,000)
Accrued expenses	(502,036)	354,093
Accrued interest	60,859	27,736
Other liabilities	15,000	-
Net cash used in operating activities	(3,352,651)	(4,211,471)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities	-	(999,631)
Proceeds from the maturity of securities	-	3,000,000
Proceeds from sale of fixed assets	14,948	-
Purchases of fixed assets	(4,660)	(87,069)
Expenditures for intellectual property	(228,916)	(163,648)
Net cash provided by (used in) investing activities	(218,628)	1,749,652

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock (net)	24,712	409,903
Proceeds from convertible debt	3,300,000	-
Principal payments on notes payable	(12,979)	-
Net cash provided by financing activities	3,311,733	409,903
Effect of exchange rate on cash	42,455	-

Net decrease in cash and cash equivalents	(217,091)	(2,051,916)
Cash and cash equivalents at beginning of period	429,726	5,279,878
Cash and cash equivalents at end of period	$212,635	$3,227,962

NON CASH DISCLOSURES:
Advance on convertible debt	$100,000	$-

SUPPLEMENTAL CASH DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for interest	$-	$-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of PureDepth, Inc. (“the Company") are presented in accordance with the requirements for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America.  The accompanying condensed consolidated balance sheet as of January 31, 2008, which has been derived from the audited consolidated financial statements and the accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The interim period financial statements should be read in conjunction with the audited consolidated financial statements for the year ended January 31, 2008 included in the Company's Annual Report on Form 10-KSB filed with the Commission on April 30, 2008.  Those statements contain a summary of significant accounting policies.

In the opinion of management, all adjustments (all of which were of a normal recurring nature) considered necessary to fairly present the financial position, results of operations, and cash flows of the Company on a consistent basis, have been made.

These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Consolidated Financial Statements for the years ended January 31, 2008 and 2007. Operating results for the three and six months ended July 31, 2008 are not necessarily indicative of the results that may be expected for the year ending January 31, 2009.

Certain balances in the prior periods have been reclassified to conform to the presentation adopted in the current period.

Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which as of July 31, 2008 contemplated continuation of the Company as a going concern. The report from the Company’s independent auditors on the financial statements for the year ended January 31, 2008 includes an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern. The Company’s operations have resulted in operating losses to date and are expected to continue to have operating losses in the year ending 2009.

On September 10, 2008, the Company entered into an amendment (the “Amendment”) to the Patent and Technology License and Technology Transfer Agreement (“License Agreement”) with International Game Technology (IGT) dated October 13, 2006. Pursuant to the terms of the Amendment, among other consideration, the Company received an advance, non-refundable payment of licensing fees from IGT in the amount of ten million dollars ($10,000,000). The Company believes that the advance, non-refundable payment of licensing fees allows the Company to effectively address its going concern issues for the remainder of the year ending January 31, 2009 and into the year ending January 31, 2010. See Note 10 - Subsequent Events in these interim condensed consolidated financial statements for further description of the Amendment.

In addition to its receipt of the advance, non-refundable payment of licensing fees, the Company raised $3.4 million during the six months ended July 31, 2008 and an additional $0.5 million subsequent to July 31, 2008 in secured convertible debt from its majority shareholder. The Company may continue to consider raising additional funds from a number of sources, including, but not limited to, additional sales of equity or convertible debt securities, loans from banks, other financial institutions or affiliates, or a credit facility.

The funds from the non-refundable payment of licensing fees under the Amendment and the secured convertible debt will be used to fund the Company’s operations, continue the Company’s efforts to fulfill and promote existing customer agreements with Sanyo Electric Corporation (Sanyo), International Game Technology (IGT) and Samsung Electronics Company, Ltd (Samsung) and expand the Company’s customer base to diversify its sources of licensing revenue. The funds may also be used to minimize the Company’s current or future debt obligations.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 was effective at the beginning of 2008. The adoption of this statement did not have a material impact on the Company’s financial condition, results of operations, or liquidity.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which changes the accounting for business combinations and their effects on the financial statements. SFAS No. 141(R) will be effective at the beginning of 2009. The adoption of this statement is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

In December 2007, the FASB issued SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51. SFAS No. 160 requires entities to report non-controlling interests in subsidiaries as equity in their consolidated financial statements. SFAS No. 160 will be effective at the beginning of 2009. The adoption of this statement is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities including: how and why derivative instruments are utilized; how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of this statement is disclosure related and is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The GAAP hierarchy is directed to the entities rather than the auditors as entities are responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The Board concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of this statement will not result in a change to the current practice and is not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

In April 2008, the FASB issued Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP No. 142-3”). FSP No. 142-3 amends the guidance in FASB Statement No. 142, Goodwill and Other Intangible Assets, for estimating useful lives of recognized intangible assets and requires additional disclosures related to renewing or extending the terms of a recognized intangible asset. In estimating the useful life of a recognized intangible asset, FSP No. 142-3 requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. FSP No. 142-3 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements are to be applied prospectively to all intangible assets. The Company is currently evaluating what effect, if any, the adoption of FSP 142-3 will have on the Company’s financial condition, results of operations, or liquidity.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

Note 2 - Description of Business

PureDepth, Inc., (PDI) along with its two wholly owned subsidiaries, PureDepth Limited (PDL) and PureDepth Incorporated Limited (PDIL) develops, markets, licenses, and supports multi-layer display (MLD) technology. Unlike other display-based technologies, the MLD technology was created and designed based on how humans visualize the world. Depth is a key component of everyday visualization and interaction, yet in the world today most of our information is displayed on technology that can, at best, only provide the visual perception of depth. Unlike standard two-dimensional (2D) display technologies that utilize only a single-layer liquid crystal display (LCD), the MLD technology utilizes two or more LCD panels that are stacked and separated by actual depth.

The Company’s technology has application in industries and markets where flat panel monitors and displays are utilized. The Company’s goal is to have their MLD technology become a standard technology for incorporation into these LCD-based products, which include location-based entertainment devices, computer monitors, flat panel televisions, mobile devices and other mass market display devices.

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include all of the accounts of PureDepth, Inc., a U.S. corporation based in California, and its wholly-owned subsidiaries, based in Auckland, New Zealand.

Note 3 - Inventory

The Company uses a series of subcontractors to manufacture a MLD component part that is sold to a licensing customer. The purchases of raw materials, work in process and finished goods are recorded as inventory until the components are sold to the licensing customers. All inventories are located at subcontractor facilities.  Inventories include materials, subcontractor expenses and overhead and are stated at the lower of cost or market. Cost is determined using the first-in, first out (“FIFO”) method. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excess quantities, and other factors in evaluation net realizable value.

Inventories:	July 31, 2008	January 31, 2008
Raw materials	$47,036	$-
Work-in-progress	101,348	-
Finished goods	35,928	-
Total inventories	$184,312	$-

Note 4 - Intellectual Property

Intellectual property consists of the following:

	July 31, 2008	January 31, 2008
Acquired patent rights	$2,299,509	$2,299,509
Software development costs	70,456	70,456
Patent registration costs	2,628,798	2,399,880
Less: accumulated amortization	(2,366,872)	(2,205,585)
Intellectual property, net	$2,631,891	$2,564,260

Amortization for six months ended July 31, 2008 and 2007 totaled $161,287 and $153,969, respectively and is included in licensing cost of sales. Amortization expense for the next five years is summarized in the following table:

Years ending January 31,
2009	$166,766
2010	328,051
2011	328,051
2012	164,208
2013	131,440
Thereafter	1,513,375
Total	$2,631,891

Note 5 - Notes Payable and Convertible Notes

Notes Payable

The Company had the following obligations outstanding:

	July 31, 2008	January 31, 2008

Notes payable excluding imputed interest to date at 10%,
payable in equal annual installments of $175,000 through
January 31, 2011 and secured by intellectual property	$435,200	$435,200
Other	-	12,979
Less: current portion	(131,480)	(135,870)
Total long term notes payable	$303,720	$312,309

Future maturities of long term debt excluding imputed interest are as follows:

Years ending January 31,
2009	$131,480
2010	144,628
2011	159,092
Total	$435,200

Secured Convertible Debt and Related Instruments

On February 4, 2008 and subsequently amended on July 4, 2008 and August 12, 2008, the Company executed a Convertible Note Purchase Agreement (“Note Purchase Agreement” or “notes”) with K One W One Ltd., a majority shareholder and accredited investor, whereby the Company issued $3.4 million and then subsequent to July 31, 2008 another $0.5 million for an aggregate of $3.9 million in secured convertible promissory notes (the “Convertible Notes”). These notes bear an interest rate of 8% per year, which accrues starting on October 4, 2008, and mature on February 4, 2009. The Company intends to use the proceeds for general corporate purposes, including working capital. This financing was a private placement with an accredited investor and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to a Security Agreement dated February 4, 2008, as amended on July 4, 2008 and August 12, 2008, by and between the Company and the Purchaser (the “Security Agreement”); the Convertible Notes are secured by substantially all of the assets of the Company, including the Company’s intellectual property. The principal and interest due on the Convertible Notes are payable on the maturity date, subject to earlier conversion due to a Qualified Financing event, as defined in the Convertible Notes. At the option of the holder, principal and interest due on the Convertible Notes is payable either in cash or in common stock. The price per share of common stock for any such conversion shall be equal to an amount equal to 95% of the lower of (i) the average of the daily volume-weighted average price of the Company’s stock over a period of 10 days prior to the date of the signing of the Agreement (or, in the case of Convertible Notes issued on or after July 4, 2008, the date of issuance of such Convertible Notes), as quoted on the OTCBB or (ii) the average of the daily volume-weighted average price of the Company’s common stock over a period of ten trading days prior to the maturity date, as quoted on the OTCBB.

The Notes contain customary negative covenants for loans of this type, including limitations on the Company’s ability to incur indebtedness, issue securities, and dispose of assets. As of July 31, 2008, the Company is not in default.

Additionally, the Convertible Notes were issued with embedded and potentially detachable derivatives which included the conversion feature and warrants (contingent upon the conclusion of a Qualified Event).

The Company applied the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and EITF Issue 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, (“EITF 00-19”) in evaluating whether the debt conversion feature for the secured convertible term note issued to the holder is an embedded derivative that should be separated from the debt host and accounted for as a derivative at fair value. The Company determined that the Convertible Notes did not meet the definition of conventional convertible debt in paragraph 4 of EITF 00-19 and EITF 05-02, since the conversion price is variable. The Company evaluated the embedded conversion feature pursuant to paragraphs 12-32 of EITF 00-19, and determined that conversion feature did not require liability classification. Accordingly, the value assigned to the embedded conversion feature of the Debentures followed the guidance of the EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio”, and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” of the FASB’s Emerging Issues Task Force. The debt discount associated with the embedded conversion feature is amortized to interest expense over the life of the Debenture or upon earlier conversion of the Debenture using the effective yield method.

Contingent Features

The Convertible Notes include a provision that results in an automatic conversion in case the Company concludes a Qualified Financing prior to the Maturity Date. Pursuant to the terms of the Notes, a “Qualified Financing” shall mean the Company’s first financing transaction after the Initial Closing in which the Company issues investment instruments of the Company and receives gross proceeds of at least $3,000,000 for application to several corporate purposes from an investor or investors (not including proceeds from the conversion of the Note(s)); and provided that if the proposed investment instruments offered in such financing transaction are other than capital stock or other equity instruments (such as convertible debentures or other debt instruments), the financing transaction shall require the written consent of K1W1 to be considered a Qualified Financing for purposes of this Agreement. For the avoidance of doubt, an investment instrument will not be deemed to be an equity instrument for the purposes of the preceding sentence if such investment instrument is, by its terms, convertible into or exchangeable for any type of debt instrument, whether at the option of the Company or the holder.

The value assigned to the Convertible Notes and the related debt features on issuance as of July 31, 2008 is the following:

Date of Note	Amount of Notes	Debt Features Value at Issuance	Initial Carrying Value
February 4, 2008	$1,000,000	$52,632	$947,368
March 14, 2008	2,000,000	105,263	1,894,737
July 5, 2008	400,000	21,053	378,947
Total	$3,400,000	$178,948	$3,221,052

The amortized debt discount associated with the embedded conversion feature was recorded to interest expense in the amount of $73,205 for the six months ended July 31, 2008.

If the aggregate principal amount owing under the Convertible Notes is converted, the Company will issue 10,890,127 shares of Common Stock, which may be adjusted based upon the conversion purchase price formula pursuant to the terms of the Convertible Note. If the Notes are not converted, the principal and accrued interest will be due on February 4, 2009.

Warrant

Pursuant to the Note Purchase Agreement, the Company granted the note holder a warrant which would become exercisable for shares of its common stock if and only if a Qualified Financing takes place prior to termination of the Warrant. The Warrant will expire on February 4, 2011 or immediately prior to a change in control pursuant to the terms of the Warrant. If the warrants are exercisable due to a Qualified Financing, the Warrants would permit the Purchasers to purchase Common Stock at an exercise price of an amount equal to 95% of the lower of (i) the average of the daily volume-weighted average price of the Company’s stock over a period of 10 days prior to signing of the Note Purchase Agreement, as quoted on the OTCBB or (ii) the average of the daily volume-weighted average price of the Company’s common stock over a period of ten trading days prior to the maturity date, as quoted on the OTCBB.

Because a Qualified Financing has not yet taken place and because the warrants are only exercisable upon a Qualified Financing, the warrant’s exercise price and number of shares are not yet determinable. As such, the warrants have not been measured. If and when a Qualified Financing does occur, the warrants will be measured and recognized at that time.

Note 6 - Stockholders’ Deficit

Stock warrants

The following table summarizes common stock warrant activity for:
	Six months ended July 31, 2008		Twelve months ended January 31, 2008
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at beginning of period	17,290,468	$1.15	19,404,660	$1.12
Issued	-	-	-	-
Exercised	-	-	(205,202)	$0.87
Expired	-	-	(1,908,990)	$0.87
Outstanding at July 31, 2008	17,290,468	$1.15	17,290,468	$1.15
Exercisable at July 31, 2008	17,290,468	$1.15	17,290,468	$1.15

Included in the total outstanding warrants for the six months ended July 31, 2008 and the twelve months ended January 31, 2008 are A-warrants to purchase 9,147,613 shares of common stock at $1.20 per share, C-warrants to purchase 1,082,811 shares of common stock at $0.44 per share, and D-warrants to purchase 7,060,044 shares of common stock at $1.20 per share.

The Company values warrants issued as compensation at the fair value determined on the date of grant using the Black-Scholes valuation model and the same assumptions as used for employee stock-based compensation except for expected terms which are determined by the respective warrant agreement. See Stock option plan note for related discussion and assumptions.

Stock option plan

At July 31, 2008, the Company had reserved a total of 22,241,260 shares of common stock for issuance under its 2006 Stock Incentive Plan (the Plan). The Plan is an amendment of the Second Amended and Restated Executive Share Option Plan No. 3 (Second Plan).  The Second Plan was as an amendment of the First Amended and Restated Executive Share Option Plan No. 3 (First Plan), which was assigned by DVIL in connection with the 2005 restructuring. The First Plan, in turn, was a successor plan to the Executive Share Option Plan Number 3 of DVIL. The predecessor options were denominated in New Zealand dollars; options granted following the assignment are exercisable in U.S. dollars.  Options granted in each successor plan were designed to replace, without modification of terms, options of the predecessor plan. Awards under the successor plans which did result in either a modification or a new award of executive options were assigned a grant date fair value which is charged to expense over the expected service period of the recipient.

Option awards have generally been granted with an exercise price equal to the market price of the Company’s stock at the date of grant; the option awards generally vest over three years with 1/6 vesting at 6 months and 1/12 at quarterly intervals thereafter. The options expire in seven years from the date of grant. Certain option awards included anti-dilution provisions resulting in the original option grants becoming exercisable for an additional 1,185,022 of shares of common stock (post merger adjusted additional shares were 2,713,945) to existing employees as a result of the increase in shares from the private placement offering. On December 19, 2006, the stock option agreements for certain executive officers and directors were amended pursuant to which the optionees are required to exercise shares, if at all, in pre-determined annual allotments and to sell any such exercised shares on a pre-determined scheduled. Any portion of the options that are not exercised pursuant to the exercise schedule set forth in the amendment will expire. These modifications made the awards less favorable resulting in no additional stock-based compensation expense.

The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities were based on historical volatility of similar companies considering characteristics such as industry, stage of life cycle, size, financial leverage, and other factors. Expected forfeiture rates were determined by considering the Company’s historical data to estimate option exercise and employee termination. The expected dividend yield is based on our history of having never paid dividends and our expectation that we will not pay dividends in the near future. The expected term of our employee option grants in the six months ended July 31, 2008 is the simplified approach as defined by SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). This approach resulted in expected terms of 4.5 to 5.0 years for stock options and 1.5 years for stock warrants. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant.

Significant Assumptions	Six Months Ended July 31, 2008	Twelve Months Ended January 31, 2008
Expected volatility	70%	70%
Expected forfeiture rate	30%	30%
Expected dividend yield	0%	0%
Expected term (in years)	4.5 to 5.0	3.5 to 5.0
Risk-free rate	2.66% to 3.19%	2.94% to 5.03%

The following table summarizes common stock option activity under the plan for:

	Six months ended July 31, 2008		Twelve months ended January 31, 2008
Option Shares	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	12,002,429	$0.74	12,815,411	$0.68
Granted	3,560,000	$0.28	4,177,501	$1.21
Exercised	(88,256)	$0.27	(2,121,395)	$0.28
Forfeited and cancelled	(1,401,434)	$1.67	(2,869,088)	$1.48
Outstanding at July 31, 2008	14,072,739	$0.53	12,002,429	$0.74
Exercisable at July 31, 2008	8,768,719	$0.48	8,684,732	$0.53

The following table summarizes significant ranges of outstanding and exercisable options as of July 31, 2008:

	Outstanding				Exercisable
Exercise Price Range	Shares	Weighted Average Life*	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.27 to $0.44	11,007,338	5.05	$0.28	$0.0	7,557,755	$0.28	$0.0
$0.85 to $2.07	2,263,400	6.16	$1.02	$0.0	742,684	$1.08	$0.0
$2.20 to $2.95	545,067	5.36	$2.26	$0.0	283,934	$2.28	$0.0
$3.03 to $3.51	256,935	5.17	$3.38	$0.0	184,346	$3.37	$0.0
Total	14,072,740	5.24	$0.53	$0.0	8,768,719	$0.48	$0.0
*Average contractual remaining life in years

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value based on stock options with an exercise price less than the Company’s closing stock price of $0.25 as of July 31, 2008, which would have been received by the option holders had those option holders exercised their options as of that date. There were no in-the-money stock options exercisable as of July 31, 2008. At July 31, 2008, 8,768,719 options were exercisable with a weighted-average exercise price of these options was $0.48. Of the 22,241,260 shares of common stock reserved for issuance under its 2006 Stock Incentive Plan, 14,072,739 options were outstanding, 2,798,821 options have been exercised and 5,369,700 options are available for grant at July 31, 2008.

The stock-based compensation cost for options issued in the six months ended July 31, 2008 and 2007 was $376,907 and $386,673, respectively. The total income tax benefit recognized in the income statement for stock-based compensation arrangements was zero, due to the Company's net operating loss carry-forwards and the associated valuation allowance which results in an effective tax rate of zero. None of the stock-based compensation cost recognized for option issuances has been capitalized. Total unrecorded stock-based compensation cost at July 31, 2008 associated with employee and director stock options was approximately $1.7 million and is expected to be recognized over a weighted-average period of 2.4 years.

Note 7 – Major Customer

One customer accounted for 99% of the Company’s licensing revenues in the six months ended July 31, 2008 and 100% in the six months ended July, 31 2007. The same customer accounted for the entire ending balance of deferred revenue at July 31, 2008 and January 31, 2008.

Note 8 – Net Loss per Share

Basic net loss per share is calculated on the basis of the weighted-average number of common shares outstanding during the reporting periods. Diluted net loss per share is calculated on the basis of the weighted-average number of common shares outstanding and taking into account the dilutive effect of all potential common stock equivalents outstanding. Potentially dilutive common stock equivalents primarily consist of convertible debt, warrants and employee stock options. Diluted net loss per share for the three and six months ended July 31, 2008 and 2007 is equal to basic net loss per share because the effect of all potential common stock outstanding during the periods, including convertible debt, warrants and employee stock options is anti-dilutive. The components of basic and diluted net loss per share were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Numerator:
Net loss per share, basic and diluted	$(1,456,935)	$(2,807,076)	$(3,001,004)	$(4,785,320)

Denominator:
Weighted average shares outstanding, basic and diluted	68,511,799	66,799,672	68,498,042	66,551,205

Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.04)	$(0.07)

The Company excluded the following shares from the denominator of the diluted net loss per share calculation as the effect of including them would have been anti-dilutive:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Convertible notes	10,890,127	-	10,890,127	-
Warrants	17,290,468	17,290,468	17,290,468	17,290,468
Employee stock options	14,072,739	12,172,090	14,072,739	12,172,090

Note 9 - Related Party Transactions

On February 4, 2008 and subsequently amended on July 4, 2008 and August 12, 2008, the Company entered into a convertible note purchase agreement (“Note Purchase Agreement”) with K One W One (“K1W1”) providing for the purchase by K1W1 of convertible notes (“Notes”) up to of an aggregate principal amount of $3,900,000 or such greater amount as is approved in writing by the Company’s board of directors and K1W1. Under the Note Purchase Agreement, upon the closing, on February 4, 2008, K1W1 purchased an initial Note of $1,000,000 ($100,000 of which was previously funded to the Company on January 30, 2008), on March 14, 2008 K1W1 purchased another Note of $2,000,000, on July 4, 2008 K1W1 purchased another Note of $400,000 and on August 12, 2008 K1W1 purchased another Note of $500,000. The Notes are secured by the assets of the Company pursuant to a security agreement. The Notes are convertible at a discount of five percent (5%) into investment instruments issued by the Company pursuant to and upon a qualified financing. If such qualified financing does not occur, upon maturity of the Notes on February 4, 2011 the Notes may, at K1W1’s option, convert into common stock of the Company at a five percent (5%) discount from a formula-derived market price. The Notes accrue interest at the annual rate of 8%, commencing October 4, 2008. In addition, pursuant to the Note Purchase Agreement, K1W1 received in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the Notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing.

On April 10, 2008, the Board of Directors approved stock option grants to employees, directors and to its recently appointed President, Mr. Jonathan McCaman, totaling an aggregate of 3,385,000 shares of the Company’s common stock. The directors as a group were granted options to purchase 1,025,000 shares of Company common stock and the employees as a group were granted options to purchase 1,610,000 shares of Company common stock. The director and employees’ shares vest 1/6 of their underlying shares on October 10, 2008 and 1/12 of the remaining underlying shares on a quarterly basis thereafter over a period of two and a half years. Mr. McCaman, was granted an option to purchase 750,000 shares of Company common stock, vesting on a quarterly basis over a period of two years. All granted options were issued with an exercise price equal to the closing price of the Company’s common stock on April 10, 2008 as reported by the OTC Bulletin Board, $0.27 per share. Each option will also be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement, which each individual will be required to sign as a condition of receiving the option.

On April 29, 2008 the Company and Mr. McCaman entered into an amendment to Mr. McCaman’s employment agreement in connection with his appointment as President of the Company. The amendment provided that Mr. McCaman’s base salary was increased to $210,000 effective as of March 1, 2008 and that he was eligible for an executive incentive bonus, in an amount up to $50,000 per quarter, to be based upon key performance indicators (“KPI’s”) to be mutually determined by Mr. McCaman and the Board’s Compensation Committee, for the first two quarters, within 30 days of signing of this Amendment, and thereafter on a schedule determined by the parties. On July 7, 2008 the Company paid Mr. McCaman a $25,000 executive incentive bonus determined and approved by the Board’s Compensation Committee for the three months ended April 30, 2008. In addition, the amendment provided for the grant of a stock option to purchase 750,000 shares of the Company’s common stock, vesting over two years. The Board of Directors previously approved Mr. McCaman’s 750,000 stock option grant as part of the stock options granted on April 10, 2008. Pursuant to the amendment and subject to the approval of the Board, each quarter Mr. McCaman was to be eligible for additional grants of stock options to purchase up to 150,000 shares of the Company’s common stock, to be based upon KPI’s to be mutually determined by Mr. McCaman and the Board’s Compensation Committee, for the first two quarters, within 30 days of signing of this Amendment, and thereafter on a schedule determined by the parties. On July 7, 2008 the Board of Directors approved a 75,000 stock option grant to Mr. McCaman for the three months ended April 30, 2008. The exercise price of each of the options granted pursuant to the foregoing was equal to the closing price of the Company’s common stock on the option grant date as reported by the OTC Bulletin Board. These options will vest quarterly over three (3) years, and will be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement. The amendment further provided that in the event of a “Change of Control,” as defined in the amendment, all of Mr. McCaman’s then-unvested options shall immediately vest. Mr. McCaman’s employment agreement was further amended on September 12, 2008. See Note 10 – Subsequent Events for further details.

On June 9, 2008, PureDepth, Inc. (the “Company”) entered into a variation to employment agreement and a consultancy agreement with Ms. Kristin Bowman, Senior Vice President, Customer and Business Development of PureDepth Incorporated Limited, the Company’s New Zealand subsidiary (“PDIL”), and a director of the Company, relating to her separation from employment with the Company. The terms of the variation to employment agreement, which amend her Employment Agreement dated March 31, 2005, were generally effective as of April 17, 2008 and provide for a reduction in Ms. Bowman’s work hours to 8 hours per week, with a corresponding reduction in her salary, and the remainder of her previously scheduled weekly work hours taken as vacation pay until her accrued vacation pay is exhausted. The agreement also provided for the resignation of Ms. Bowman’s position with, PDIL effective June 14, 2008. Ms. Bowman did not resign as a director of the Company.  The terms of the consultancy agreement were effective after the effective date of Ms. Bowman’s resignation on June 14, 2008 and call for Ms. Bowman to consult with PureDepth’s executive management team without charge for up to 20 hours per calendar quarter with any additional hours to be charged at a rate of USD$150 per hour until January 31, 2009, after which she will be entitled to $150 per hour for all consultancy to the Company or it subsidiaries. The agreement may be terminated by either party with six months notice. Pursuant to the consultancy agreement, Ms. Bowman’s option agreement was also amended to provide that in the event Ms. Bowman ceases to serve as a director, officer, employee or consultant of the Company, she will have until the earlier of (i) 365 days from the date of such termination or (ii) March 31, 2011 to exercise all or any part of her vested options.

On July 7, 2008, at the 2008 Annual Meeting of Stockholders of the Company, the stockholders re-elected Messrs. John Blair, Mark Kalow and John Stringer and Ms. Kristin Bowman to the Board of Directors of the Company, to hold office until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Note 10 - Subsequent Events

On August 12, 2008, the Company entered into an amendment no. 2 (the “Amendment to Note Purchase Agreement”) to that certain convertible note purchase agreement and security agreement with K One W One (“K1W1”), each dated February 4, 2008 (“the Note Purchase Agreement”), and previously disclosed on Form 8-K filed February 5, 2008 and in each case as amended by that certain Amendment No. 1 to Convertible Note Purchase Agreement and Security Agreement dated July 4, 2008 as previously disclosed on Form 8-K filed July 8, 2008. Pursuant to the Amendment to Note Purchase Agreement, the Company may borrow a cumulative aggregate of US $3,900,000 or such greater amount as is approved in writing by the Company’s board of directors and K1W1. Under the Note Purchase Agreement, as amended on August 12, 2008, K1W1 purchased an additional note for US $500,000. All convertible notes issued under the Note Purchase Agreement, as amended, are secured by the assets of the Company pursuant to the security agreement on substantially the same terms. The Company has issued K1W1 convertible notes under the Note Purchase Agreement, as amended, in the aggregate principal amount of $3,900,000.

On August 27, 2008, the Board of Directors of PureDepth, Inc. appointed Andrew L. Wood (‘Andy”) as Chief Executive Officer (CEO) and Director for PureDepth, Inc. effective September 8, 2008 and entered into an executive employment agreement with Mr. Wood providing for his future compensation and benefits. Mr. Wood will earn an annual base salary of $250,000 per year, he will participate in a performance-based compensation (“Bonus”) plan, he will be granted options to purchase 3,400,000 shares of the Company’s common stock (the “Option”) and he will also be provided customary and usual fringe benefits generally available to employees of the Company, subject to the terms and conditions of the Company’s benefit plan documents and policies. Mr. Wood’s Participation in the Bonus plan is based on criteria of such performance objectives (the “Goals”) to be defined by Mr. Wood and the Compensation Committee of the Board within the first month following Mr. Wood’s commencement of employment. Although there is no minimum guaranteed bonus, Mr. Wood will be eligible to earn an aggregate annual bonus of up to one hundred twenty five thousand dollars ($125,000), payable at Mr. Wood’s election in either cash, a common stock award under the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) or a combination of both, in connection with the achievement of the goals. Mr. Wood’s option will be granted under the Company’s Stock Plan, subject to the approval of the Company’s Board at its next regularly scheduled meeting on September 24 2008.  The option will vest monthly over four (4) years with the measuring period beginning on August 27, 2008 so long as Mr. Wood continues to be employed by the Company or any of its subsidiaries. The exercise price of the option granted will be the closing price of the Company’s common stock on the date of grant as reported by the OTC Bulletin Board. Mr. Wood’s termination benefits are as follows: In connection with a termination by the Company of Mr. Wood’s employment Without Cause (as defined in the Agreement and which may include a voluntary resignation by Mr. Wood in certain circumstances following a Material Adverse Change (as defined in the Agreement)), the Company shall pay Mr. Wood an amount equal to his then effective base salary for a period of six (6) months, payable in equal installments in accordance with the Company’s regular payroll schedule; and if such termination Without Cause takes place on or within twelve (12) months following the effective date of a Change of Control (as defined in the Agreement), Mr. Wood shall also become vested in 50% of the shares subject to any options to purchase Company common stock then held by him. Receipt of the foregoing termination benefits will be contingent upon Mr. Wood’s execution of a general release of claims.

On September 10, 2008, the Company entered into an amendment (the “Amendment”) to their Patent and Technology License and Technology Transfer Agreement (“License Agreement”) with International Game Technology (IGT) dated October 13, 2006. Pursuant to the Amendment, the Company has agreed to an automatic renewal term (“Second Term”) of ten (10) years after the initial five (5) year term of the License Agreement. Among other amendments, IGT have agreed to pay an additional nonrefundable prepaid royalty payment in the amount of ten million dollars ($10,000,000), due upon signing of the Amendment, modification of the royalty schedule for the Second Term and redefining the existing limited worldwide license rights of the Company’s technology and patents to develop, manufacture, market, sell and distribute products for use in wager-based gaming.

Pursuant to bonus arrangements approved by the Board of Directors on September 4, 2008, upon the Company’s execution of the Amendment on September 11, 2008 and its receipt of a prepaid royalty payment in connection therewith, Mr. McCaman was paid a cash bonus of $100,000 and was granted an option to purchase 50,000 shares of the Company’s common stock. The exercise price of the option was equal to the closing price of the Company’s common stock on the option grant date as reported by the OTC Bulletin Board, and the option is fully vested as of the date of grant.

On September 12, 2008, the Company and Mr. McCaman entered into a second amendment to Mr. McCaman’s employment agreement in connection with his resignation as President of the Company effective September 12, 2008. The amendment provided that Mr. McCaman’s base annual salary will remain at $210,000 and that effective beginning September 1, 2008, Mr. McCaman will be eligible for an executive incentive bonus, in an amount up to 12.5% of his then current annual base salary per fiscal quarter, with payment of any such bonus to be based upon the achievement of key performance indicators to be mutually determined by Mr. McCaman and the Board’s Compensation Committee on a schedule determined by the parties. Pursuant to the bonus arrangements in the prior agreement which are being replaced by the amendment, Mr. McCaman will be paid $25,000 in respect of the three months ended July 31, 2008. Also pursuant to the prior agreement and acknowledged in the amendment, Mr. McCaman will be granted, subject to Board approval at its next regularly scheduled September 24, 2008 meeting, an option to purchase 75,000 shares of the Company’s common stock (the “Bonus Option”). The Bonus Option will vest quarterly over three (3) years, subject to the certain acceleration of vesting described below. The Bonus Option will be subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan and form of stock option agreement. Pursuant to the amendment, all unvested options which were initially granted to Mr. McCaman on or prior to October 1, 2008, including the Bonus Option, will immediately vest in the event of a “Change of Control” (as defined in the employment agreement). Any options which are initially granted to Mr. McCaman after October 1, 2008 will vest with respect to 50% of the shares subject to such options in the event that Mr. McCaman is terminated without Cause (as defined in the employment agreement, and which for these purposes may include a voluntary resignation by Mr. McCaman in certain circumstances following a Material Adverse Change (as defined in the Agreement) on or within twelve months following the effective date of a Change of Control. The grant of any such subsequent options will be at the sole discretion of the Board of Directors (or Compensation Committee thereof), and Mr. McCaman waived any rights to equity of the Company (other than options then held by him and the Bonus Option) with respect to the prior terms of his employment agreement.

29,768,296 shares
of common stock
PureDepth, Inc.

PROSPECTUS

October 30, 2008